     As filed with the Securities and Exchange Commission on July 29, 1996.
                                                            Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                              -----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -----------------

                       YOUTH SERVICES INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                 MARYLAND                                                          52-1715690
(State or other jurisdiction of incorporation or organization)              (I.R.S. Employer Identification No.)

                         2 Park Center Court, Suite 200
                         Owings Mills, Maryland  21117
                                 (410) 356-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               WILLIAM P. MOONEY
                            Chief Financial Officer
                       Youth Services International, Inc.
                         2 Park Center Court, Suite 200
                         Owings Mills, Maryland  21117
                                 (410) 356-8600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                            MARK S. DEMILIO, ESQUIRE
                              Miles & Stockbridge,
                           a Professional Corporation
                                10 Light Street
                           Baltimore, Maryland  21202
                                 (410) 727-6464

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / x /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                     Amount         Proposed Maximum    Proposed Maximum
            Title of Each Class of                    to be          Offering Price        Aggregate           Amount of
          Securities to be Registered              Registered         Per Unit(1)        Offering Price     Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------
 7% Convertible Subordinated Debentures Due        $32,200,000            100%            $32,200,000            11,104
 2006
 Common Stock, par value $.01 per share(2)           2,582,197             --                 --                   --
=============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(i) of Regulation C under the Securities Act of 1933.

(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the Exchange Offer Debentures (as defined) and the Restricted Debentures (as defined) offered as part of the 7% Convertible Subordinated Debentures Due 2006 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, such indeterminate number of shares of Common Stock as may be issued from time to time upon the conversion of the Exchange Offer Debentures or the Restricted Debentures by reason of adjustment of the conversion price upon the occurrence of certain contingencies as outlined in the Prospectus.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                       YOUTH SERVICES INTERNATIONAL, INC.

                                    FORM S-3
                             CROSS-REFERENCE SHEET


ITEM NUMBER AND CAPTION                                     HEADING IN PROSPECTUS
1.       Forepart of the Registration Statement and         Registration Statement Cover; Outside Front Cover
         Outside Front Cover Page of Prospectus             Page of Prospectus

2.       Inside Front and Outside Back Cover Pages          Inside Front and Outside Back Cover Pages of
         of Prospectus                                      Prospectus; Available Information

3.       Summary Information, Risk Factors and              Prospectus Summary; Risk Factors;
         Ratio of Earnings to Fixed Charges                 Selected Consolidated Financial Data

4.       Use of Proceeds                                    Use of Proceeds

5.       Determination of Offering Price                    *

6.       Dilution                                           *

7.       Selling Security Holders                           Selling Security Holders

8.       Plan of Distribution                               Registration Statement Cover Page; Selling
                                                            Holders; Plan of Distribution

9.       Description of Securities to be Registered         Outside Front Cover Page of Prospectus;
                                                            Description of Exchange Offer Debentures;
                                                            Description of Capital Stock

10.      Interests of Named Experts and                     Legal Matters; Experts
         Counsel

11.      Material Changes                                   *

12.      Incorporation of Certain Information               Available Information; Incorporation of Certain
         by Reference                                       Documents by Reference

13.      Disclosure of Commission Position on
         Indemnification for Securities Act                 *
         Liabilities


* Omitted from Prospectus because item is inapplicable or answer is in the negative.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JULY 29, 1996



                                 $32,200,000
                          7% Convertible Subordinated
                              Debentures Due 2006

                       2,582,197 Shares of Common Stock


                       YOUTH SERVICES INTERNATIONAL, INC.


         This Prospectus relates to up to $32,200,000 aggregate principal amount of 7% Convertible Subordinated Debentures due 2006 (the "Debentures") of Youth Services International, Inc., a Maryland corporation ("YSI" or the "Company"), issued under the Indenture (the "Indenture"), dated as of July __,1996, by and between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee"), and the 2,582,197 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon conversion of the Exchange Offer Debentures (as defined below) and the Restricted Debentures (as defined below). The Company originally issued and sold $37,950,000 aggregate principal amount of 7% Convertible Subordinated Debentures due 2006 (the "Original Debentures") on January 29, 1996 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). A portion of the Original Debentures (the "Rule 144A Debentures") were offered and sold to persons reasonably believed to be "qualified institutional buyers," as such term is defined under Rule 144A under the Securities Act, a portion of the Original Debentures (the "Accredited Investor Debentures") were offered and sold to persons reasonably believed to be "accredited investors," as such term is defined by Rule 501(a) under the Securities Act and a portion of the Original Debentures (the "Regulation S Debentures") were offered and sold in transactions complying with the provisions of Regulation S under the Securities Act.

         On July 29, 1996, the Company commenced an exchange offer pursuant to which the Company has offered holders of the Rule 144A Debentures and the Accredited Investor Debentures (collectively, the "Restricted Debentures") the opportunity to exchange such Restricted Debentures for an equal principal amount of Debentures issued under the Indenture (the "Exchange Offer Debentures"). The exchange offer will expire on September 3, 1996. As of July 26, 1996, there were outstanding an aggregate principal amount of $32,200,000 of Restricted Debentures and 2,582,197 shares of Common Stock issuable upon conversion of the Restricted Debentures. Accordingly, an aggregate principal amount of up to $32,200,000 of the Exchange Offer Debentures and up to 2,582,197 shares of Common Stock issuable upon conversion of the Exchange Offer Debentures and upon conversion of the Restricted Debentures (the "Conversion Shares") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (the "Selling Holders") pursuant to this Prospectus.

         The Exchange Offer Debentures have substantially the same terms as the Restricted Debentures. The Exchange Offer Debentures will mature on February 1, 2006, pay interest semi-annually in arrears on February 1 and August 1 of each year and are convertible at the option of the holder thereof at any time after the date of this Prospectus and prior to redemption and maturity, into shares of Common Stock at a conversion price of $12.47 per share, subject to adjustment under certain conditions. On July 26, 1996, the reported closing bid price of the Common Stock on the Nasdaq National Market was $17 3/4 per share.

         The Exchange Offer Debentures are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 1999, at the redemption prices set forth therein. See "Description of Exchange Offer Debentures." The Company is not required to make any mandatory redemptions or annual sinking fund payments with regard to the Exchange Offer Debentures.

         The Exchange Offer Debentures are unsecured obligations of the Company and are subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined) of the Company and its subsidiaries, including all existing and future liabilities of the Company and its subsidiaries. As of March 31, 1996, the Senior Indebtedness was approximately $12.1 million. The ability of the Company and its subsidiaries to incur additional indebtedness and liabilities is not limited by the terms of the Exchange Offer Debentures.

         The Exchange Offer Debentures and the Conversion Shares may be sold by the Selling Holders from time to time directly to purchasers. The Selling Holders will receive all of the net proceeds from the sale of the Exchange Offer Debentures and the Conversion Shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Exchange Offer Debentures and the Conversion Shares. The Company is responsible for payment of all other expenses in connection with the performance by the Company of its obligations under the terms and provisions of the Exchange Offer Debentures and the Restricted Debentures.

         The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Exchange Offer Debentures or the Conversion Shares may be deemed to be "underwriters," as such term is defined under Section 2(11) of the Securities Act, and any commission or profit received by them in connection with the resale of the Exchange Offer Debentures or the Conversion Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

   SEE "RISK FACTORS" COMMENCING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE EXCHANGE OFFER DEBENTURES OR THE CONVERSION SHARES.

                               __________________


   THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is August ___, 1996.

                             AVAILABLE INFORMATION


       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http:/www.sec.gov., that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the Nasdaq Stock Market, Reports Section, at 1735 K Street, Washington, D.C.
20006.

       The Company has filed with the Commission a Registration Statement on Form S-3 (hereinafter, together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.
For further information pertaining to the Company and the securities covered by this Prospectus, reference is made to the Registration Statement that is on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, may be examined without charge at the offices of the Commission or may be obtained from the Commission's site on the World Wide Web. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each such incidence, are qualified in all respects by reference to the applicable documents filed with the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


       The Company hereby incorporates by reference in this Prospectus the following documents filed with the Commission:

              (a) the Company's Annual Report on Form 10-KSB/A for the fiscal year ended June 30, 1995 (as filed on January 10, 1996);

              (b) the Company's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1995 (as filed on January 10, 1996);

              (c) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995;

              (d) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

              (e) the Company's Current Reports on Forms 8-K dated July 19, 1995 (as amended by Forms 8-K/A dated September 25, 1995 and October 2, 1995), January 10, 1996, January 24, 1996, and April 10, 1996;

              (f) the description of the Company's Common Stock contained in the section titled "Description of Capital Stock" in the Preliminary Prospectus included as part of the Company's Registration Statement on Form SB-2 (Reg. No. 33-71958) as filed with the Commission on November 19, 1993 and thereafter amended and incorporated by reference in the Company's Registration Statement on Form 8-A filed with the

Commission pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

              (g) the audited financial statements of Prestige Developments, Inc. and the report of Endorf, Lurken, Olson & Co. thereon contained in the Company's Registration Statement on Form SB-2 (Reg. No. 33-71958).

       All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of securities hereunder shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company hereby undertakes to provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Youth Services International, Inc., 2 Park Center Court, Suite 200, Owings Mills, Maryland 21117, Attention: Janice E. Oman, telephone: (410) 356-8600.

                               PROSPECTUS SUMMARY

       YSI is a leading national provider of private educational, developmental and rehabilitative programs focusing on troubled youths who either have been adjudicated as delinquents or suffer from behavioral problems. The Company develops and operates a wide range of programs designed to promote accountability, respect and discipline through highly structured, physically demanding, intensely scheduled and intellectually challenging activities. In conjunction with these programs, the Company also offers troubled youth a broad range of behavioral health and rehabilitative services. The Company operates these programs in a variety of settings including residential juvenile justice academies, residential treatment centers ("RTCs"), boot camps and group homes and, in addition, offers non-residential services including aftercare services, tracking, counseling services, and partial care and day services. As of March 31, 1996, the Company operated 18 residential programs serving approximately 2,100 enrolled students and conducted non-residential programs serving approximately 1,800 youth. The youth served by the Company are drawn from 36 states.

       Initially, the Company was established to capitalize on emerging opportunities in the privatization of juvenile programs by state and local governments. The Company believes that it can deliver its programs at a lower cost compared to similar programs operated directly by government agencies. In response to increased demand from public and private payors for additional youth care services and changes occurring in reimbursement methods, the Company evolved and diversified its service offerings to include expanded educational, vocational and behavioral health services broadening its continuum of care. Since its formation in 1991, YSI has successfully expanded its base of operations through a combination of internal and external growth by expanding program offerings, increasing student capacity at existing facilities, developing new programs in response to privatization opportunities, and by acquiring complimentary programs and businesses. The Company recently experienced significant revenue and earnings growth with revenues increasing from $8.9 million to $53.1 million and net income increasing from a loss of $1.7 million to net income of $2.2 million for the fiscal years ended June 30, 1993 through June 30, 1995, respectively. For the nine months ended March 31, 1996, YSI reported revenues of $61.3 million and net income of $2.5 million, increases of approximately 64% and 90%, respectively over performance in the same period in fiscal year 1995.

       The Company believes that it is well positioned to respond to anticipated increased demand for its services. YSI has estimated that the juvenile justice market for publicly and privately provided residential programs is approximately $3.8 billion annually and that the total troubled youth care market (juvenile justice, behavioral health, special education and child welfare) for residential and community based services is a significantly larger market. Trends reflecting increases in both the number of juvenile offenders and in the severity of the crimes committed suggest that there is a shortage of residential capacity and a lack of comprehensive programs to treat juvenile offenders. Management believes that rising costs and cost containment pressures at all levels of government coupled with the inability of many government agencies to deliver economic and effective programs to an increasing number of juvenile offenders will continue to accelerate the trend toward more privatization of juvenile services. State and local governments, as well as other private payors such as managed care entities and insurance companies, recognize that the underlying issues plaguing troubled youth are the same regardless of whether they have been adjudicated or identified as troubled youth based on non-criminal behavior. Consequently, payors are increasingly seeking providers that can treat a variety of troubled youth through single source contracts on a nationwide basis. YSI believes that it has been adept at modifying its offerings to respond to industry changes and remains committed to being at the forefront of the industry. The Company believes that all of these factors will lead to further consolidation in the sector and fuel the Company's future growth. The Company further believes that these changes will ultimately result in improved care for troubled youth in a more cost effective manner.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

ALL SHARE AND PER SHARE AMOUNTS IN THIS PROSPECTUS HAVE BEEN ADJUSTED TO REFLECT A 3-FOR-2 STOCK SPLIT (EFFECTED THROUGH A STOCK DIVIDEND OF ONE SHARE FOR EVERY TWO SHARES OUTSTANDING OR RESERVED FOR ISSUANCE) EFFECTED MAY 24, 1996.


                                                                           Nine Months Ended
                                                                               March 31,
                                                                           -----------------
                                           Fiscal Year Ended June 30,
                                        -------------------------------
                                          1993       1994        1995       1995       1996
                                          ----       ----        ----       ----       ----
 STATEMENT OF OPERATIONS DATA:
 Revenues  . . . . . . . . . . . . .      $ 8,895     $34,892    $53,087     $37,416      $61,276
 Total program expenses  . . . . . .        8,782      29,573     44,654      31,703       51,067
 Income (loss) from operations . . .       (1,489)      2,302      3,753       2,297        5,414
 Net income (loss)   . . . . . . . .       (1,671)      2,092      2,179       1,319        2,509
 Earnings (loss) per common and
   common equivalent share . . . . .        $(.27)      $ .29      $ .26       $ .16        $ .28
 Weighted average common and common
   equivalent shares outstanding . .    6,271,203   7,093,510  8,264,320   8,373,529    8,951,031


                                                          June 30, 1995         March 31, 1996
                                                          -------------         --------------
 BALANCE SHEET DATA:
 Cash  . . . . . . . . . . . . . . . . . . . . . . . . . .    $   784                $14,970
 Working capital . . . . . . . . . . . . . . . . . . . . .      9,726                 35,522
 Total assets  . . . . . . . . . . . . . . . . . . . . . .     29,050                 79,792
 Total long-term debt and capital lease obligations, net
    of current portion . . . . . . . . . . . . . . . . . .      6,995                 46,950
 Total liabilities . . . . . . . . . . . . . . . . . . . .     11,382                 58,494
 Total stockholders' equity  . . . . . . . . . . . . . . .     17,668                 21,298
- --------------------

                                  RISK FACTORS

       In addition to the other information in this Prospectus, the following information should be considered carefully by potential purchasers in evaluating the Company and its business before making an investment in the securities offered hereunder:

DEPENDENCE UPON SIGNIFICANT CONTRACTS

       The Company's operations currently consist of programs that are based on various contractual relationships. Three of the Company's long-term contracts constituted, in the aggregate, approximately 34% of the Company's revenues for the nine months ended March 31, 1996: (i) the contract to operate The Charles
H. Hickey, Jr. School (20%) which expires on June 30, 1998; (ii) the contract to operate the Victor Cullen Academy (11%) which expires on August 31, 1997; and (iii) the contract to operate the Reflections Treatment Agency (3%) which expires on August 31, 1997. Each of these programs (and several of the Company's other contracts with governmental agencies) is material to the Company, and the loss of any such program could have a material adverse effect on the Company's results of operations and financial condition. These contracts, which have terms ranging from one to five years, will be subject to competitive bidding when they expire. The Company's ability to maintain profitable operations will be dependent upon, among other factors, the successful continuance of its existing contracts and programs. There can be no assurance that such contracts will be renewed or extended or that they will be renewed or extended on terms favorable to the Company, that such programs will be continued or that the Company will be able to maintain profitable operations.

POSSIBLE TERMINATION OF CONTRACTS AT THE DISCRETION OF GOVERNMENT AGENCIES

       The terms of a number of the contracts with government agencies pursuant to which the Company operates its programs provide that such contracts (i) are subject to the ongoing appropriation by state legislatures and authorities of sufficient funds, and (ii) may be terminated for any reason by providing the Company notice of termination immediately or within specified periods of time (ranging from 10 to 90 days) or otherwise at the "convenience" of the state and local authorities. These terms give state and local authorities significant discretion in terminating or modifying their contractual arrangements with the Company. Recently, a number of state and local governments have experienced fiscal pressures associated with a reduced tax base and other factors. Accordingly, the Company's operations could be materially adversely affected by the termination or modification of an agreement or agreements at any time for reasons that may be outside of the Company's control.

MANAGEMENT OF GROWTH

       The Company has experienced significant growth since its inception and expects to continue to grow in the foreseeable future. The Company's success will depend in part on the ability of the Company to obtain and train qualified personnel to handle the increasing number of youths in its care; to develop and operate the information technology systems and financial controls to manage the increased number of personnel, responsibilities and youths; to manage its resources over a larger base of programs and activities; to integrate efficiently and effectively the business and financial functions of any newly acquired programs; and to integrate any new programs into the Company's programmatic functions and philosophy. Although the Company believes it has been able to manage these processes during its historical growth, there can be no assurance that the Company will be able to continue to do so on the larger scale that may occur as the Company continues to grow.

CONCENTRATION OF SHARE OWNERSHIP AND CONTROL BY MANAGEMENT

       The executive officers and directors of the Company and their affiliates, as a group, owned or controlled approximately 36.1% of the Company's outstanding Common Stock as of June 30, 1996, including all shares that can be acquired pursuant to all outstanding options and warrants exercisable within 60 days of such date held by such individuals. Assuming full conversion of Debentures, management ownership would have been approximately 27.4% of the total outstanding Common Stock as of June 30, 1996. As a result, the executive officers and directors and their affiliates may be able to control the

Company, to direct its affairs and business and to control the outcome of matters requiring stockholder approval, including matters involving a change in control of the Company.

DEPENDENCE ON KEY PERSONNEL

       At the present time, the Company depends to a great extent upon the efforts of each of its executive officers, program directors and certain other key personnel to obtain contracts, to operate and develop programs and to administer the Company's business. In addition, the Company's ability to perform under new contracts will depend, in part, on its ability to attract or obtain additional qualified personnel. There is significant competition for qualified teachers, counselors, health care providers, program managers, administrators and other key personnel, and there can be no assurance that the Company will be successful in recruiting or training a sufficient number of employees of the requisite caliber to enable the Company to operate its business and implement its strategy as planned.

CONTRACT REVENUES AND PROFIT

       The Company's program revenues are generated under the terms of contracts that generally call for fixed per diem payments that are based upon program occupancy. Such payments are recognized as revenues for financial statement purposes as services are performed. One of the Company's contracts contains a gross maximum price cost reimbursement provision that results in the recognition of revenues as specific reimbursable costs are incurred. The Company's ability to estimate and control its costs with respect to all of these contracts is critical to its profitability.

NOT-FOR-PROFIT ORGANIZATIONS

       The Company has conducted and will conduct a portion of its business pursuant to subcontracts or similar relationships with not-for-profit entities organized under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), that have obtained status as organizations exempt from federal income taxation under Section 501(a) of the Code. State governments, agencies or licensing authorities that contract with the not-for-profit organizations are eligible to receive matching funds from the federal government as a partial reimbursement for certain program expenses charged by the Company. If the exempt status of any of these not-for-profit organizations is revoked, the state governments, agencies or licensing authorities may be denied federal matching funds and may reduce their placement of students with, or the use of, such organization, causing a loss of gross revenues to the Company. In addition, in such event, these organizations would be taxed on their net income, if any, which could adversely affect their ability to pay the Company pursuant to their subcontracts.

GOVERNMENT CONTRACTS AND CONTRACTING PROCESS

       Many of the Company's contracts are with government agencies.
Government contracts generally are subject to audits and investigations by government agencies. These audits and investigations involve a review of the contractor's performance on its contracts, as well as its pricing practices, its cost structure and its compliance with applicable laws, regulations and standards. If any costs are improperly charged to a contract, the costs are not reimbursable and, if already reimbursed, will have to be refunded to the government agency. Furthermore, if improper or illegal activities are discovered in the course of any audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the government agency.

       Typically, the Company must invest significant time and resources to prepare detailed analyses and proposals addressing the needs of a government authority with which it seeks to do business. Such proposals must be reviewed by appropriate government authorities before the contract is awarded. Accordingly, new contracts tend to have long lead times from initiation of marketing efforts to execution and are subject to significant uncertainty regarding successful conclusion at all times during the process. There can be no assurance that additional contracts will be obtained by the Company or continued once they are obtained.

GOVERNMENTAL LIMITATIONS AND REGULATIONS

       The industry in which the Company operates is subject to extensive federal, state and local regulation including stringent licensing requirements. Failure to comply with any applicable laws, rules or regulations or to maintain its licenses could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the current and future operations of the Company may be subject to additional regulations as a result of, among other factors, new statutes and regulations and changes in the manner in which existing statutes and regulations are or may be interpreted or applied. Any such additional regulations may have a material adverse effect on the Company's business, financial condition and results of operations.

       In the course of the Company's business, licensing authorities may place certain provisions on program operations that are required to be resolved in order to maintain a license. During such provisional period, the Company may not be able to obtain approvals for increases in licensed capacity and may experience other limitations.

       The Company's ability to implement its business strategy may be significantly affected by the legal power and structures of the state and local governments with which the Company does or seeks to do business. The Company believes that the laws of many states neither specifically authorize nor prohibit governments from entering into contracts with private sector companies for the types of services offered by the Company. It is possible that a third party could challenge a government's decision to award a contract to the Company in such a situation. In certain jurisdictions, governments may be altogether precluded by law from entering into management contracts with private sector companies. Also, while privatization of services has been used in one form or another by many states, there can be no assurance that state and local governments will continue to utilize private vendors to manage facilities and/or programs for juvenile offenders. In addition, many state and local governments are required to enter into a competitive bidding procedure before awarding contracts for products or services. The laws of certain jurisdictions may also require the Company to award subcontracts on a competitive basis and to subcontract to varying degrees with businesses owned by women or minorities. It is possible that a third party could challenge sole-source awards to the Company or the Company's subcontracts as inconsistent with competitive bidding or minority contracting requirements.

       The health care industry is subject to extensive regulation by federal, state and local governments, including regulations under Medicare, Medicaid and Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") programs. Certain of the Company's programs, including its RTC's, are subject to such regulation. Failure to comply with such laws and regulations can cause fines and other penalties to the Company and can cause expulsion from Medicare, Medicaid, CHAMPUS or other program involvement which sanctions could have a material adverse affect on the Company. Government-imposed limitations on Medicare and Medicaid reimbursement have placed downward pressures on rates charged under these programs and have caused the private sector to bear a greater share of increasing health care costs. As a result of the continued escalation of health care costs and the inability of many individuals to obtain health insurance, numerous proposals have been or may be considered in the United States Congress and various state legislatures relating to health care reform. Certain measures, if adopted, could affect the rates charged by the Company for certain of its services, could affect the manner in which care must be provided or could otherwise have a material adverse affect on the Company's business.

       The Company believes it is in compliance in all material respects with all applicable rules and regulations.

POTENTIAL THIRD-PARTY LIABILITY

       Many aspects of the Company's operations involve risks of liability, including potential third-party claims by students or other persons for personal injury or other damage resulting from contact with the Company's facilities, programs, personnel or students (including students who leave the Company's facilities without Company authorization and cause bodily injury or property damage). Furthermore, the Company's contracts often require the Company to indemnify and hold the respective government agency harmless from and against any damages to which the government agency may become subject by reason of the Company's operations. The Company carries general liability insurance that provides coverage for certain liability risks faced by the Company, including accident and personal injury (including bodily injury or property damage to a third party where the Company is found to be negligent in its supervision practices). There can be no assurance, however, that the Company's insurance will be adequate to cover any potential third-party claims.

       Committed offenders often seek redress in federal courts pursuant to federal civil rights statutes for alleged violations of their constitutional rights caused by the overall condition of their confinement or by specific conditions or incidents. The Company may be subject to liability if any such claim or proceeding is made or instituted against the Company or the state with which the Company contracts or subcontracts.

       The operation of the Company's business also exposes it to a greater than average risk of charges by employees of age or race discrimination filed with the Equal Employment Opportunity Commission and equivalent state agencies and related civil litigation. While the Company's management believes that these claims and charges represent matters that arise in the ordinary course of business for companies engaged in its industry, the defense of these claims can be labor intensive and expensive.

PUBLIC SCRUTINY

       The business of the Company is highly visible to the public and, consequently, negative public reaction to the Company's policies or actions, or to the statements or actions of juveniles in its care could adversely affect the Company's ability to obtain additional programs or expand existing programs or could otherwise adversely affect the Company's business. It is also possible that, even absent such negative reaction to the Company, communities may object to facilities such as the Company's which objections could materially, adversely affect the ability of the Company to establish new programs or expand existing programs.

VOLATILITY OF STOCK PRICE

       The market price of the Company's Common Stock has been volatile, ranging in price from 5 1/2 to 27 5/6 over the past year. See "Price Range of Common Stock." There also have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning, the issuers of the affected securities. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering are particularly susceptible to change based on the short-term trading strategies of certain investors. The trading price of the Common Stock could be subject to wide fluctuation resulting from quarter-to-quarter variations in operating results, new announcements, legislative developments, trading volume, general market trends and other factors. There can be no assurance that the price of the Company's Common Stock will be maintained at its current level.

ANTITAKEOVER AND CHANGE-IN-CONTROL PROVISIONS

       Pursuant to the Company's Charter, the Company's Board of Directors has the authority to issue shares of preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the stockholders. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company. In addition, the Maryland General Corporation Law establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits, for a period of five years, after the date on which a stockholder becomes an "interested stockholder," a merger and other transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of such five-year period. The Maryland General Corporation Law also imposes limitations on the voting rights of shares of capital stock acquired by stockholders in a "control share acquisition." These provisions of the Maryland General Corporation Law could have the effect of delaying or preventing a change in control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

       A sale of a substantial amount of the Company's Common Stock in the public market, including "restricted" shares held by Company stockholders, could adversely affect the market price of the Common Stock. Substantially all of the Company's issued and outstanding shares are freely tradable, subject, in certain circumstances, to Rule 144 under the Securities Act of 1933. No prediction can be made as to the effect, if any, that future sales of additional shares of Common Stock or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the ability of the Company to raise capital through the sale of its equity securities.

SUBORDINATION OF EXCHANGE OFFER DEBENTURES

       The Exchange Offer Debentures are subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and its subsidiaries. As of March 31, 1996, the Company and its subsidiaries had approximately $12.1 million of Senior Indebtedness. See "Description of Exchange Offer Debentures--Subordination." The Exchange Offer Debentures rank pari passu with the Original Debentures and with the Company's 12% Subordinated Debentures Due 2002.

DEPENDANT UPON CASH FLOW FROM SUBSIDIARIES

       The Exchange Offer Debentures are obligations exclusively of the Company and not of its subsidiaries. Because the operations of the Company are currently conducted through subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Exchange Offer Debentures, are dependant, in part, upon the earnings of its subsidiaries and distribution of those earnings to the Company or upon loans or other payments of funds by those subsidiaries to the Company. The subsidiaries are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts due under the Exchange Offer Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. See "Description of Exchange Offer Debentures--Subordination."

LACK OF PUBLIC MARKET FOR EXCHANGE OFFER DEBENTURES

       The Exchange Offer Debentures are being issued during the period of the exchange offer, from July 29, 1996 through September 3, 1996, in reliance on certain exemptions from registration thereof under the Securities Act, including
Section 3(a)(9), Rule 144A and Regulation D. Accordingly, the Exchange Offer Debentures may only be resold pursuant to an effective registration statement or in reliance on an exemption therefrom. Neither the Exchange Offer
Debentures nor the Restricted Debentures obligates the Company to keep the Registration Statement of which this Prospectus is a part effective after January 29, 1999. In addition, the use of this Prospectus may be suspended from time to time in certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. The Company does not intend to apply for listing of the Exchange Offer Debentures on any securities exchange or to seek approval for quotations through any automated system. Accordingly, there can be no assurance that a liquid or active market for the Exchange Offer Debentures will develop or that the holders of the Exchange Offer Debentures will be able to sell such Debentures. If any such market were to develop, the Exchange Offer
Debentures could trade at prices that may be substantially lower than the principal amount thereof.

                                USE OF PROCEEDS

       The Selling Holders will receive all of the net proceeds from the resales of the Exchange Offer Debentures and the Conversion Shares, and the Company will not receive any of the proceeds from such sales.

                          PRICE RANGE OF COMMON STOCK

       The Company's Common Stock is listed and traded on the Nasdaq National Market under the symbol "YSII." On May 24, 1996 the Company affected a 3:2 stock split through the declaration and payment of a stock dividend of one share of Common Stock for every two shares of Common Stock outstanding or reserved for issuance. The following table sets forth the high and low sales prices of the Common Stock as reported on the Nasdaq National Market after giving effect to the stock split.

       Fiscal Year Ended June 30, 1995:                                       High     Low
                                                                            -------   ----
         1st Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .   6 1/2     4 2/3
         2nd Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .   5 1/3     3 2/3
         3rd Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .   6 7/12    3 11/12
         4th Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .   8 1/12    6 1/4

       Fiscal Year Ended June 30, 1996:
         1st Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .   7 1/12    5 1/2
         2nd Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .   11 1/3    6 3/4
         3rd Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .     17      10 1/6
         4th Quarter  . . . . . . . . . . . . . . . . . . . . . . . . . .   27 5/6    11 5/6

On July 26, 1996, the last reported sale price of the Common Stock in the Nasdaq National Market was $ 17 3/4.

                                DIVIDEND POLICY

       The Company has never paid dividends on its Common Stock (other than the stock dividend on May 24, 1996 to effect the stock split) and does not anticipate paying any dividends in the foreseeable future as the Company intends to retain all earnings, if any, for use in the expansion of its business. The declaration and payment of dividends by the Company are subject to the discretion of the Company's Board of Directors. Any declaration of dividends in the future will depend upon the results of operations, capital requirements and financial condition of the Company, contractual restrictions in loan and other agreements and such other factors as the Company's Board of Directors may deem relevant.

                                 CAPITALIZATION

       The following table sets forth the capitalization of the Company (i) at March 31, 1996, as reflected in the Company's Consolidated Financial Statements and (ii) as adjusted to reflect the conversion of 100% of the Debentures at the current conversion price. See "Selected Consolidated Financial Data."


                                                                                        March 31, 1996
                                                                                   ------------------------
                                                                                                    100%
                                                                                     Actual      Conversion
                                                                                   ----------    ----------
                                                                                        (in thousands)
Short-term borrowings and current portion of long-term debt
  and capital lease obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . $4,046      $ 4,046
Long-term debt and capital lease obligations (net of
  current maturities) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8,019        8,019
7% Convertible Subordinated Debentures due 2006 (1) . . . . . . . . . . . . . . . . . . 37,950          --
12% Subordinated Debentures due 2002  . . . . . . . . . . . . . . . . . . . . . . . . . .  981          981
Shareholders' equity:
       Common stock, par value $.01 per share, authorized
         20,000,000 shares, 8,367,597 shares issued and
         outstanding; and approximately 11,410,900 shares issued
         and outstanding assuming 100% conversion (1)(2). . . . . . . . . . . . . . . .     84          114
       Paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17,636       56,313
       Unrealized loss on investments   . . . . . . . . . . . . . . . . . . . . .         (181)        (181)
       Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,759        3,759
                                                                                       -------      -------
  Total shareholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . .     21,298       60,005
                                                                                       -------      -------
    Total capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $72,294      $73,051
                                                                                       =======      =======

- ------------
(1) In July 1996, holders of an aggregate principal amount of $5,750,000 of Original Debentures (representing all of the Regulation S Debentures) surrendered such Debentures for conversion and received in the aggregate 461,106 shares of Common Stock. If such conversion had occurred prior to March 31, 1996, the aggregate principal amount of Debentures outstanding would have been $32,200,000 and the shares issued and outstanding would have been 8,828,703, at March 31, 1996.

(2) The shares issued and outstanding excludes options and warrants outstanding at March 31, 1996 to purchase an aggregate of 1,780,529 shares of Common Stock at a weighted average exercise price of $4.49 per share.

                 SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data of the Company as of and for (i) the period January 17, 1991 (date of inception) through June 30, 1991 and (ii) each of the years in the four year period ended June 30, 1995 are derived from the audited consolidated financial statements of the Company. The following selected consolidated financial data of the Company as of and for the nine month periods ended March 31, 1995 and 1996 are derived from the Company's consolidated books and records and include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the Company's financial condition and results of operations for the periods presented. The results for the interim periods presented below are not necessarily indicative of the results to be expected for the full year. All of the financial data presented in the following table should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, included herein. See "Consolidated Financial Statements."


                                                                                                        Nine Months Ended
                                                             Fiscal Year Ended June 30,                      March 31
                                            ------------------------------------------------------      -----------------
                                           1991 (1)    1992         1993        1994        1995         1995        1996
                                           ----        ----         ----        ----        ----         ----        ----
                                                          (in thousands, except share and per share amounts)
 STATEMENT OF OPERATIONS DATA:
 Revenues
    Program  . . . . . . . . . . . . .      $  -      $   364    $  8,827     $34,726      $52,162       $37,416     $60,123
    Grant  . . . . . . . . . . . . . .         -           28          -           26            -           -           -
    Consulting services and other  . .         -           44          68         140          925           -         1,153
                                           ------      ------     -------     -------      -------      --------     -------

                                               -          436       8,895      34,892       53,087        37,416      61,276
                                           ------      ------     -------     -------      -------       -------     -------

 Operating Expenses
    Program expenses   . . . . . . . .         -          499       8,390      29,533       44,374       30,987       51,009
    Program preopening costs   . . . .         -          122         392          40          280          716           58
    Amortization of goodwill   . . . .         -           -            7         286          583          434          749
    Selling, general and
      administrative   . . . . . . . .        559         620       1,595       2,731        4,097        2,982        4,046
                                           ------      ------     -------     -------      -------      --------     -------

                                              559       1,241      10,384      32,590       49,334       35,119       55,862
                                           ------      ------     -------     -------      -------      -------      -------

 Income (loss) from operations . . . .       (559)       (805)     (1,489)      2,302        3,753        2,297        5,414
 Other income (expense)  . . . . . . .          1          13        (182)       (350)        (242)        (180)      (1,302)
                                           ------      ------     -------     -------      -------      -------      -------

 Income (loss) before income tax
 (expense) benefit . . . . . . . . . .       (558)       (792)     (1,671)      1,952        3,511        2,117        4,112
 Income tax (expense) benefit  . . . .         -           -           -          140       (1,332)        (798)      (1,603)
                                           ------      ------     -------     -------      -------     --------    ---------

 Net income (loss)   . . . . . . . . .     $ (558)    $  (792)    $(1,671)    $ 2,092      $ 2,179     $  1,319     $  2,509
                                           =======    ========    ========    =======      =======     ========     ========

 Earnings (loss) per common and common
   equivalent share  . . . . . . . . .      $(.57)     $ (.17)     $ (.27)    $   .29       $  .26     $    .16      $   .28
                                            ======     =======     =======    =======       ======     ========      =======
 Weighted average common and common
   equivalent shares outstanding           978,588   4,722,217   6,271,203  7,093,510    8,264,320    8,373,529    8,951,031
                                           =======   =========   =========  =========    =========    =========    =========
 Ratio of Earnings to Fixed
   Charges (2) . . . . . . . . . . . .         N/A     (791.00)      (8.60)      5.78        13.81         3.94        13.68
                                           =======   =========   =========  =========    =========    =========    =========

 BALANCE SHEET DATA (AT END OF
 PERIOD):
 Cash  . . . . . . . . . . . . . . . .     $   417     $   369     $   663    $  3,816       $  784     $    571     $14,970
 Working capital . . . . . . . . . . .         355         444         178       6,078        9,726        3,444      35,522
 Total assets  . . . . . . . . . . . .         429         742       4,704      18,130       29,050       22,623      79,792
 Long-term obligations, net of
   current portion . . . . . . . . . .        --            70       3,141       1,291        6,955        1,409      46,950
 Total liabilities . . . . . . . . . .          62         258       5,452       4,315       11,382        7,378      58,494
 Shareholders' equity (deficit)  . . .         367         484       (748)      13,815       17,668       15,245      21,298


  (1) Reflects data for the period from January 17, 1991 (the date of inception of the Company) through June 30, 1991.


  (2) There were no fixed charges incurred during the period January 17, 1991 (date of inception) through June 30, 1991. For the years ended June 30, 1992 and 1993, the Company's earnings were insufficient to cover fixed charges by approximately $792,000 and $1,671,000, respectively. Fixed charges consist of interest expense and the amortization of fees and discounts related to debt financings.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

      As of March 31, 1996, YSI managed or operated 18 residential programs in 12 states. The Company operates its programs through wholly-owned subsidiaries pursuant to contracts directly with government agencies and third party payors or, alternatively, with unaffiliated not-for-profit entities that have contracts with government agencies. See the Notes to the Company's Consolidated Financial Statements.

      The Company's programs are provided pursuant to fixed per diem contracts based upon program occupancy, management contracts, including those management contracts with not-for-profit entities and various third party payor contractual reimbursement contracts. The Company recognizes revenues under all contracts as the services are performed. Under certain contracts, some contract costs, including indirect costs, are subject to audit and adjustment by negotiations with government or third party payor representatives. Under these contracts, contract revenues are recorded at amounts that are expected to be realized.

      "Program contribution margin" is defined by the Company as revenues less direct program expenses, goodwill, depreciation and other amortization expense, but before program preopening costs, selling, general and administrative expenses, interest and income taxes. Program contribution margin, in general, is lower in the initial stages of a program's development due to staffing requirements to obtain licensing and other direct program expenses necessary for the operation of the program. The Company earns greater program contribution margins under some contractual arrangements with unaffiliated not-for-profit entities because, in certain of these arrangements, the not-for-profit entity is responsible for some elements of operating the program and, therefore, incurs some of the costs that are reimbursed to the not-for-profit entity. Accordingly, the amount of program contribution margin earned by the Company depends in part on the nature and extent of the program elements for which it is responsible and the size of the program.


RECENT DEVELOPMENTS

      In July, 1996, the Company purchased Youth Quest, Inc., a Utah corporation, for $815,000 in cash and the assumption of certain liabilities. This program provides residential group care, therapeutic foster care, and counseling services for approximately 100 youth.

      In July 1996, holders of an aggregate principal amount of $5,750,000 of Original Debentures (all of which were Regulation S Debentures) surrendered such Debentures for conversion and received in the aggregate 461,106 shares of Common Stock. The Company paid approximately $250,000 to these holders in connection with such early conversion.

      On May 24, 1996, the Company paid a stock dividend on its Common Stock whereby each record holder received one share of Common Stock for every two shares of Common Stock held by the record holder.

      Effective March 1, 1996, YSI acquired the business and certain assets of Tampa Bay Academy, Ltd. ("Tampa Bay Academy") and a management agreement contract with a related entity for approximately 4,223,000 in cash and the assumption of liabilities in the amount of $325,000. Tampa Bay Academy is primarily a residential treatment center licensed for 104 youth. In connection with this transaction, YSI entered into a lease of certain real property owned by Tampa Bay Academy, Ltd. and acquired a mortgage rate on such property from the lender for approximately $3,271,000.

      In January 1996, YSI commenced operation of a 45 bed juvenile boot camp in Walters, Virginia under a contract with the Commonwealth of Virginia and the City of Richmond for youth who have committed crimes or are considered at risk of being ajudicated.

RESULTS OF OPERATIONS

      The following table sets forth selected items from the Company's consolidated financial statements expressed as a percent of revenues:

                                                                                             Nine Months
                                                              Year Ended June 30,          Ended March 31,
                                                            ------------------------      -----------------
                                                             1993      1994     1995        1995      1996
                                                             ----      ----     ----        ----      ----
Revenues  . . . . . . . . . . . . . . . . . . . . . . . .   100.0%    100.0%   100.0%      100.0%    100.0%
Program expenses  . . . . . . . . . . . . . . . . . . . . .  94.4%     85.5%    84.7%       83.9%     84.5%
Program contribution margin . . . . . . . . . . . . . . .     5.6%     14.5%    15.3%       16.0%     15.5%
Selling, general and administrative expenses  . . . . . .    17.9%      7.8%     7.7%        8.0%      6.6%
Total expenses  . . . . . . . . . . . . . . . . . . . . .   116.7%     93.4%    92.9%       93.9%     91.2%
Income (loss) from operations . . . . . . . . . . . . . .   (16.7%)     6.6%     7.1%        6.1%      8.8%
Net Income (loss) . . . . . . . . . . . . . . . . . . . . . (18.7%)     6.0%     4.1%        3.5%      4.1%


NINE MONTHS ENDED MARCH 31, 1996 COMPARED TO NINE MONTHS ENDED MARCH 31, 1995

      Revenues. Revenues increased $23,860,000, or 63.8%, to $61,276,000 for the nine months ended March 31, 1996 from $37,416,000 for the nine months ended March 31, 1995. This increase in revenues reflects a full nine months of operations for Parc Place, Promise House, and Tarkio Academy which were acquired or opened during the nine months ended March 31, 1995; the operations of DBC, Desert Hills of New Mexico, Woodward Academy, the Virginia boot camp and Tampa Bay Academy which were acquired or opened subsequent to the nine months ended March 31, 1995; management agreements with respect to Desert Hills of Arizona, Desert Hills of Nevada, and College Station which the Company entered into subsequent to the nine months ended March 31, 1995; and an expanded student population at existing academies. Revenues attributable to programs that existed during the nine month period ended March 31, 1995 increased by $47,261,000, or 26.3%, for the nine months ended March 31, 1996 due to the increased average student population in these programs.

      Program Expenses. Program expenses, including goodwill amortization, increased $20,337,000, or 64.7%, to $51,758,000 for the nine months ended March 31, 1996 from $31,421,000 for the nine months ended March 31, 1995. The increase in program expenses reflects the increase in the number of programs operated by the Company and the number of students in the Company's existing programs. Salaries and related employee benefits constituted approximately 65.7% of program expenses for the nine months ended March 31, 1996 compared to 60.2% of program expenses for the nine months ended March 31, 1995.

      Program Contribution Margin. The program contribution margin earned by the Company for the nine months ended March 31, 1996 was $9,518,000, or 15.5% of revenues, compared to $5,995,000, or 16.0% of revenues, for the comparable prior period. The decrease is primarily due to the programs at College Station, Texas, the Virginia boot camp and Woodward which were in the early stages of operation during the period.

      Program Preopening Costs. Program preopening costs for the nine months ended March 31, 1996 of $58,000 represent preopening costs related to the
opening of the Virginia boot camp.   Program preopening costs for the nine
months ended March 31, 1995 of $716,000 represent preopening costs related primarily to the opening of Tarkio Academy.

      Selling, General and Administrative Expenses. For the nine months ended March 31, 1996, selling, general and administrative expenses increased $1,064,000 to $4,046,000, or 6.6% of revenues, from $2,982,000, or 8.0% of revenues, for the comparable prior period. The most significant component of these costs relates to the compensation expense associated with program and business professionals necessary for the development and oversight of the Company's programs and operations. The decrease as a percentage of revenues between periods is primarily attributable to the outsourcing of new business development and the increase in revenue between periods.

      Interest Expense. Interest expense increased to $1,335,000 from $162,000 for the nine months ended March 31, 1996 from the comparable period in 1995. This increase primarily resulted from increases in borrowings on the Company's revolving line of credit to fund working capital needs, interest payable on the debt incurred in connection with the acquisitions of DBC and Desert Hills New Mexico, interest payable on the financing of the Company's personal property, and interest payable on the 7% Convertible Subordinated Debentures.

      Income Taxes. The provision for income taxes was $1,603,000 for the nine months ended March 31, 1996 and $798,000 for the nine months ended March 31, 1995.

      Net Income. Net income increased $1,190,000 from $1,319,000 for the nine months ended March 31, 1995 to $2,509,000 for the same period this fiscal year.

YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994

      Revenues. Revenues increased $18,195,000, or 52.1%, to $53,087,000 for fiscal 1995 from $34,892,000 for fiscal 1994. This increase in revenues primarily is the result of the acquisitions of Parc Place, Promise House and DBC, the opening of Tarkio Academy, and expanded student populations at existing academies. Revenues for programs that existed in the prior year increased by $9,854,000, or 28.3%, for fiscal 1995 primarily due to expansions resulting in increased student populations in these programs. Consulting services and other revenue includes the accrual of a management fee in the amount of $600,000, earned by the Company for management services provided to Introspect during the period January 1 through June 30, 1995 pursuant to the terms of a Management Agreement the Company entered into with Introspect on June 30, 1995.

      Program Expenses. Salaries and related employee benefits constituted approximately 64.1% of program operating expenses for fiscal 1995 compared to 67.1% of program operating expenses for fiscal 1994. Program expenses increased $15,138,000, or 50.8%, to $44,957,000 for fiscal 1995 from
$29,819,000 for fiscal 1994. The increase in program expenses is attributable to the increase in both the number of programs operated by the Company and the number of students in the Company's existing programs.

      Program Contribution Margin. The overall program contribution margin earned by the Company for fiscal 1995 was $8,130,000, or 15.3% of revenues, compared to $5,073,000, or 14.5% of revenues, for the prior year. The fiscal 1995 contribution margin percentage increased as a result of increased margins of $2,506,000, or 50.0%, at existing programs offset by operating losses of $656,000 associated with Tarkio Academy during its first eight months of operation as it was developing and expanding.

      Program Preopening Costs. The increase in program preopening costs in fiscal 1995 to $280,000 from $40,000 in fiscal 1994 resulted from additional preopening costs related to the opening of Tarkio Academy of $260,000 and the Woodward Academy of $20,000, which accepted its first student in July, 1995.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1,366,000 to $4,097,000, or 7.7% or revenues, for fiscal 1995 from $2,731,000, or 7.8% of revenues, for fiscal 1994. This increase was primarily due to the addition of staff to effectively manage the increased number of programs the Company operated in fiscal 1995.

      Interest Expense. Interest expense was $268,000 for fiscal 1995 compared to $403,000 for fiscal 1994. The decrease in interest expense during fiscal 1995 is due primarily to the repayment of debt associated with the acquisitions of the Forest Ridge program and the Chamberlain and Springfield Academies near the end of fiscal 1994.

      Income Taxes. The provision for income taxes was $1,332,000 for fiscal 1995 as compared to an income tax benefit of $140,000 for fiscal 1994.

      Net Income. Net income increased $87,000 from $2,092,000 for fiscal 1994 to $2,179,000 for fiscal 1995. The realization of net operating loss carryforwards and other tax benefits favorably impacted net income for fiscal 1994, which, on a fully-taxed basis, would have been approximately $1,230,000, or $.17 per common and common equivalent share as compared to $2,179,000, or $.27 per common and common equivalent share for fiscal 1995.


YEAR ENDED JUNE 30, 1994 COMPARED TO YEAR ENDED JUNE 30, 1993

      Revenues. Revenues increased $25,997,000, or 292.3%, to $34,892,000 for fiscal 1994 from $8,895,000 for fiscal 1993. The increase in revenues is the result of the addition of the Hickey School, and the acquisitions of YSI of Utah, Chamberlain Academy, Springfield Academy and Western Youth (which was subsequently combined into YSI of Utah) during fiscal 1994, as well as the increased number of students in each of the Company's programs in operation during the fiscal year. Revenues for programs which existed in the prior year increased by $7,358,000, or 88.0%, for the year ended June 30, 1994.

      Program Expenses. Program expenses increased $21,422,000, or 255.1%, to $29,819,000 for fiscal 1994 from $8,397,000 for fiscal 1993. Salaries and related employee benefits constitute approximately 67.1% of program operating expenses for fiscal years 1994 and 1993. The increase in program expenses reflects the increase in both the number of programs and the number of students in the existing programs.

      Program Contribution Margin. The overall program contribution margin earned by the Company for fiscal 1994 was $5,073,000, or 14.5%, compared to $498,000, or 5.6%, for the prior year. This increase in program contribution margin was a result of the addition and increased maturity of the Hickey School, YSI of Utah, Chamberlain Academy, Springfield Academy and Western Youth programs, as well as the increased number of students in the Company's existing programs.

      Program Preopening Costs. Program preopening costs for fiscal 1994 of $40,000 represent costs related to the opening of Tarkio Academy. Program preopening costs for fiscal 1993 of $392,000 represent costs associated with opening the Victor Cullen and Reflections programs in September 1992 and the Hickey School program in July 1993.

      Selling, General and Administration Expenses. Selling, general and administrative expenses increased $1,136,000, or 71.2%, to $2,731,000 for fiscal 1994 from $1,595,000 for fiscal 1993. Selling, general and administrative expenses decreased as a percentage of program revenues to 7.8% for fiscal 1994 from 17.9% for fiscal 1993 as a result of the addition of substantial programs and program revenues during fiscal 1994 compared with a relatively small amount of programs in operation during fiscal 1993. Fiscal 1993 was the Company's first full year of operation after accepting its first student and revenues were not substantial but selling and administrative efforts were significant.

      Interest Expense. Interest expense of $403,000 for fiscal 1994 relates to short-term borrowings, loans obtained from banks and economic development agencies to partially fund the start-up costs of the Company's operating programs, interest related to capital leases, interest on the Company's Subordinated Debentures and interest payable on the debt incurred in connection with the acquisitions of Forest Ridge, Chamberlain and Springfield programs.

      Income Taxes. The Company realized an income tax benefit of $140,000 for fiscal 1994 due to the realization of certain net operating loss carryforwards. No tax provision or benefit was recorded for fiscal 1993 due to operating losses of $1,671,000 for the year.

      Net Income. Net income for fiscal 1994 was $2,092,000 as compared to a net operating loss of $1,671,000 for fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES

      At March 31, 1996, the Company had $24,781,000 in cash, cash equivalents and investments available for sale and working capital of $35,522,000. Net cash provided by operating activities was $3,271,000 for the nine months ended March 31, 1996 compared to net cash used in operating activities of $478,000 for the nine months ended March 31, 1995.

      Approximately $27,346,000 was invested during the nine months ended March 31,1996 of which approximately $10,112,000 was invested in liquid securities, $4,246,000 was used to fund the Tampa Bay Academy acquisition and the purchase of a related mortgage note receivable, $3,400,000 was used to fund the acquisition of Desert Hills New Mexico and the transactions with Introspect with respect to Desert Hills Arizona and Desert Hills Nevada (including costs incurred therewith), $2,827,000 of deferred financing costs were incurred in connection with the offering of the 7% Convertible Subordinated Debentures Due 2006 and $1,000,000 was advanced under the line of credit facility provided to Introspect. The remaining approximately $5,761,000 of investments were made in leasehold improvements, vehicles, computer equipment and other capital expenditures in support of operating activities of existing programs compared to $5,106,000 invested during the prior year. Capital expenditures during the nine months ended March 31, 1996 include approximately $758,000 of costs incurred in the construction of 116 additional beds at Clarinda Academy, approximately $285,000 of costs incurred in the construction and renovation of additional beds and classrooms at Tarkio Academy, approximately $123,000 of costs incurred in the construction of additional beds and classrooms at various other facilities at Woodward Academy, approximately $114,000 of costs incurred in the construction and renovation of the Virginia boot camp, approximately $249,000 of costs incurred in the renovation of additional beds and classrooms at various other facilities, and approximately $261,000 of costs incurred in renovations to the corporate conference center and offices.

      The Company funded its cash needs with short-term and long-term borrowings, cash generated from existing programs and funds raised from the 7% Convertible Subordinated Debt Offering. As of March 31, 1996, the Company had approximately $8,500,000 of credit available on its existing bank revolving line of credit.

      Total debt of $50,996,000 on March 31, 1996 consisted primarily of $37,950,000 of 7% Convertible Subordinated Debentures Due 2006, $3,250,000 for a note payable in connection with the Tampa Bay acquisition, $2,200,000 for a capital lease for the Company's personal property, $2,200,000 for a capital lease assumed in the acquisition of Desert Hills of New Mexico, $1,731,000 for a consulting note payable in connection with the Desert Hills transaction and $981,000 of 12% subordinated debentures.

      The Company believes the funds raised in its recent 7% Convertible Subordinated Debt Offering and funds available under its revolving line of credit, together with existing capital resources and cash flow from its existing operations, will be sufficient to meet all indebtedness payments, to make all planned capital additions and improvements and meet other working capital needs for the next twelve months.

      The Company had restricted cash of $517,000 as of March 31, 1996, of which $389,000 was restricted pursuant to the Victor Cullen Academy contract which provides for the payment of $5.00 per student per day to be deposited equally into a facility renewal and equipment fund and an aftercare fund uses of which are subject to the advance budgetary approval of the State of Maryland Department of Juvenile Justice. Any residual funds, as well as any fixed assets or capital improvements purchased from these funds, revert to the State of Maryland Department of Juvenile Justice upon contract termination.

      The Company's collection experience on accounts receivable continues to be favorable. The Company receives monthly payments in advance under the Hickey School contract.

      The increase in net accounts receivable of $6,332,000, as well as the increase in accounts payable and accrued expense of $2,251,000, from June 30, 1995 to March 31, 1996 is primarily attributable to the addition of the Desert Hills, Woodward, Virginia and Tampa Bay programs, the expansion of the Tarkio program and the increased number of students in the Company's other programs.

      The increase in notes receivable of $4,273,000 from June 30, 1995, to March 31, 1996, is attributable to the purchase of a $3,273,000 mortgage note receivable in connection with the acquisition of Tampa Bay Academy and the advancing of $1,000,000 under the line of credit facility provided to Introspect Healthcare Corporation.


                                  THE COMPANY

      The Company is a leading national provider of private educational, developmental and rehabilitative programs focusing on troubled youths who either have been adjudicated as delinquents or suffer from behavioral problems. The Company develops and operates a wide range of programs designed to promote accountability, respect and discipline through highly structured, physically demanding, intensely scheduled and intellectually challenging activities. In conjunction with these programs, the Company offers troubled youths a broad range of residential services including juvenile justice academies, residential treatment centers, boot camps, group homes and foster homes, as well as non-residential services including aftercare, tracking, counseling, partial care and day treatment services. As of March 31, 1996, the Company operated 18 residential programs serving approximately 2,100 enrolled students and conducted non-residential programs serving approximately 1,800 additional youths. The youths served by the Company are drawn from 36 states.

      Since its formation in 1991, the Company has expanded its base of operations through a combination of internal and external growth by expanding program offerings, increasing student capacity at existing facilities, developing new programs in response to privatization opportunities, and by acquiring complimentary programs and businesses. The Company has experienced significant revenue and earnings growth with revenues increasing from $8.9 million to $53.1 million and net income increasing from a loss of $1.7 million to net income of $2.2 million for the fiscal years ended June 30, 1993 and June 30, 1995, respectively. For the nine months ended March 31, 1996, the Company reported revenues of $61.3 million and net income of $2.5 million, reflecting increases of approximately 64% and 90%, respectively, over performance in the same period in fiscal year 1995.

COMPANY PROGRAM OFFERINGS

      The residential programs operated by the Company are as follows:

                                                                                                At March 31, 1996
                                                                                                -----------------
                                                           Program              Initial/             % Increase  Number
                                 Types of Facilities        Start               Licensed   Licensed       in       of
           Program                   and Programs            Date     Source    Capacity   Capacity    Capacity  Students
           -------                -----------------        -------    ------    --------   --------    --------  --------
 Clarinda Academy, IA                  Academy              2/92      de novo       60         209        248%      187

 Victor Cullen Academy, MD             Academy              9/92        RFP         60         184        207       184

 Reflections Treatment, TN           Sex Offender           9/92        RFP         26          40         54        40

 Forest Ridge, IA                      Academy              2/93       Acq.        105         161         53       147

 Hickey School, MD                     Academy              7/93        RFP        312         323          4       309

 YSI-Utah, UT                      Foster Care and          7/93       Acq.         60         190        217       183
                                      Group Home

 Chamberlain Academy, SD               Academy              11/93      Acq.         60          78         30        78

 Springfield Academy, SD               Academy              11/93      Acq.         70          84         20        84

 Parc Place, AZ                          RTC                8/94       Acq.         40          40         --        39

 Tarkio Academy, MO                    Academy              9/94      de novo      103         308        199       306

 Promise House, AZ                    Group Home            10/94      Acq.         28          55         96        37

 Developmental Behavorial
 Consultants, AZ                      Group Home            6/95       Acq.         80          80         --        79

 Woodward Academy, IA                 Boot Camp             7/95        RFP         25          74        196        30

 Desert Hills New Mexico, NM             RTC                7/95       Acq.         74          74         --        74

 Desert Hills Arizona, AZ                RTC                7/95         *         120         120         --       120

 College Station, TX                 Academy and RTC        7/95      de novo       54          93         72        76

 Virginia Boot Camp, VA               Boot Camp             1/96        RFP         45          45         --        31

 Tampa Bay Academy, FL                   RTC                3/96       Acq.        104         104         --        74
                                                                                  ----         ---        ---       ---

 Total/Percentage                                                                 1,426       2,262        59%     2,078
                                                                                  =====       =====       ====     =====

- ----------------------

* Concurrent with the Acquisition of Desert Hills, New Mexico, the Company entered into a five-year management contract to operate the Desert Hills Arizona program.

      In addition, the Company provides non-residential programs and services at some of the Company's residential facilities including aftercare, tracking, consulting, partial care and day treatment services. The Company's Desert Hills Arizona program also includes the case management of approximately
1,600 youths pursuant to a managed care contract.

PROGRAM DESCRIPTION

      The Company offers programs designed to address the multiple needs of troubled youths. The foundation of the Company's programs incorporates modification concepts and societal norms such as: positive peer culture; thinking and behavior change; attendance at fully accredited educational programs; vocational training (the "World of Work" program); life skills; athletics; and public safety. Upon referral to the Company, an individual development/treatment plan is designed for each youth. The fundamental Company program is offered in each of the following facilities or settings:

      Program Facilities and Settings

            Residential Juvenile Justice Academies ("Academy")    Academies
typically house troubled youths who are 14 to 18 years old and who have been adjudicated delinquent or are considered at risk of being adjudicated delinquent. These facilities range from medium security residential academies to high security facilities for serious offenders. The average length of stay in an Academy typically ranges from 6 to 24 months. The goal of the programs offered in the Academy environment is to change dramatically the thinking and behavior of the students and to provide them with the skills required to continue their education or training successfully, obtain employment and eventually become self-sufficient taxpayers. In addition, the Company offers several specialized programs at selected academies, including High Impact, Boot Camps, Sex Offender and Detention programs.

            Residential Treatment Centers ("RTCs")    RTC's typically house
youths aged 11 through 18 with a variety of behavioral and/or mental problems including chemical dependency, mental handicaps and emotional disturbance. While certain of the Company's RTC facilities offer acute inpatient care, most of its RTC facilities generally offer a range of less costly and lower acuity care services as compared to more traditional forms of behavioral health services. Students at RTC's can receive a wide range of services, ranging from preventative care and outpatient counseling to intensive psychiatric treatment. In addition, the Company offers several specialized programs at selected RTC facilities, including Emergency Shelter, Sex Offender, Substance Abuse and Long-Term Shelter.

            Residential Community-Based Facilities    These facilities offer
behavioral health services to troubled youths in group homes, foster homes and independent living facilities. Community-based group homes are staffed 24 hours a day with youth care professionals and usually house 5 to 6 children.

            Non-Residential Community-Based Programs    These programs are
designed to assist those students who have committed a minor offense and are capable of being treated in his/her own community and those who have graduated from Company facilities seeking to transition back into their communities. These non-residential programs include tracking and counseling services, partial care and day treatment programs, prevention classes and aftercare.

      Specialized Programs

            The Company also offers various specialized programs to compliment the range of services offered at select facilities. These programs are generally shorter term in nature and are designed to motivate a dramatic change in behavior and attitude on the part of its students. These programs range among the following:

            Sex Offender programs serve the special needs of youths involved in sexual offenses. The programs are generally locked-secure and involve lengths of stay from 12 to 24 months.

            High Impact programs immerse youths who have failed or performed below expectations in non-residential settings in a 30 to 90 day intense regimen of academic classes, physically demanding activities and group therapy.

            Boot Camp programs are similar to High Impact programs and are conducted in a military format including uniforms and drills.

            Detention programs are designed to house youths for periods of 1 to 90 days as they await disposition of court cases or determinations of placement. The Company's assessments of students in detention programs are often used by courts and other placement authorities in making placement decisions.

            Emergency Shelter programs serve troubled youths who are in need of temporary residential facilities due to the lack of a home or other family circumstances. The lengths of stay are generally short term, from 1 to 3 months. These programs are similar to Detention programs except that the youths are not adjudicated or accused of a crime.

            Substance Abuse programs serve the special needs of youths that are suffering, or in danger of suffering, from drug or alcohol addiction.

            Long-Term Shelter programs offer housing services to those youths who are wards of the State or who have been removed from their own home by child protective services. This program is an alternative to the traditional orphanage or large welfare institution.

                                   MANAGEMENT

      The executive officers and directors of the Company are as follows:

                               NAME                     AGE                            POSITION
                               ----                     ---                            --------
            W. James Hindman (1)  . . . . . . . . . .    60   Chairman of the Board
            Timothy P. Cole . . . . . . . . . . .        52   Vice Chairman of the Board and Chief Executive Officer
            Henry D. Felton . . . . . . . . . . . . .    52   President and Chief Operating Officer
            William P. Mooney . . . . . . . . . . . .    41   Chief Financial Officer, Senior Vice President - Finance
                                                              and Treasurer
            Fletcher J. McCusker  . . . . . . . . . .    46   Senior Vice President - Behavior Health Operations
            David B. Dolch  . . . . . . . . . . . . .    41   Senior Vice President - Juvenile Justice Operations
            J. Donald Black (1)(3)  . . . . . . . . .    60   Director
            Jeffrey D. Davis (2)  . . . . . . . . . .    53   Director
            Mayer Kanter (1)(3) . . . . . . . . . . .    59   Director
            George M. Ferris, Jr. (3) . . . . . . . .    68   Director
            Cynthia K. Hindman, M.D. (2)  . . . . . .    35   Director
            Martin V. Marshall (4)  . . . . . . . . .    73   Director
            Jacques T. Schlenger (1)(4) . . . . . . .    67   Director
            Miles G. Harrison, Jr., M.D. (2)  . . . .    45   Director

- -----------

(1)   Member of the Executive & Nominating Committee
(2)   Member of the Marketing & Program Operations Committee
(3)   Member of the Finance & Audit Committee
(4)   Member of the Organization & Compensation Committee

      W. James Hindman founded the Company and served as Chairman of the Board and Chief Executive Officer from its inception to August 5, 1996. Effective August 5, 1996, Mr. Hindman resigned as Chief Executive Officer but continues to serve as Chairman of the Board. In 1979, he founded Jiffy Lube International, Inc. and served as its Chairman and Chief Executive Officer from 1979 to January 1990, at which time the company was sold to Pennzoil Company. From 1967 to 1979, Mr. Hindman was involved in the health care industry as an administrator, owner and operator of 25 nursing facilities. From 1983 to 1992, Mr. Hindman served on the board of directors of Morningside College in Iowa. Mr. Hindman served as a director of The Harbor Bank of Maryland, a Baltimore banking institution, from June 1987 to June

1989, and as a director of Transcrypt International, a high technology electronics manufacturer in Lincoln, Nebraska, from January 1991 to June 1992. Mr. Hindman's daughter, Dr. Cynthia K. Hindman, also serves as a director of the Company.

      Timothy P. Cole is the Vice Chairman of the Board and Chief Executive Officer of the Company effective August 5, 1996. Mr. Cole previously served as Chairman of the Board of Wackenhut Corrections Corporation, Executive Vice President of The Wackenhut Corporation and as President of the Government Services Group of The Wackenhut Corrections Corporation. Prior to joining Wackenhut, he served as Program Director for Martin Marietta Corporation. Mr. Cole is a graduate of the University of Oklahoma and received his MBA from Pepperdine University. He is also a graduate of the Harvard University Graduate School of Business in Advanced Management Program.

      Henry D. Felton has served as a director of the Company since its inception and is President and Chief Operating Officer. He previously served the Company as President of the Company's Business Development Group and as Vice Chairman of the Board. Prior to October 1990, he was an Executive Vice President at Maryland National Bank. During his twenty-five year tenure at Maryland National Bank, he managed various commercial lending departments, the planning division, the treasury/investment divisions and the Institutional Bank. From 1986 to 1988, Mr. Felton served on the board of directors of Jiffy Lube International, Inc. Currently, he serves on the board of trustees for Villa Julie College in Stevenson, Maryland and the board of directors of the Bank of Maryland in Baltimore, Maryland.

      William P. Mooney serves as Chief Financial Officer, Senior Vice President - Finance and Treasurer of the Company, and previously served the Company as Controller from November 1992 through March 1994. Mr. Mooney has 20 years of financial and management experience. From 1981 until he joined the Company in November 1992, Mr. Mooney worked at ESPN, Inc., serving as Corporate Controller, Assistant Secretary, and after 1990, as Director of New Business financial operations. Prior to joining ESPN, Mr. Mooney was as internal auditor and financial manager at Getty Oil Company from 1976 to 1981 and a staff auditor with Arthur Andersen LLP, where he began his career in 1975.

      Fletcher J. McCusker serves as Senior Vice President - Behavior Health Operations. He joined the Company in June 1995 as Senior Vice President of Managed Care and Executive Director of Desert Hills in Tucson. Mr. McCusker served as Chief Executive Officer of Introspect Healthcare Corporation before it was acquired by the Company. Prior to joining Introspect, Mr. McCusker was the Chief Operating Officer of the Tulsa, Oklahoma-based Century Healthcare Corporation, a $60 million company which owned and operated adolescent psychiatric treatment facilities for children and adolescents in ten states. Mr. McCusker holds a master's degree in Organizational Communication from Arizona State University and a bachelor's degree in Rehabilitation from the University of Arizona.

      David B. Dolch serves as Senior Vice President - Juvenile Justice Operations. He joined the Company in April, 1994 as Executive Director of Victor Cullen Academy in Sabillasville, Maryland. In May, 1994 Mr. Dolch received his doctorate in Education from La Salle University. Prior to joining YSI, Mr. Dolch served as Athletic Director and Head Football Coach at Morningside College from 1988 to 1994 and prior to that he was Head Football Coach at Bowie State University from 1986 to 1988.

      J. Donald Black has been a director of the Company since May 1993. Since 1985, Mr. Black has been President of R/B Development Corporation, which operates Jiffy Lube Centers in Minneapolis, and since 1990, he has been President of Ad/Mar Inc., an advertising company. He is also currently the managing partner of BT Properties, an apartment management firm. From 1978 to 1991, Mr. Black served on the board of directors of the Northside Child Development Center, a day care center providing services to parents and children. From 1978 to 1990, Mr. Black served as President, Director and Volunteer Counselor at the Bridge for Runaway Youth, a social service agency which provides crisis and treatment services to runaway adolescents and their families.

      Jeffrey D. Davis has served as a director of the Company since May 1993. In 1975, Mr. Davis founded Jefferson Davis Associates, Inc., which engages in marketing research for United States and international companies, and currently serves as its Chairman and Chief Executive Officer. Mr. Davis also is the Chairman of The Davis Group, Inc., a marketing services company. From 1965 to 1974, Mr. Davis was Associate Director and principal of Frank Magid Associates, a media research firm headquartered in Marion, Iowa. Mr. Davis is a board member of Four Oaks Children's Home in Cedar Rapids, Iowa, an organization which both domiciles and provides outreach programs for troubled young people and their families.

      Mayer Kanter, Esq. has served as a director of the Company since May 1993. He is a partner in the law firm of Forker, Kanter, Forker and O'Brien located in Sioux City, Iowa, where he has practiced law for 27 years. Mr. Kanter has served as a Hospitalization Referee (Judge) since 1981 and in 1984 served as a Juvenile Referee (Judge) in Woodbury County, Iowa. He is currently a member of the Iowa Supreme Court Advisory Commission for juvenile rules.

      George M. Ferris, Jr. has served as a director of the Company since February 1994. He is Chairman and Chief Executive Officer of Ferris, Baker Watts, Incorporated, a position he assumed in 1971. Mr. Ferris has over 40 years experience with the firm and is a former governor of the New York Stock Exchange. Since 1960, he has served as a consultant on international finance and development issues to the U.S. Government and to foreign governments. Mr. Ferris also serves as a director of J.L. Wickham Co. and Entron Industries.

      Cynthia K. Hindman, M.D. has served as a director of the Company since February 1994. Dr. Hindman serves as a consultant for children with behavioral and developmental problems at the Pediatric Center in Frederick, Maryland. Dr. Hindman completed her pediatric residency and fellowship in Behavioral and Developmental Pediatrics at the University of Maryland School of Medicine. Dr. Hindman received her B.S. Degree from Dickinson College in Carlisle, Pennsylvania and her M.D. from the Medical College of Pennsylvania. Dr. Hindman is the daughter of W. James Hindman, the Company's Chairman and Chief Executive Officer.

      Martin V. Marshall has served as a director of the Company since November 1994. Mr. Marshall is the Henry R. Byers Professor of Business Administration, Emeritus, Harvard University. Over the years, he has taught in all the major programs of the Harvard Business School and from 1981 through 1993 chaired the School's Owner/President Management Program and in management schools in Europe, Mexico, and Asia. In addition, he has consulted or been a board member with a variety of domestic and international companies and has written extensively on marketing and long-term business planning.

      Jacques T. Schlenger, Esq. has served as a director of the Company since November 1994. Mr. Schlenger has been a partner in the law firm of Venable, Baetjer and Howard since 1963, where he founded and served as head of the tax department from 1963 to 1979 and as managing partner from 1979 to 1986.

      Miles G. Harrison, Jr., M.D. has served as a director of the Company since January 1995. Dr. Harrison is an Assistant Clinical Professor of Surgery at the University of Maryland School of Medicine and has also been in private practice in Baltimore, Maryland since 1983. Dr. Harrison received his bachelor's degree from Morgan State University in Baltimore, Maryland and his M.D. degree, with honors, in 1975 from the University of Pennsylvania. He completed his surgical residency at the Hospital of the University of Pennsylvania and the Graduate Hospital of the University of Pennsylvania. Dr. Harrison is a fellow of the American College of Surgeons and the International College of Surgeons, and currently serves as the President of Medical Staff at Liberty Medical Center in Baltimore.

EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE

      The following table summarizes certain information regarding the Company's compensation of its Chief Executive Officer and its most highly compensated executive officers during the fiscal years ended June 30, 1995

, June 30, 1994 and June 30, 1993. No other executive officer of the Company had salary and bonus which exceeded $100,000 during the fiscal year ended June 30, 1995.

                                                                               Long-Term
                                            Annual Compensation               Compensation
        Name and                         -------------------------            ------------         All Other
   Principal Position      Year     Salary      Bonus        Other          Options Granted       Compensation
   ------------------      ----     ------      -----        -----          ---------------       ------------
 W. James Hindman         1995    $150,000           --     $      (1)     150,000             $ 2,409(2)
 Chairman and Chief       1994    $143,750           --     $      (1)       --                $20,362(3)
 Executive Officer        1993    $ 82,500(4)    $30,000    $      (1)      30,000(5)          $ 8,238(6)

 Henry D. Felton          1995    $125,000           --          --         37,500             $   273(2)
 Vice Chairman,           1994    $118,750           --          --          --                $ 5,645(7)
 President and Chief      1993    $100,000       $10,000         --         11,250(5)          $ 3,831(8)
 Operating Officer

 Harry G. Pappas, Jr.     1995    $100,000          --          --         150,000             $20,000(10)
 Chief Financial          1994       --             --          --           --                   --
 Officer(9)               1993       --             --          --           --                   --
- ------------------------------

(1) Mr. Hindman received certain perquisites and other personal benefits, the aggregate dollar cost to the Company of which did not exceed 10% of his total salary in 1995, 1994 or 1993.

(2) Represents amounts contributed by the Company pursuant to the Company's 401(k) Retirement Plan.

(3) Includes $2,833 contributed by the Company pursuant to the Company's 401(k)Retirement Plan and $17,529 as special compensation for a personal guarantee of a loan to a Company subsidiary from the Maryland Department of Economic and Employment Development in the original principal amount of $500,000 bearing interest at the rate of prime plus 1 1/2% per annum and payable in 55 equal monthly installments of principal and interest (the "DEED Loan"). Such compensation was based, in the aggregate, on 5% of the average annual outstanding principal balance due on such loan.

(4) Mr.Hindman did not receive any salary prior to December 1992. In December 1992, the Board of Directors determined to compensate Mr.Hindman in cash in the amount of $20,000 for services provided to the Company prior to that time.

(5) Represents stock options granted in lieu of cash compensation for services rendered during certain periods in the Company's early history.

(6) Represents special compensation for a personal guarantee of the DEED Loan.

(7) Includes $1,750 contributed by the Company pursuant to the Company's 401(k)Retirement Plan and $3,895 as special compensation for a personal guarantee of the DEED Loan.

(8) Includes $2,000 contributed by the Company pursuant to the Company's 401(k)Retirement Plan and $1,831 as special compensation for a personal guarantee of the DEED Loan.

(9) Mr. Pappas joined the Company in September 1994 and served as the Company's Chief Financial Officer until his resignation in May 1995.

(10) Represents compensation payable in connection with Mr. Pappas' severance agreement and resignation from the Company and his provision of consulting services to the Company.

      OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth certain information with respect to the grant of stock options to the Company's named executive officers during the fiscal year ended June 30, 1995.

                                                        Percentage of Total Options
                                     Number of Shares     Granted to Employees in       Exercise      Expiration
                    Name            Underlying Options          Fiscal Year              Price           Date
                    ----            ------------------  ---------------------------     -------       ----------
          W. James Hindman             150,000(1)                  21.5%                 $5.00         2/23/05
          Henry D. Felton               37,500(1)                   5.4%                 $5.00         2/23/05
          Harry G. Pappas, Jr.         150,000(2)                  21.5%                 $3.75         2/23/96

- ------------------------------

(1)   The options granted were immediately exercisable.

(2) 75,000 of the options were immediately exercisable on the date of grant, and the other 75,000 options were exercisable as of March 31, 1995.


      OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

      The following table sets forth certain information with respect to the exercise of stock options by the Company's named executive officers during the fiscal year ended June 30, 1995 and information concerning the number and value of unexercised stock options at June 30, 1995. The value of shares acquired on exercise is based on the fair market value per share of Common Stock on the date of exercise, and the value of unexercised stock options is based on the closing price per share of Common Stock of $7.08 on June 30, 1995.

                        Shares                  No. of Securities Underlying               Value of Unexercised In-the
                     Acquired on    Value       Unexercised Options at 6/30/95             Money Options at 6/30/95
    Name               Exercise    Realized     Exercisable     Unexercisable              Exercisable       Unexercisable
    ----             -----------   --------   ---------------------------------            -------------------------------
W. James Hindman           --          --          480,000           0                      $2,401,600                --

Henry D. Felton            --          --          162,499           0                      $  880,747                --

Harry G. Pappas, Jr.   138,750    $485,000          11,250           0                      $   37,500                --


      COMPENSATION OF DIRECTORS

      Directors of the Company who are salaried employees of the Company do not receive any additional compensation for serving as a director. Directors who are not officers of the Company receive a fee of $500 for each Board meeting personally attended and are reimbursed for expenses incurred in connection with attendance. Under the Company's 1995 Director Stock Option Plan (the "Director Option Plan"), non-employee directors of the Company each year automatically receive, as of the anniversary date of his or her election or appointment to the Board of Directors, an option to purchase 7,500 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Under the Company's Board of Directors Compensation Plan, non-employee directors also receive quarterly an award equal to the number of shares of the Company's Common Stock that equals $3,750. Mr. Kanter received $15,200 from the Company during the fiscal year ended June 30, 1995, as well as certain other benefits available generally to the Company's employees,in return for business development services he provided to the Company. Harry G. Pappas, Jr., who served as a director of the Company during a portion of the fiscal year ended June 30, 1995, entered into a consulting agreement with the Company pursuant to which he provided services to the Company normally performed by the Chief Financial Officer. Under the consulting agreement, Mr. Pappas was compensated $10,000 per month, was paid a retainer of $20,000, and was granted

150,000 stock options. Mr. Black, Mr. Davis, Mr. Kanter, Mr. Ferris and Dr. Hindman each were granted 7,500 stock options during the fiscal year ended June 30, 1995 under the Director Option Plan, which options were immediately exercisable at an exercise price equal to the fair market value of the Company's common stock on the date of grant - $4.42 per share for Messrs. Black, Davis and Kanter and $4.17 per share for Mr. Ferris and Dr. Hindman. During the last completed fiscal year, the Organization & Compensation Committee was comprised of Messrs. Black, Davis, Marshall and Schlenger, none of whom is or has been an officer or employee of the Company.

      SEVERANCE BENEFITS AND NON-COMPETITION AGREEMENTS

      The Company has entered into non-competition and change in control or severance benefits agreements with Messrs. Hindman, Felton and McCusker. The agreements with Messrs. Hindman and Felton include provisions that restrict the executive officer from engaging in activities which are competitive with the business conducted by the Company for a three-year period commencing February 1, 1994 and for a two-year period following any termination of the executive officer's employment with the Company during that three-year period, regardless of whether the termination arises in connection with any change in control.

      In exchange for the agreements not to compete with the Company, these agreements also provide for the payment by the Company of certain specified benefits in the event the employment of such executive officer terminates under certain circumstances following any change in control of the Company. For purposes of these agreements, a change in control is deemed to take place whenever (i) a person, group of persons or other entities shall become the beneficial owner, directly or indirectly, of securities of the Company having 20% or more of the combined voting power of the Company's then-outstanding securities, (ii) there shall be certain significant changes in the composition of the Company's Board of Directors, (iii)the Company enters into an agreement that would result in a change in control, or (iv) the shareholders of the Company approve certain extraordinary transactions.

      Circumstances triggering payment of the specified benefits to an executive officer under his agreement include (i) involuntary termination of employment (for reasons other than death, disability, retirement or cause) or
(ii) voluntary termination by the employee in the event of certain significant changes in the nature of his employment, including certain reductions made in compensation and changes in responsibilities and authority. Benefits made available to the executive employee under the terms of the agreements in the event that his employment is terminated under the above-specified circumstances may include (i) a lump sum severance payment equal to three times the sum of the employee's annual base salary, (ii) maintenance of all life, disability, accident and health insurance substantially similar to those benefits to which the employee was entitled immediately prior to termination for a period of three additional years, (iii) certain additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code, and (iv) reimbursement of legal fees and expenses, if any, incurred as a result of such termination.

      The agreements may have the effect of discouraging takeovers and protecting such officers from removal, since such agreements increase the cost that would be incurred by an acquiring company seeking to replace current management.

      The Company entered into an agreement with Mr. Pappas in May 1995 in connection with his resignation as the Company's Chief Financial Officer and as a director. Pursuant to such agreement, Mr.Pappas was compensated $100,000 through February 1996, was provided certain health insurance coverage and medical benefits by the Company through that date, was reimbursed approximately $5,000 for legal fees and expenses incurred in connection with his resignation and was granted the right to exercise his stock options through February 29, 1996.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

      The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1996 by (i) each person or entity known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock, (ii) each of the executive officers, (iii) each of the directors of the Company, and (iv) all directors and executive officers as a group.



                                                                           SHARES BENEFICIALLY OWNED(1)
                                                                           ----------------------------
                          Executive Officers and Directors                    NUMBER             PERCENT
                          --------------------------------                    ------             -------
                          W. James Hindman                                  2,179,942(2)          23.9%
                          Henry D. Felton                                     632,535(3)           7.2%
                          William P. Mooney                                    20,698(4)            *
                          Fletcher J. McCusker                                 72,144(5)            *
                                                                               17,988(6)
                          David B. Dolch                                                            *
                          J. Donald Black                                     102,384(7)           1.2%
                          Jeffrey D. Davis                                     80,865(8)            *
                          Mayer Kanter                                        145,986(9)           1.7%
                          George M. Ferris, Jr.                                30,165(10)           *
                          Cynthia K. Hindman, M.D.                            137,331(11)          2.5%
                          Martin V. Marshall                                    9,622(12)            *
                          Jacques T. Schlenger                                 10,986(13)           *
                          Miles G. Harrison, Jr.                                7,986(14)            *

                          All directors and executive officers as a
                                group (13 persons)                          3,448,632(15)         36.1%
                          OTHER 5% STOCKHOLDERS
                          ---------------------
                          BAMCO, Inc.
                          Baron Capital Management, Inc.
                          450 Park Avenue, Suite 2800
                          New York, NY  10022                                 666,000(16)          7.7%

- -----------

*     Represents beneficial ownership of less than 1% of outstanding Common
      Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes shares over which the named individual has voting or investment power and shares issuable pursuant to options and warrants exercisable within 60 days.

(2) Includes 480,000 shares issuable pursuant to options granted to Mr. Hindman that are exercisable within 60 days. Excludes 105,000 shares that are owned beneficially by Mr. Hindman's wife and 34,785 shares issuable upon exercise of a Warrant issued to Mrs. Hindman in connection with the purchase of a Subordinated Debenture.

(3) Includes 162,499 shares issuable pursuant to options granted to Mr. Felton that are exercisable within 60 days.

(4) Includes 17,125 shares issuable pursuant to options granted to Mr. Mooney that are exercised within 60 days.

(5) Includes 67,500 shares issuable pursuant to options granted to Mr. Fletcher that are exercised within 60 days.

(6) Includes 15,000 shares issuable pursuant to options granted to Mr. Dolch that are exercised within 60 days.

(7) Includes 40,500 shares issuable pursuant to options granted to Mr. Black that are exercisable within 60 days and 2,319 shares reserved for issuance upon exercise of a Warrant issued to Mr. Black in connection with his purchase of a Subordinated Debenture. In addition, includes 59,400 shares owned by Retirement Accounts, Inc., an individual retirement account, for the benefit of Mr. Black.

(8) Includes 40,500 shares issuable pursuant to options granted to Mr. Davis that are exercisable within 60 days, and 40,200 shares owned by the Jeffrey DeForest Davis Revocable Inter Vivos Trust, of which Mr. Davis is the trustee.

(9) Includes 40,500 shares issuable pursuant to options granted to Mr. Kanter that are exercisable within 60 days.

(10) Includes 15,000 shares issuable pursuant to options granted to Mr. Ferris that are exercisable within 60 days.

(11) Includes 15,000 shares issuable pursuant to options granted to Dr. Hindman that are exercisable within 60 days, 11,595 shares issuable upon exercise of a Warrant issued to Dr. Hindman in connection with her purchase of a Subordinated Debenture, 5,250 shares owned by Dr. Hindman as custodian for her son under the Uniform Gifts to Minors Act and 75,000 shares held by an Irrevocable Trust created by Mr. James Hindman of which Dr. Hindman's son is the beneficiary.

(12) Includes 7,500 shares issuable pursuant to options granted to Mr. Marshall that are exercised within 60 days.

(13) Includes 7,500 shares issuable pursuant to options granted to Mr. Schlenger that are exercised within 60 days.

(14) Includes 7,500 shares issuable pursuant to options granted to Mr. Harrison that are exercised within 60 days.

(15) Includes 916,124 shares issuable pursuant to options granted to directors and executive officers that are exercisable within 60 days and 13,914 shares issuable upon the exercise of Warrants issued to directors and executive officers in connection with purchases of Subordinated Debentures.

(16) Based upon a Schedule 13G, dated June 19, 1996, filed by BAMCO, Inc. and Baron Capital Management, Inc. as a group in accordance with Rule 13d-1(b)(1)(ii)(F), BAMCO, Inc. beneficially owns 555,750 shares and Baron Capital Management, Inc. beneficially owns 110,250 shares, respresenting 6.45% and 1.28% of the outstanding Common Stock as of June 30, 1996, respectively. According to the Schedule 13G, BAMCO, Inc. and Baron Capital Management, Inc. are investment advisers registered under the Investment Adviser Act of 1940 and Baron Asset Fund, an investment company registered under the Investment Company Act of 1940 and an advisory client of BAMCO, Inc., owns 495,750 (5.75%) of the shares beneficially owned by BAMCO, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In the Company's initial public offering in February 1994, Ferris, Baker Watts, Incorporated was the principal underwriter and received underwriting discounts and commissions of $0.47 per share for an aggregate of $910,000. George M. Ferris, Jr., a director of the Company, serves as the Chairman and Chief Executive Officer, and is a 30% shareholder of Ferris, Baker Watts, Incorporated. Mr. Ferris was a nominee for director of the Company at the time of the Company's initial public offering.

      Pursuant to a private placement transaction in 1993, the Company sold shares of its Common Stock to, among others, J. Donald Black, a director of the Company, who purchased 30,000 shares at $2.00 per share for an aggregate purchase price of $60,000.

      Dixie L. Hindman, the wife of W. James Hindman, and Cynthia K. Hindman, a director of the Company and daughter of Mr. Hindman, made loans to the Company in 1993 in the amount of $157,500 and $52,500, respectively. The loans carried interest at the rate of 10% per annum, were secured by certain equipment owned by the Company, and were repaid in full in February 1994.

      Effective on the close of business June 30, 1995, the Company acquired Desert Hills New Mexico from Introspect. In addition, the Company was granted an option for a period of five years to purchase all of the outstanding capital stock of Introspect and entered into a Management Agreement to manage the business of Introspect and certain of its affiliates for a period of five years. The Company also entered into a $1,000,000 Discretionary Line of Credit Agreement with Introspect pursuant to which the Company in its discretion may extend credit to Introspect at an annual interest rate equal to 2% over the prime rate of interest. Fletcher J. McCusker, who is an executive officer of the Company, was the chief executive officer and a director of Introspect before joining the Company in connection with the transactions described above and is a stockholder of Diversification Association, Inc., the parent company of Introspect. Mr. McCusker was not a director, officer or otherwise affiliated with the Company at the time the Company entered into these arrangements.

      In August 1995, the Company entered into a Lease with W. J. Hindman and Dixie L. Hindman pursuant to which the Company leased from the Hindmans certain property owned by the Hindmans and constructed on the leased property a conference center and an apartment facility that is available for use by the Company. The improvements on the property were constructed at the sole cost and expense of the Company. The Company is responsible for payment of all utilities used by the Company on the leased premises and is required to keep in effect at its own expense public liability insurance in an amount not less than $1,000,000 and employer's liability insurance in an amount not less than $100,000. The Company is authorized to use the leased premises for the operation of a conference and meeting center for employees and guests of the Company. The term of the Lease is five years from the time of completion of the improvements and may be extended at the Company's option for an additional five-year period. During the original five-year term of the Lease, the Company will not be required to pay any rent to the Hindmans. However, the Hindmans will receive the benefit of the improvements on their property, and the Company will surrender to the Hindmans, at the expiration of the Lease, the leased premises as improved pursuant to the Lease. The Company estimates that the value of the improvements to the Hindmans' property is approximately $200,000.

      The Company believes that the terms of the transactions it has engaged in with directors and officers are no less favorable to the Company than the terms that would have been available to the Company from unaffiliated third parties. These transactions were ratified by the independent outside members of the Company's Board of Directors who do not have an interest in such transactions. In connection with this ratification, the Board of Directors determined that such transactions were fair and reasonable to the Company and confirmed the Company's policy that any future related party transactions may be consummated only if such transactions are on terms as favorable to the Company as terms that could be obtained from unaffiliated third parties and if such transactions are approved by a majority of the independent outside members of the Board of Directors who do not have an interest in the transaction.


                    DESCRIPTION OF EXCHANGE OFFER DEBENTURES

      The Exchange Offer Debentures will be issued under and entitled to the benefits of the Indenture (the "Indenture") dated as of ________, 1996, by and between the Company and The Chase Manhattan Bank, N.A. as trustee (the "Trustee").

      The following statements under this heading are summaries of the detailed provisions of the Exchange Offer Debentures and the Indenture, copies of which will be available for inspection at the office of the Trustee in New York City. Such statements do not purport to be complete and are qualified in their entirety by reference to the Exchange Offer Debentures and the Indenture. The definition of certain terms used in the following summary are set forth below under "-- Certain Definitions."

      The Exchange Offer Debentures and the Indenture will not limit the amount of other indebtedness that may be incurred or securities that may be issued by the Company or its subsidiaries and contain no financial covenants or similar restrictions with respect to the Company or its subsidiaries and, therefore, holders of the Exchange Offer Debentures will have no protection (other than their rights upon an Event of Default as described in "--Events of Default" below) from adverse changes in the Company's financial condition.

PRINCIPAL, MATURITY AND INTEREST

      The Exchange Offer Debentures are limited in the aggregate principal amount to $32,200,000 and will mature on February 1, 2006. The Exchange Offer Debentures bear interest at a rate of 7.0% per annum, payable semi-annually in arrears on each February 1 and August 1. Interest on the Exchange Offer Debentures accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest payable on each February 1 and August 1 will amount to $35.00 per $1,000 aggregate principal amount of the Exchange Offer Debentures.

SUBORDINATION

      The Exchange Offer Debentures are subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company and its subsidiaries. As of March 31, 1996, there was approximately $12.1 million of
Senior Indebtedness.   The Company has a bank revolving line of credit of up to
$10,000,000 that bears interest at a variable rate based upon, at the option of the Company, the prime rate of interest or 2.25% above LIBOR. The Exchange Offer Debentures do not limit the ability of the Company or its subsidiaries to incur secured indebtedness or other Senior Indebtedness (including any borrowings under such line of credit) or to contribute assets to its subsidiaries. The Company's rights as a stockholder and the rights of its creditors, including holders of the Exchange Offer Debentures, to participate in the assets of any of the Company's subsidiaries upon a subsidiary's liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors.

      The Exchange Offer Debentures are obligations exclusively of the Company and not of its subsidiaries. Because the operations of the Company are currently conducted through subsidiaries, the cash flow and the consequent ability to service debt of the Company, including the Exchange Offer Debentures, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company or upon loans or other payments of funds by those subsidiaries to the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Offer Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

      The Exchange Offer Debentures are effectively subordinate to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the Exchange Offer Debentures to participate in those assets) are effectively subordinate to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subject to any security interests in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary senior to that held by the Company.

CONVERSION RIGHTS

      The Exchange Offer Debentures may be converted at any time on or after the effective date of the Registration Statement of which this Prospectus is a part filed by the Company with the Commission. The right to convert Exchange Offer Debentures called for redemption will terminate at the close of business on the business day immediately preceding the date fixed for redemption, and will be lost if not exercised prior to that time, even if such redemption occurs at a time when conversion of the Exchange Offer Debentures is in the best interests of the holders. The price at which Conversion Shares shall be delivered upon conversion (herein called the "Conversion Price") is currently $12.47 per Conversion Share. The Conversion Price shall be adjusted in certain instances as provided in paragraph (c) of Section 4 of the Exchange Offer Debentures.

      The right of conversion attaching to any Debenture may be exercised by the holder by delivering the Debenture at the specified office of the Trustee, accompanied by a duly signed and completed notice of conversion. The conversion date shall be the date on which the Debenture and the duly signed and completed notice of conversion shall have been delivered. A holder delivering a Debenture for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the holder of the Debenture. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid. Such certificates will be delivered to the address specified by the holder in his completed notice of conversion.

      The conversion price will be subject to adjustment in certain events, including (a) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (as determined in accordance with the Exchange Offer Debentures) unless holders of Exchange Offer Debentures are entitled to receive the same upon conversion, (c) subdivisions, combinations and reclassifications of Common Stock, and (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid in cash out of the retained earnings of the Company and regular quarterly dividends consistent with past practice). In addition to the foregoing adjustments, the Company will be permitted to make such downward adjustments in the conversion price as it considers to be advisable in order that any event treated for United

States Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock. Adjustments in the conversion price of less than $.25 will not be required, but any adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment. Fractional shares of Common Stock are not to be issued or delivered upon conversion, but, in lieu thereof, a cash adjustment will be paid based upon the then current market price of Common Stock. Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued interest on the Exchange Offer Debentures or for any dividends or distributions on any shares of Common Stock delivered upon such conversion. Notice of any adjustment of the conversion price will be given in the manner set forth herein under "--Notices."

      If at any time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for United States Federal income tax purposes (e.g., distribution of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Exchange Offer Debentures, the conversion price of the Exchange Offer Debentures is reduced, such reduction may be deemed to be the payment of a taxable dividend to holders of Exchange Offer Debentures. Such a deemed dividend might be subject to a 30% or then applicable United States withholding tax unless the holder is entitled to a reduction of the tax under a tax treaty.

      In the event that the Company should merge with another company, become a party to a consolidation or transfer all or substantially all of its assets to another company, each Debenture then outstanding would, without the consent of any holder, become convertible only into the kind and amount of securities, cash and other property receivable upon the merger, consolidation or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such merger, consolidation or transfer.

REDEMPTION

      Unless previously redeemed, converted or purchased and cancelled by the Company, the Exchange Offer Debentures will mature on February 1, 2006 and shall be redeemed at their principal amount.

      Optional Redemption

      The Exchange Offer Debentures may be redeemed, at the option of the Company, in whole or in part at any time on or after February 1, 1999 at a redemption price equal to that percentage of their principal amount set forth below, together with accrued and unpaid interest to the date fixed for redemption, upon notice as described below:

                          On or After February 1                    Premium
                          ----------------------                    -------
                          1999                                      103%
                          2000                                      102%
                          2001                                      101%
                          2002 and thereafter                       100%

In the event of a partial redemption, the Exchange Offer Debentures to be redeemed will be selected by the Trustee not more than 75 days before the date fixed for redemption, by such method as the Trustee shall deem fair and appropriate.

      The Exchange Offer Debentures may be redeemed, as a whole but not in part, upon notice as described below, at the option of the Company at any time, if the Company shall determine that as a result of any change in or amendment to the laws or any regulations or rulings of the United States or any political subdivision or taxing authority thereof or thereon affecting taxation, or any amendment to, or change in, an official application or interpretation of such laws, regulations or rulings, which amendment or change is announced or becomes effective on or after January 29, 1996, the Company has or will become obligated to pay Additional Amounts on the Exchange Offer Debentures, as described below under "--Payment of Additional Amounts," and such obligation cannot be avoided by the Company taking reasonable measures available to it; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts were a payment in respect of the Exchange Offer Debentures then due; and provided further, that at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. In case of any such redemption, the redemption price will be 100% of the principal amount of the Exchange Offer Debentures, together in each case with accrued and unpaid interest to the date fixed for redemption. The Company is required to deliver to the Trustee a certificate stating that the Company is entitled to effect such redemption and that the conditions precedent to the right of the Company to redeem the Exchange Offer Debentures have accrued and an opinion of counsel stating that the legal conditions precedent to the right of the Company to effect such redemption have occurred.

      Mandatory Redemption

      Except as set forth in the two preceding paragraphs and except as set forth under "Change of Control" below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Offer Debentures.

      Notices of Redemption

      Notice of intention to redeem the Exchange Offer Debentures will be given as described under "--Notices" below. In the case of redemption of all Exchange Offer Debentures, notice will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption. In the case of a partial redemption, notice will be given twice, the first such notice to be given not more than 60 nor less than 45 days prior to the date fixed for redemption and the second such notice to be given not more than 45 nor less than 30 days prior to the date fixed for redemption.

      Notices of redemption will specify the date fixed for redemption, the applicable redemption price, the date the conversion privilege expires and, in the case of a partial redemption, the aggregate principal amount of the Exchange Offer Debentures to be redeemed and the aggregate principal amount of the Exchange Offer Debentures that will be outstanding after such partial redemption. In addition, in the case of a partial redemption, the first notice will specify the last date on which exchanges or transfers of the Exchange Offer Debentures may be made and the second notice will specify the serial numbers of the Exchange Offer Debentures and the portions thereof called for redemption.

      In addition, the Company may at any time and from time to time repurchase the Exchange Offer Debentures in the open market or in private transactions at prices it considers attractive. The Exchange Offer Debentures repurchased by the Company will be cancelled.

CHANGE OF CONTROL

      Each holder of a Debenture will have the right, at such holder's option, to cause the Company to purchase such Debenture, in whole but not in part, for a cash amount equal to 100% of the principal amount, together with accrued interest to the repurchase date, if a Designated Event (as defined below) occurs or has occurred. Notice with respect to the occurrence of a Designated Event will be given as described under "--Notices" below and not later than 30 days after the Exchange Date or the date of the occurrence of such

Designated Event. Such notice shall include, among other things, the redemption price, the date fixed for redemption, the place of payment, that payment will be made upon presentation of the Exchange Offer Debentures to be redeemed; that interest accrued will be paid as specified in such notice; and that on or after said date interest will cease to accrue; and that a holder electing to revoke its election of redemption by delivering a written notice of such revocation, together with the holder's non-transferable receipt for such Exchange Offer Debentures, to the place of redemption not later than the date fixed for such purpose. The date fixed for such purchase will be a date not less than 30 nor more than 60 days after notice of occurrence of a Designated Event is given (except as otherwise required by 60 days after notice of the occurrence of a Designated Event is given (except as otherwise required by law). Upon delivery of such notice, the holder submitting such notice shall forfeit the conversion rights with respect to such Debenture. To be purchased, a Debenture must be received with a duly executed written notice, substantially in the form provided on the reverse side of such Debenture, at the office of the Trustee not later than the fifth day prior to the date fixed for such purchase. All Exchange Offer Debentures purchased by the Company will be cancelled. Holders who have tendered a notice of purchase will be entitled to revoke their election by delivering a written notice of such revocation to the Trustee on or prior to the Holder Redemption Date. In addition, holders of the Exchange Offer Debentures will retain the right to require such Exchange Offer Debentures to be converted into Common Stock (or other securities, property or cash, payable in lieu thereof by reference to the adjustment price as provided under the adjustment provision. See "--Conversion") prior to the purchase date, so long as notice to that effect, including the holder's nontransferable receipt for the Exchange Offer Debentures from the Trustee, is delivered on or prior to the close of business on the day prior to the purchase date to the Trustee.

      A "Designated Event" shall be deemed to have occurred, subject to the provisions below, upon the consummation of a purchase, merger, acquisition, transfer or transaction or series of transactions involving a "Change of Control" as defined below.

      The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may then be applicable and will file a Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Exchange Offer Debentures at the option of holders upon a Change of Control. The Change of Control purchase feature of the Exchange Offer Debentures may in certain circumstances make more difficult or discourage certain mergers, tender offers and other takeover attempts involving the Company. The Change of Control provisions will not prevent a leveraged buyout led by the Company's management, a recapitalization of the Company or change in a majority of the members of the Board of Directors that is approved by the then-present Board of Directors. With respect to the sale of assets, the phrase "all or substantially all" varies according to the facts and circumstances of the subject transaction and is subject to judicial interpretation. The Company believes that such a sale would be one that requires the vote or concurrence of its stockholders. Accordingly, in certain circumstances it may be unclear as to whether a Change of Control has occurred. The determination of whether a Change of Control has occurred is a determination based on the facts and circumstances of the subject transaction. The Change of Control purchase feature is not, however, the result of management's knowledge of any specific efforts to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation of proxies or consents or otherwise, or part of a plan to implement a series of anti-takeover measures.

      The Company, could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control under the Indenture, but that would increase the amount of Senior Indebtedness (or any other indebtedness) outstanding at such time.
There are no restrictions in the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness), and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Exchange Offer Debentures. If such a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds at the time of such event to pay the Change of Control purchase price for all Exchange Offer Debentures tendered by the holders thereof. A default by the Company on its obligation to pay the Change of Control purchase price could, pursuant to cross-default provisions, result in acceleration of the payment of other indebtedness of the Company outstanding at that time.

      Certain of the Company's existing and future agreements relating to their indebtedness could prohibit the purchase by the Company of the Exchange Offer Debentures pursuant to the exercise by a Debenture holder of the foregoing option, depending on the financial circumstances of the Company at the time any such purchase may occur, because such purchase could cause a breach of certain covenants contained in such agreements. Such a breach may constitute an event of default under such indebtedness and thereby restrict the Company's ability to purchase the Exchange Offer Debentures. See "--Subordination."

PAYMENTS, PAYING AGENTS AND CONVERSION AGENTS

      The Exchange Offer Debentures may be surrendered for conversion or exchange at the corporate trust office of the Trustee in New York City or, at the option of the holder and subject to applicable laws and regulations, at the office of any of the conversion agents, if any.

      The Company has initially appointed the Trustee as paying agent and conversion agent. This appointment may be terminated at any time and additional or other paying and conversion agents may be appointed, provided that until the Exchange Offer Debentures have been delivered for cancellation, or monies sufficient to pay the principal of and premium, if any, and interest on the Exchange Offer Debentures have been made available for payment and either paid or returned to the Company as provided in the Indenture, a paying, conversion and transfer agent will be maintained in New York City for the payment of the principal of and premium, if any, and for the surrender of Exchange Offer Debentures for conversion. Notice of any such termination or appointment and of any change in the office through which any paying, conversion or transfer agent will act will be given in accordance with "Notices" below.

      All monies paid by the Company to the Trustee for the payment of principal of and premium, if any, or interest on any Debenture that remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Debenture will thereafter look only to the Company for payment thereof.


PAYMENT OF ADDITIONAL AMOUNTS

      The Company will pay to the holder of any Debenture who is a United States Alien (as defined below) such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of and premium, if any, of and interest on such Debenture, and any cash payments made in lieu of issuing shares of Common Stock upon conversion of a Debenture, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Debenture to be then due and payable; provided, however, that the foregoing obligations to pay Additional Amounts shall not apply to any one or more of the following:

            (a) any tax, assessment or other governmental charge that would not have been so imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member of such holder, or a person holding a power over, such holder, if such holder is an estate or trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, stockholder or person holding a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having had a permanent establishment therein, (ii) such holder's present or former status as a personal holding company, foreign personal holding company, passive foreign investment company, foreign private foundation or other foreign tax-exempt entity, or controlled foreign corporation for United States tax purposes or a corporation which accumulates earnings to avoid United States Federal income tax, or (iii) such holder's status as a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business;

            (b) any tax, assessment or other governmental charge that would not have been so imposed but for the presentation by the holder of such Debenture for payment on a date more than 10 days after the date on which such payment became due and payable or on the date on which payment thereof is duly provided, whichever occurs later;

            (c) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or other governmental charge;

            (d) any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or present or former connection with the United States of the holder or beneficial owner of such Debenture if such compliance is required by statute, regulation or ruling of the United States or any political subdivision or taxing authority thereof as a precondition to relief or exemption from such tax, assessment or other governmental charge;

            (e) any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from payments of principal of and premium, if any, or interest on such Debenture;

            (f) any tax, assessment or other governmental charge imposed on interest received by a person holding, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote; or

            (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or premium, if any, or interest on any Debenture if such payment can be made without such withholding by any other paying agent;

nor will Additional Amounts be paid with respect to payment of the principal of, or premium, if any or interest on any such Debenture (or cash in lieu of issuance of shares of Common Stock upon conversion) to a person other than the sole beneficial owner of such payment, or that is a partnership or a fiduciary, to the extent such beneficial owner, member of such partnership or beneficiary or settlor with respect to such fiduciary would not have been entitled to the Additional Amounts had such beneficial owner, member, beneficiary or settlor been the holder of such Debenture.


EVENTS OF DEFAULT

      An Event of Default with respect to the Exchange Offer Debentures will be any one of the following events: (a) default in any payment when due of the principal of any such Debenture, (b) default for 30 days in the payment of any installment of interest or any required payment of any Additional Amounts on any such Debenture, (c) default for 60 days after appropriate notice in the performance of any other covenant of the Company in the Exchange Offer Debentures or the Indenture with respect to such Exchange Offer Debentures, (d) certain events of bankruptcy, insolvency or reorganization or (e) acceleration of, or failure to pay when due upon maturity, any indebtedness for money borrowed by the Company as to which the Company has at least $10,000,000 in aggregate principal amount of indebtedness outstanding, which acceleration is not rescinded or annulled or which failure is not cured within 30 days after notice of acceleration or after such failure, as the case may be. If an Event of Default shall occur and be continuing, any holder of any such Debenture may, at its option, declare the principal of and accrued interest on such Debenture to be immediately due and payable.


CONSOLIDATION, MERGER AND SALE OF ASSETS

      The Company may consolidate with, merge into or sell or convey all or substantially all of its property to, another corporation without the consent of holders of the Exchange Offer Debentures provided that the successor corporation assumes all obligations of the Company under the Exchange Offer Debentures and under the Indenture and, provided further, that if such successor corporation is not organized under the laws of the United States or any political subdivision thereof or therein, such successor corporation agrees to make payments on the Exchange Offer Debentures without deduction or withholding for any and all then existing or future withholding taxes, levies, imposts or charges whatsoever imposed by or for the account of the jurisdiction where such successor corporation is generally subject to taxation or any political subdivision or taxing authority therein, subject to certain exceptions and, provided further, that certain other conditions are met. Upon compliance with these provisions by a successor corporation, the Company would be relieved of its obligations under the Exchange Offer Debentures and under the Indenture. Therefore, if such conditions are satisfied, the Company may consolidate with, merge into or sell or convey its property to the other corporation. Under certain circumstances described above involving a Change of Control, each holder of Exchange Offer Debentures may have the right to require the Company to purchase such Exchange Offer Debentures. See "--Change of Control."

MEETINGS, MODIFICATION AND WAIVER

      The Indenture will contain provisions for convening meetings of the holders of Exchange Offer Debentures to consider matters affecting their interests.

      The Indenture (including the terms and conditions of the Exchange Offer Debentures) may be modified or amended by the Company and the Trustee, without the consent of the holder of any Debenture, for the purposes of (a) adding to the covenants of the Company for the benefit of the holders of Exchange Offer Debentures or surrendering any right or power conferred upon the Company, (b) providing for the conversion and redemption rights of holders of Exchange Offer Debentures in the event of a consolidation, merger or sale of substantially all of the assets of the Company, (c) curing any ambiguity or correcting or supplementing any defective provision contained in the Indenture, (d) making any other provisions that the Company and the Trustee may deem necessary or desirable, and that will not adversely affect the interests of the holders of Exchange Offer Debentures, or (e) evidencing the succession of another corporation to the Company and the assumption by any successor of the covenants of the Company in the Indenture or the Exchange Offer Debentures.

      Modifications and amendments to the Indenture or to the terms and conditions of the Exchange Offer Debentures may also be made and any past default by the Company may be waived, either with the written consent of the holders of not less than a majority in aggregate principal amount of the Exchange Offer Debentures at the time outstanding (excluding for purposes of such calculation the aggregate principal amount of Exchange Offer Debentures held by the Company or any of its subsidiaries) or by the adoption of a resolution, at a meeting of holders of the Exchange Offer Debentures at which a quorum (as defined below) is present and acting throughout, by not less than a majority in aggregate principal amount of the Exchange Offer Debentures present or represented at such meeting (excluding for purposes of such calculation the aggregate principal amount of Exchange Offer Debentures held by the Company or any of its subsidiaries);

provided, however, that the amount approving such resolution is not less than 25% of the aggregate principal amount of the Exchange Offer Debentures then outstanding (excluding for purposes of such calculation the aggregate principal amount of Exchange Offer Debentures held by the Company or any of its subsidiaries); and provided further that no such modification or amendment to the terms and conditions of the Exchange Offer Debentures may, without the consent or the affirmative vote of the holder of each Debenture affected thereby (a) waive a default in the payment of principal or premium, if any, or any installment of interest on any such Debenture; (b) change the stated maturity of the principal or premium, if any, or any installment of interest on any such Debenture; (c) reduce the principal amount of or any premium payable upon redemption of or interest on any such Debenture; (d) change the obligation of the Company to pay Additional Amounts as described above (except as otherwise permitted by the Exchange Offer Debentures); (e) change the currency of payment of such Debenture or interest thereon; (f) adversely affect the right to convert or redeem any such Debenture; (g) modify the obligations of the Company to maintain an office or agency in New York City and outside the United States; (h) modify the subordination provisions of the Exchange Offer Debentures in a manner adverse to the holders of Exchange Offer Debentures; (i) reduce the requirements in the Indenture for quorum or voting, or reduce the percentage in principal amount of outstanding Exchange Offer Debentures the consent of whose holders is required for any amendment or modification of the Indenture or the terms and conditions of the Exchange Offer Debentures or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or the Debentures or certain defaults thereunder and their consequences) provide for in the Exchange Offer Debentures; or (j) modify the provisions of the Indenture related to amendments of the Exchange Offer Debentures except to increase any such percentage or to provide that certain other provisions of the Indenture or the Exchange Offer Debentures cannot be modified or waived without the consent of the holder of each outstanding Exchange Offer Debenture affected thereby. The quorum at any meeting called to adopt a resolution will be the persons holding or representing a majority in aggregate principal amount of the Exchange Offer Debentures at the time outstanding (excluding for purposes of such calculation the aggregate principal amount of Exchange Offer Debentures held by the Company or any of its subsidiaries) and the quorum at any adjourned meeting will be persons holding or representing 25% in aggregate principal amount of the Exchange Offer Debentures at the time outstanding (excluding for purposes of such calculation the aggregate principal amount of Exchange Offer Debentures held by the Company or any of its subsidiaries). Any instrument given by or on behalf of any holder of a Debenture in connection with any consent to any such modification, amendment or waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such Debenture. Any modifications, amendments or waivers to the Indenture or to the terms and conditions of the Exchange Offer Debentures will be conclusive and binding on all holders of Exchange Offer Debentures, whether or not they have given such consent or were present at any meeting, and on holders of Exchange Offer Debentures, whether or not notation of such modifications, amendments or waivers is made upon the Exchange Offer Debentures.

NOTICES

      Notices to holders of the Exchange Offer Debentures will be given by publication in a leading daily newspaper in the English language of general circulation in New York City. Such publication is expected to be made in The Wall Street Journal (Eastern Edition). Such notices will be deemed to have been given on the date of such publication or mailing or, if published in such newspapers on different dates, on the date of the first such publication.

REPLACEMENT OF EXCHANGE OFFER DEBENTURES

      The Exchange Offer Debentures that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Trustee of the Exchange Offer Debentures or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Exchange Offer Debenture, an indemnity satisfactory to the Company and the Trustee may be required at the expense of the holder of such Debenture before a replacement Debenture will be issued.

GOVERNING LAW

      The Exchange Offer Debentures and the Indenture will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law principles.

CERTAIN DEFINITIONS

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      A "Change of Control" will be deemed to have occurred at such time as any of the following events occurs:

            (a) Any person (for purposes of paragraph (a) of this definition only, the term "person" shall mean a "person" as defined in or for purposes of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act of 1934 (as defined herein), or any successor provision to either of the foregoing, including any "group" acting for the purposes of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act of 1934), together with its Affiliates and Associates (as defined herein) shall file or become obligated to file a report under or in response to Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act of 1934 disclosing that such person has become the beneficial owner (as the term "beneficial owner" is defined in Rule 13d-3 under the Exchange Act of 1934, or any successor provision) of either (A) 50% or more of the shares of Common Stock then outstanding or (B) 50% or more of the total voting power of all shares of capital stock of the Company then outstanding; provided, however, that for purposes of paragraph (a) of this definition, a person shall not be deemed the beneficial owner of (1) any securities tendered pursuant to a tender offer or exchange offer made by or on behalf of such person, or its Affiliates or Associates, until such tendered securities are accepted for purchase or exchange thereunder, or (2) any securities in respect of which beneficial ownership by such person arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation that is made pursuant to, and in accordance with, the Exchange Act of 1934 and the applicable rules and regulations thereunder and is not then reportable on Schedule 13D (or any successor schedule, form or report) under the Exchange Act of 1934.

            (b) There shall be consummated any sale, transfer, lease or conveyance of all or substantially all of the properties and assets of the Company to any other corporation or corporations or other person or persons (other than a subsidiary of the Company).

            (c) There shall be consummated any consolidation of the Company with or merger of the Company with or into any other corporation or corporations or entity or entities (whether or not affiliated with the Company) in which the Company is not the sole surviving or continuing corporation or pursuant to which the shares of Common Stock outstanding immediately prior to the consummation of such consolidation or merger are converted into cash, securities or other property, other than a consolidation or merger in which the holders of shares of Common Stock receive, directly or indirectly, (A) 75% or more of the common stock of the sole surviving or continuing corporation outstanding immediately following the consummation of such consolidation or merger and (B) securities representing 75% or more of the combined voting power of the voting stock of the sole surviving or continuing corporation outstanding immediately following the consummation thereof of such consolidation or merger.

      "Senior Indebtedness" of the Company is defined as the principal of and premium, if any, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for post-filing interest is allowed in such proceeding) and other monetary obligations on (a) any indebtedness of the Company (excluding the Debentures and indebtedness ranking pari passu with the Debentures but including guarantees given by the Company), whether now outstanding or subsequently created or incurred, for money borrowed, whether or not evidenced by debentures, notes or similar instruments, issued, incurred or assumed by the Company, (b) the Company's existing indebtedness (other than existing subordinated indebtedness), including indebtedness under the Company's principal revolving bank credit facilities, (c) secured indebtedness and (d) renewals, extensions, refinancings, refundings, amendments and modifications of any such indebtedness or obligations or any of the instruments creating or evidencing such indebtedness or obligations, unless it is provided in any of the foregoing that such indebtedness is not senior to the Debentures.

      "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. The term "United States Alien" means any person who, for United States Federal income tax purposes, is a foreign corporation, a nonresident alien individual, an estate or trust the income of which is not subject to United States Federal income taxation regardless of its source or a foreign partnership one or more of the members of which is, for United States Federal income tax purposes, a foreign corporation.


                          DESCRIPTION OF CAPITAL STOCK

      The Company's authorized capital consists of 20,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"). As of June 30, 1996, there were issued and outstanding 8,614,494 shares of Common Stock that were held of record by 542 persons.

                            SELLING SECURITY HOLDERS

      The Restricted Debentures were originally issued by the Company in transactions exempt from the registration requirements of the Securities Act. The Company subsequently commenced an exchange offer exempt from the registration requirements of the Securities Act pursuant to which holders of the Restricted Debentures were offered the opportunity to exchange such Debentures for an equal principal amount of the Exchange Offer Debentures issued under the Indenture. The Selling Holders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell pursuant to this Prospectus any or all of the Exchange Offer Debentures or the Conversion Shares.

      The following table sets forth, as of July ___, 1996, with respect to the Selling Holders, the respective principal amounts of the Restricted Debentures beneficially owned by each Selling Holder that may be exchanged for the Exchange Offer Debentures which may be offered pursuant to this Prospectus and the number of Conversion Shares that are issuable upon conversion of the Restricted Debentures (or the Exchange Offer Debentures) held by such Selling Holder. Such information has been obtained from the Selling Holders. None of the Selling Holders has, or within the past three years had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. Because the Selling Holders may offer all or some of the Exchange Offer Debentures or some or all of the Conversion Shares pursuant to this Prospectus, no estimate can be given as to the amount of the Exchange Offer Debentures or the Conversion Shares that will be held by the Selling Holders upon the termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Restricted Debentures since July ___, 1996 in transactions exempt from the registration requirements of the Securities Act.

                                        Principal Amount of
Selling Holder                          Restricted Debentures                  Conversion Shares
- --------------                          ---------------------                  -----------------
 .

 .

 .

 .

 .

 .

 .

 .

 .

Total:
                                        -------------                          ----------------


                              PLAN OF DISTRIBUTION

      The Exchange Offer Debentures and the Conversion Shares may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Exchange Offer Debentures and the Conversion Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of the Exchange Offer Debentures or the Conversion Shares for whom they may act as agents. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of the Exchange Offer Debentures or the Conversion Shares may be deemed to be "underwriters," as such term is defined in Section 2(11) of the Securities Act and any profit on the sale of the Exchange Offer Debentures or the Conversion Shares by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

      The Exchange Offer Debentures and the Conversion Shares may be sold by the Selling Holders from time to time, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Holders. The sale of the Exchange Offer Debentures and the Conversion Shares may be effected in transactions (i) on any national securities exchange or quotation service on which the Exchange Offer Debentures or the Conversion Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Exchange Offer Debentures or the Conversion Shares is made, if required, a prospectus supplement will be distributed that will set forth the names of the Selling Holders, the aggregate amount and type of the Exchange Offer Debentures and the Conversion Shares, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

      To comply with the securities laws of certain jurisdictions, if applicable, the Exchange Offer Debentures and the Conversion Shares will be offered or sold in such jurisdictions only through registered or licensed broker- dealers. In addition, in certain jurisdictions, the Exchange Offer Debentures and the Conversion Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied therewith.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Exchange Offer Debentures and the Conversion Shares may be limited in its ability to engage in market activities with respect to such Exchange Offer Debentures and the Conversion Shares. In addition, without limitation on the foregoing, each Selling Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales by the Selling Holders of any of the Exchange Offer Debentures and the Conversion Shares. All of the foregoing may affect the marketability of the Exchange Offer Debentures and the Conversion Shares.

      All expenses of the registration of the Exchange Offer Debentures and the Conversion Shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                                 LEGAL MATTERS

      The validity of the Exchange Offer Debentures and the Conversion Shares will be passed upon for the Company by Miles & Stockbridge, A Professional Corporation, 10 Light Street, Baltimore, Maryland 21202.

                                    EXPERTS

      The consolidated financial statements of the Company included in this Prospectus and incorporated by reference to the Company's Annual Report on Form 10-KSB/A as of June 30, 1994 and 1995 and for each of years ended June 30, 1993, 1994 and 1995 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report theron included therein and incorporated herein by reference. Such financial statements have been included herein and incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.

      The financial statements of Tampa Bay Academy, Ltd. as of and for the years ended December 31, 1993, 1994 and 1995 incorporated in this Prospectus by reference to the Company's Current Reports on Form 8-K dated March 27, 1996, have been audited by Bair, Rupp, Simpson & Zorger, Inc., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

      The financial statements of Desert Hills Center for Youth and Families, Inc. as of and for the year ended June 30, 1995 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated July 19, 1995, as amended by Forms 8-K/A dated September 25, 1995 and October 2, 1995, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. The financial statements of Desert Hills Center for Youth and Families, Inc. and of and for the years ended June 30, 1993 and 1994 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated July 19, 1995, as amended by Forms 8-K/A dated September 25,
1995 and October 2, 1995, have been audited by Addison, Roberts and Ludwig, P.C., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

      The financial statements of Prestige Developments, Inc. as of and for the years ended December 31, 1991 and 1992 incorporated in this Prospectus by reference to the Company's Registration Statement on Form SB-2 as filed on November 19, 1993 and thereafter amended, have been audited by Endorf Lurken Olson & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

      At a meeting held on October 9, 1993, the Board of Directors of the Company ratified the engagement of Arthur Andersen LLP as its independent auditors for the fiscal year ending June 30, 1993 to replace the firm of Ernst & Young who declined to stand for reelection as auditors of the Company by mutual consent of the parties.

      The reports of Ernst & Young on the Company's financial statements for the years ended December 31, 1992 and 1991 (prior to the change in the Company's fiscal year end) did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1991 and December 31, 1992, and in the subsequent interim period, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures that, if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference to the matter in their report.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                 Page
                                                                                                                 ----
CONSOLIDATED FINANCIAL STATEMENTS OF YOUTH SERVICES INTERNATIONAL, INC.                                          F-2
Report of Independent Public Accountants                                                                         F-3
Balance Sheets                                                                                                   F-4
Statements of Operations                                                                                         F-5
Statements of Shareholders' Equity (Deficit)                                                                     F-7
Statements of Cash Flows                                                                                         F-9
Notes to Consolidated Financial Statements                                                                       F-11

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF YOUTH SERVICES INTERNATIONAL, INC.                                F-29
Statements of Income                                                                                             F-30
Balance Sheets                                                                                                   F-31
Statements of Cash Flows                                                                                         F-33
Notes to Unaudited Consolidated Financial Statements                                                             F-35

UNAUDITED FINANCIAL STATEMENTS OF TAMPA BAY ACADEMY, LTD.                                                        F-37
Balance Sheet                                                                                                    F-38
Statements of Operations                                                                                         F-39
Statements of Partners' Capital                                                                                  F-40
Statements of Cash Flows                                                                                         F-41
Notes to Unaudited Financial Statements                                                                          F-42

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AMERICAN RESIDENTIAL CENTERS, INC.                                F-43
Balance Sheet                                                                                                    F-44
Statement of Income                                                                                              F-45
Statements of Stockholders' Equity                                                                               F-46
Statements of Cash Flows                                                                                         F-47
Notes to Unaudited Consolidated Financial Statements                                                             F-48

PRO FORMA FINANCIAL STATEMENTS                                                                                   F-49
Introduction to Pro Forma Consolidated Financial Statements                                                      F-49
Pro Forma Consolidated Statements of Income                                                                      F-50
Notes to Pro Forma Consolidated Statements of Income                                                             F-52

                       YOUTH SERVICES INTERNATIONAL, INC.
                       AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF JUNE 30, 1994 AND 1995 AND
                       FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995 TOGETHER WITH REPORT OF
                       INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Youth Services International, Inc.:

We have audited the accompanying consolidated balance sheets of Youth Services International, Inc. (a Maryland corporation) and subsidiaries as of June 30, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended June 30, 1993, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Youth Services International, Inc. and subsidiaries as of June 30, 1994 and 1995, and the results of their operations and their cash flows for the years ended June 30, 1993, 1994 and 1995, in conformity with generally accepted accounting principles.





Baltimore, Maryland,
   September 5, 1995

                                                                     Page 1 of 2
              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          AS OF JUNE 30, 1994 AND 1995


                                     ASSETS

                                                                                  1994             1995
                                                                              -------------    -------------
 CURRENT ASSETS:
    Cash                                                                      $   3,816,000    $     784,000
    Cash held in escrow (Note 19)                                                      -           2,543,000
    Restricted cash (Notes 1 and 10)                                                221,000          656,000
    Accounts receivable, net of allowance for doubtful
        accounts of $100,000 and $175,000, respectively
        (Notes 1, 2, 4, 13 and 19)                                                4,402,000        8,804,000
    Tax refund receivable                                                           177,000           40,000
    Prepaid expenses and supplies                                                   217,000        1,224,000
    Deferred tax asset (Notes 1 and 12)                                             156,000             -
                                                                              -------------    -------------

           Total current assets                                                   8,989,000       14,051,000
                                                                              -------------    -------------



 PROPERTY, EQUIPMENT AND IMPROVEMENTS
    (Notes 1, 2 and 4):
    Land                                                                            307,000          307,000
    Leasehold improvements                                                          753,000        2,280,000
    Program equipment                                                               591,000        1,135,000
    Buildings                                                                     2,164,000        2,164,000
    Office furniture and equipment                                                1,051,000        1,738,000
    Vehicles                                                                        366,000        1,354,000
                                                                              -------------    -------------

                                                                                  5,232,000        8,978,000
    Less- Accumulated depreciation                                                 (562,000)      (1,726,000)
                                                                              -------------    -------------

                                                                                  4,670,000        7,252,000
                                                                              -------------    -------------

 OTHER ASSETS (Notes 1, 12, 14 and 19):
    Deposits                                                                        139,000          204,000
    Organization costs, net                                                          26,000           29,000
    Deferred debt issue costs and other, net                                         45,000          190,000
    Goodwill, net                                                                 3,897,000        5,874,000
    Non-compete agreements, net                                                     139,000          116,000
    Deferred tax asset                                                              225,000          392,000
    Management fee receivable                                                          -             510,000
    Other assets                                                                       -             432,000
                                                                              -------------    -------------

                                                                                  4,471,000        7,747,000
                                                                              -------------    -------------

           Total assets                                                       $  18,130,000    $  29,050,000
                                                                              =============    =============


   The accompanying notes are an integral part of these consolidated balance sheets.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS

                          AS OF JUNE 30, 1994 AND 1995


                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                                  1994             1995
                                                                              -------------    -------------
 CURRENT LIABILITIES:
    Accounts payable                                                          $     667,000    $   1,927,000
    Accrued payroll                                                               1,086,000          538,000
    Other accrued expenses (Notes 1, 9 and 10)                                      979,000        1,121,000
    Short-term borrowings (Note 2)                                                     -             568,000
    Current portion of long-term debt and capital lease
        obligations (Notes 4 and 5)                                                 179,000          133,000
    Deferred tax liability (Notes 1 and 12)                                            -              38,000
                                                                              -------------    -------------

           Total current liabilities                                              2,911,000        4,325,000


 DEFERRED REVENUE (Note 1)                                                          113,000          102,000


 LONG-TERM DEBT, less current portion (Note 4)                                      324,000        5,978,000


 CAPITAL LEASE OBLIGATIONS, less current portion (Note 5)                             2,000            3,000

 12% SUBORDINATED DEBENTURES, net of unamortized
    original issue discount of $35,000 and $26,000, respectively, including debentures in the principal amount of $580,000,
    held by shareholders or their close relatives (Note 3)                          965,000          974,000
 COMMITMENTS AND CONTINGENCIES (Notes 1, 7 and 8)
                                                                              -------------    -------------

           Total liabilities                                                      4,315,000       11,382,000
                                                                              -------------    -------------


 SHAREHOLDERS' EQUITY (Notes 11 and 18):
    Common stock, $.01 par value:
        authorized shares - 20,000,000, issued and
        outstanding 7,577,014 at June 30, 1994 and
        8,056,081 at June 30, 1995, respectively                                     76,000           81,000
    Additional paid-in capital                                                   14,668,000       16,337,000
    Accumulated (deficit) earnings                                                 (929,000)       1,250,000
                                                                              -------------    -------------
           Total shareholders' equity                                            13,815,000       17,668,000
                                                                              -------------    -------------

           Total liabilities and shareholders' equity                         $  18,130,000    $  29,050,000
                                                                              =============    =============


   The accompanying notes are an integral part of these consolidated balance sheets.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995



                                                                 1993             1994             1995
                                                             -------------    -------------    -------------
 REVENUES (Notes 1, 16 and 19):
    Program                                                  $   8,827,000    $  34,726,000    $  52,162,000
    Grant                                                             -              26,000             -
    Consulting services and other                                   68,000          140,000          925,000
                                                             -------------    -------------    -------------

                                                                 8,895,000       34,892,000       53,087,000
                                                             -------------    -------------    -------------

 OPERATING EXPENSES (Notes 9, 13 and 16):
    Program                                                      8,390,000       29,533,000       44,374,000
    Program start-up costs                                         392,000           40,000          280,000
    Amortization of goodwill                                         7,000          286,000          583,000
    Selling, general and administrative                          1,595,000        2,731,000        4,097,000
                                                             -------------    -------------    -------------

                                                                10,384,000       32,590,000       49,334,000
                                                             -------------    -------------    -------------


           (Loss) income from operations                        (1,489,000)       2,302,000        3,753,000
                                                             -------------    -------------    -------------

 OTHER INCOME (EXPENSE):
    Interest expense                                              (173,000)        (403,000)        (268,000)
    Interest income                                                  8,000           51,000           50,000
    Other income (expense)                                         (17,000)           2,000          (24,000)
                                                             -------------    -------------    -------------

                                                                  (182,000)        (350,000)        (242,000)
                                                             -------------    -------------    -------------
    (Loss) income before income tax (expense)
        benefit                                                 (1,671,000)       1,952,000        3,511,000

    Income tax (expense) benefit (Note 12)                            -             140,000       (1,332,000)
                                                             -------------    -------------    -------------

           Net (loss) income                                 $  (1,671,000)   $   2,092,000    $   2,179,000
                                                             =============    =============    =============
    (Loss) earnings per common and common
        equivalent share                                     $       (0.27)   $        0.29    $        0.26
                                                             =============    =============    =============

    Weighted average common and common
        equivalent shares outstanding                            6,271,203        7,093,510        8,264,320
                                                             =============    =============    =============




 The accompanying notes are an integral part of these consolidated statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES


           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995
                            (Notes 3, 11, 12 and 18)


                                                                                                   Total
                                                            Additional        Accumulated      Shareholders'
                                               Common         Paid-in           (Deficit)         Equity
                                               Stock          Capital           Earnings          (Deficit)
                                            -----------    -------------    ---------------    --------------
 BALANCE, June 30, 1992                     $    46,000    $   1,788,000    $  (1,350,000)     $     484,000
    Issuance of 78,000 shares at
        $.67 per share and 108,999
        shares at $2.00 per share, net
        of issuance costs of $19,000              2,000          249,000             -               251,000
    Issuance of 50,001 shares of
        common stock at $2.00 per
        share in connection with
        Forest Ridge acquisition                  1,000           99,000             -               100,000
    Issuance of 66,920 shares of
        common stock at $.57 per
        share under the Employee
        Stock Purchase Plan                       1,000           37,000             -                38,000
    Issuance of warrants to purchase
        231,900 shares of common stock
        (exercisable at $3.23 per share)           -              50,000             -                50,000
    Net loss                                       -                -          (1,671,000)        (1,671,000)
                                            -----------    -------------    -------------      -------------
 BALANCE, June 30, 1993                          50,000        2,223,000       (3,021,000)          (748,000)
    Repurchase of 5,294 shares of
        common stock, at $2.00                     -             (11,000)         -                  (11,000)
    Tax benefit realized due to exercise
        of employee stock options                  -             108,000          -                  108,000
    Issuance of 1,950,000 shares at
        $6.67 per share, net of issuance
        costs of $1,696,000, in connection
        with initial public offering             20,000       11,284,000          -               11,304,000
    Issuance of common stock
        as follows:
        91,500 shares at $.67, 7,500
        shares at $1.33 and 307,536
        shares at $2.00 under the
        Stock Option Plan; and 170,200
        shares at $1.70, 29,074 shares at
        $2.83 and 6,885 shares at $4.53
        under the Employee Stock
        Purchase Plan, net of issuance
        costs of $19,000                          6,000        1,064,000             -             1,070,000
    Net income                                     -                -           2,092,000          2,092,000
                                            -----------    -------------    -------------      -------------
 BALANCE, June 30, 1994                          76,000       14,668,000         (929,000)        13,815,000
                                            -----------    -------------    -------------      -------------




 The accompanying notes are an integral part of these consolidated statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES


           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995
                            (Notes 3, 11, 12 and 18)



                                                                                                   Total
                                                            Additional        Accumulated      Shareholders'
                                               Common         Paid-in           (Deficit)         Equity
                                               Stock          Capital           Earnings          (Deficit)
                                            -----------    -------------    ---------------    --------------
 BALANCE, June 30, 1994                     $    76,000    $  14,668,000    $    (929,000)     $  13,815,000
    Tax benefit realized due to exercise
        of employee stock options                  -             554,000             -               554,000
    Issuance of common stock as
        follows:
        182,499 shares at $.67, 8,000
        shares at $1.67, 38,499 shares at
        $2.00 and 148,476 shares at $3.75
        under the Stock Option Plans; and
        2,798 shares at $3.40, 95,196
        shares at $4.18 and 3,600 shares
        at $5.31 under the Employee Stock
        Purchase Plan, net of issuance
        costs of $76,000                          5,000        1,115,000             -             1,120,000
    Net income                                     -                -           2,179,000          2,179,000
                                            -----------    -------------    -------------      -------------
 BALANCE, June 30, 1995                     $    81,000    $  16,337,000    $   1,250,000      $  17,668,000
                                            ===========    =============    =============      =============




 The accompanying notes are an integral part of these consolidated statements.

                                                                     Page 1 of 2
              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995

                                                                 1993             1994             1995
                                                             -------------    -------------    -------------
 OPERATING ACTIVITIES:
    Net (loss) income                                        $  (1,671,000)   $   2,092,000    $   2,179,000
    Adjustments to reconcile net (loss) income to net
        cash (used in) provided by operating activities:
        Depreciation and amortization                              163,000          799,000        1,841,000
        Gain on disposal of property, equipment and
           improvements                                               -             (13,000)            -
        (Increase) decrease in deferred taxes, net                    -            (381,000)          27,000
        Tax benefit realized due to exercise of employee
           stock options                                              -             108,000          554,000
        Net change in operating assets and liabilities              61,000       (2,214,000)      (8,578,000)
                                                             -------------    -------------    -------------

 Net cash (used in) provided by operating activities            (1,447,000)         391,000       (3,977,000)
                                                             -------------    -------------    -------------
 INVESTING ACTIVITIES:
    Purchases of property, equipment and
        improvements                                              (551,000)      (2,522,000)      (3,521,000)
    Proceeds from sale of property, equipment
        and improvements                                              -              25,000             -
    Organization costs                                             (17,000)          (4,000)         (10,000)
    Goodwill                                                          -            (245,000)      (1,827,000)
    Noncompete agreement                                              -                -             (40,000)
                                                             -------------    -------------    -------------

 Net cash used in investing activities                            (568,000)      (2,746,000)      (5,398,000)
                                                             -------------    -------------    -------------
 FINANCING ACTIVITIES:
    Proceeds from short-term borrowings                            225,000          710,000          202,000
    Proceeds from borrowings on long-term debt                     918,000             -           5,350,000
    Issuance of 12% subordinated debentures                        950,000             -                -
    Repayments of short-term borrowings, long-term
        debt and capital lease obligations                        (123,000)      (7,565,000)        (238,000)
    Proceeds from the issuance of common stock,
        net                                                        251,000             -                -
    Proceeds from issuance of warrants                              50,000             -                -
    Proceeds from Initial Public Offering, net                        -          11,304,000             -
    Proceeds from issuance of common stock under
        the Employee Stock Purchase Plan, net                       38,000          384,000          394,000
    Repurchase of common stock                                        -             (11,000)            -
    Debt financing costs                                              -                -             (91,000)
    Proceeds from issuance of common stock
        under the Stock Option Plan, net                              -             686,000          726,000
                                                             -------------    -------------    -------------

 Net cash provided by financing activities                       2,309,000        5,508,000        6,343,000
                                                             -------------    -------------    -------------
 NET INCREASE (DECREASE) IN CASH                                   294,000        3,153,000       (3,032,000)

 CASH, beginning of year                                           369,000          663,000        3,816,000
                                                             -------------    -------------    -------------
 CASH, end of year                                           $     663,000    $   3,816,000    $     784,000
                                                             =============    =============    =============

 The accompanying notes are an integral part of these consolidated statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995


                                                                 1993             1994             1995
                                                             -------------    -------------    -------------
 CHANGES IN OPERATING ASSETS AND
    LIABILITIES:
    Cash held in escrow                                      $        -       $        -       $  (2,543,000)
    Restricted cash                                                (51,000)        (170,000)        (435,000)
    Accounts receivable                                         (1,305,000)      (2,730,000)      (4,187,000)
    Tax refund receivable                                             -            (177,000)         137,000
    Prepaid expenses and supplies                                  (57,000)         (70,000)        (948,000)
    Deposits                                                       (52,000)         (76,000)         (65,000)
    Deferred debt issue costs and other                            (19,000)         (25,000)         (69,000)
    Management fee receivable                                         -                -            (510,000)
    Other long-term assets                                            -                -            (432,000)
    Accounts payable                                               418,000            6,000        1,122,000
    Accrued payroll                                                390,000          636,000         (790,000)
    Accrued transition costs                                       213,000         (213,000)            -
    Other accrued expenses                                         374,000          605,000          142,000
    Deferred revenue                                               150,000             -                -
                                                             -------------    -------------    -------------
 Net change in operating assets and liabilities              $      61,000    $  (2,214,000)   $  (8,578,000)
                                                             =============    =============    =============




 SUPPLEMENTAL DISCLOSURE:


    Cash paid for interest                                   $     173,000    $     403,000    $     268,000
                                                             =============    =============    =============



    Cash paid for taxes                                      $        -       $     310,000    $     655,000
                                                             =============    =============    =============

    Noncash net asset acquisition through
        assumption of liabilities, notes payable,
        bank loan and mortgage assumption                    $        -       $   4,260,000    $   1,440,000
                                                             =============    =============    =============

    Noncash reduction of accounts receivable
        through application of advance payments
        for services                                         $        -       $      37,000    $      38,000
                                                             =============    =============    =============

    Noncash acquisition of leasehold improvements
        through a note payable                               $        -       $        -       $      79,000
                                                             =============    =============    =============



 The accompanying notes are an integral part of these consolidated statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED JUNE 30, 1993, 1994 AND 1995



1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

Organization

Youth Services International, Inc. (YSI, Inc.) and its subsidiaries (collectively, "the Company") are organized to manage and operate a broad range of education and behavior change programs for troubled youths. The Company commenced the operation of its first program in February, 1992.

Principles of Consolidation

The consolidated financial statements include the accounts of Youth Services International, Inc. and the following wholly-owned subsidiaries: Youth Services International of Iowa, Inc. (YSII); Youth Services International of Tennessee, Inc. (YSIT); YSI of Utah, Inc. (YSIU); Western Youth, Inc. (WY); Youth Services International of Baltimore, Inc. (YSIB); Youth Services International of Maryland, Inc. (YSIM); Youth Services International of Northern Iowa, Inc. (YSINI); Youth Services International of South Dakota, Inc. (YSISD); Youth Services International of Missouri, Inc. (YSIMO); YSI of Central Iowa, Inc. (YSICI); Southwestern Children's Health Services (SWCHS) and its wholly-owned subsidiaries Promise House, Inc. and Developmental Behavioral Consultants, Inc.
(DBC). YSICI and SWCHS began operations during fiscal 1995 and, as such, had no operating activity through June 30, 1994. Significant intercompany accounts and transactions have been eliminated in consolidation.

YSII, YSINI, YSISD and Touchstone, a division of SWCHS, manage and operate programs that provide rehabilitative services to troubled youths in Iowa, South Dakota and Arizona under contracts with Clarinda Youth Corporation (CYC), Estherville Youth Corporation (EYC), Missouri River Adolescent Development Center (MRADC) and Touchstone Community, Inc. (TCI), respectively. CYC and EYC are Iowa not-for-profit entities, MRADC is a South Dakota not-for-profit entity and TCI is an Arizona not-for-profit entity. These not-for-profit entities hold contracts with the state of Iowa, South Dakota and Arizona, respectively, to provide such services and choose to subcontract this management responsibility to YSII, YSINI, YSISD and Touchstone. CYC, EYC, MRADC and TCI are each controlled by independent Boards of Directors which have the right to terminate their contract with YSII, YSINI, YSISD and Touchstone, respectively, under certain circumstances. The accompanying consolidated balance sheets include net accounts receivable pursuant to these contracts of $2,438,000 and $3,753,000, as of June 30, 1994 and 1995, respectively.

The Company is currently negotiating contracts and recruiting students to begin operations of YSICI in Central Iowa. The Company expects program operations to begin during the first quarter of fiscal 1996.

Revenue Recognition and Contract Provisions

The Company's programs are typically provided pursuant to contracts with governmental entities. YSIT, YSIM, YSIU, WY, Promise House and DBC operate under fixed per diem contracts based upon program occupancy. Revenues on fixed per diem contracts are recognized as the services are performed.

YSIB operates under a contract with three distinct revenue components as follows:

      - Gross maximum price cost reimbursement under which revenues are recognized as reimbursable costs are incurred.
      - Fixed per diem under which revenues are recognized as the services are performed.
      - Management fee under which revenues are recognized as the services are performed.

The YSIM contract provides for the payment of $5.00 per student per day to be deposited equally into a facility renewal and equipment fund and an aftercare fund. Use of these funds is subject to the advance budgetary approval of the State of Maryland Department of Juvenile Justice. Any residual funds, as well as any fixed assets or capital improvements purchased from these funds, revert to the State of Maryland Department of Juvenile Justice upon contract termination. The combined balance in these funds was approximately $157,000 and $349,000 as of June 30, 1994 and 1995, respectively, and is included in restricted cash and other accrued expenses in the accompanying consolidated balance sheets.

YSII, YSINI, YSISD and Touchstone operate under management contracts with CYC, EYC, MRADC and TCI, respectively. Revenues related to these management contracts are recognized as the services are performed.

Contract terms generally range from one to five years in duration and expire at various dates through June 1998. Some of these contracts are subject to termination for the convenience of a particular governmental entity.
Management of the Company is not aware of any circumstances that would cause any governmental entity to terminate any existing agreement.

Parc Place, a division of SWCHS, provides inpatient and outpatient chemical dependency and behavioral health programs for adolescents under various third party payor contractual reimbursement programs. Revenues related to these contractual reimbursement programs are recognized as services are performed.

Certain contract costs, including indirect costs, are subject to audit and adjustment by negotiations with government or third party payor representatives. Contract revenues have been recorded at amounts which are expected to be realized.

Concentration of Credit Risk

Accounts receivable are uncollateralized and are due primarily from state and local governments and not-for-profit entities under contracts.

Property, Equipment and Improvements

Property and equipment is recorded at cost and is depreciated using the straight-line method over estimated useful lives, or if leasehold improvements, over the term of the related lease, if shorter.

Intangible Assets

Intangible assets are amortized using the straight-line method and consist of the following:




       Intangible Asset                                                   Useful Life
  ----------------------------                                            -----------
 Organization costs                                                         5 years

 Deferred debt issue costs                                                 2-10 years
  and other

 Goodwill                                                                   10 years

 Non-compete agreements                                                    3-5 years

 Purchase Option                                                            5 years

 Management Services Contract                                               5 years

Amortization expense for the years ended June 30, 1993, 1994 and 1995 was $24,000, $341,000 and $676,000, respectively. Accumulated amortization at June 30, 1995 was $1,042,000.

Goodwill

Subsequent to making an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related acquisition's net earnings and cash flows over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

Deferred Revenue

Deferred revenue consists of advance payments for services which will be recognized as revenue as the related services are performed.

Income Taxes

The Company accounts for income taxes utilizing the liability method in accordance with the provisions of Financial Accounting Standards Board Statement No. 109 (SFAS 109), "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the rates and laws that are projected to be in effect when the differences are expected to reverse. Any resulting deferred tax asset along with the tax benefits related to operating loss and tax credit carryforwards are recognized if management believes, based on available evidence, that it is more likely than not they will be realized (see Note 12).

2.  SHORT-TERM BORROWINGS:

Lines of Credit

During fiscal 1992, the Company entered into an operating line of credit arrangement with a bank, under which it could borrow the lesser of $275,000 or 85% of eligible accounts receivable. Amounts drawn under this line of credit bore interest at prime plus two percent and were payable on demand. The line was secured by furniture, inventory, machinery and equipment, and accounts receivable related to the Company's operations in Clarinda, Iowa. During fiscal 1994, the Company entered into an operating line of credit arrangement with a bank, under which it could borrow the lesser of $400,000 or 75% of eligible accounts receivable. Amounts drawn under this line of credit bore interest at prime plus one and one-half percent and were payable on demand.
The line was secured by accounts receivable of the Company and provided for the right of set-off. During fiscal 1995, the Company entered into an operating line of credit arrangement with a bank, under which it could borrow the lesser of $5,000,000 or 85% of eligible accounts receivable. Amounts drawn under this line of credit bore interest at prime plus one-half percent and were payable on demand. The line was secured by accounts receivable of the Company. The preceding lines of credit were cancelled in fiscal 1995 and replaced with the line of credit facility described in Note 4. During fiscal year 1995, the Company entered into a line of credit agreement with a bank, under which it may borrow up to $80,000. Amounts drawn under this line of credit bear interest at 10% and are payable on demand. The line is guaranteed by the former owners of DBC (see Note 14).

Borrowings information for the fiscal years ended June 30, 1994 and 1995, is as follows:

                                                                                1994             1995
                                                                            -------------    -------------
 Balance as of end of year                                                  $        -       $      70,000
 Maximum amount outstanding during the year                                       275,000        3,070,000
 Average outstanding month-end balance during the
    year                                                                          183,000          820,000
 Weighted average interest rate during the year                                     7.8%             9.4%

Term Loan

During fiscal 1994, the Company entered into a term loan arrangement with a bank, under which it borrowed $500,000. The term loan bore interest at prime plus 1.5% and was paid off during fiscal 1994.

Promissory Notes

During fiscal 1995, the Company entered into a promissory note arrangement with a lessor, under which it financed the cost of $79,000 in leasehold
improvements.   The note bears interest at 8.678% and provides for monthly payments of principal plus accrued interest through November 1, 1996. The unpaid principal balance was $58,000 as of June 30, 1995.

During fiscal 1995, the Company issued a short-term promissory note in connection with its purchase of DBC (see Note 14). The note is non-interest bearing with a face value of $450,000. The note has been discounted to $440,000 using an imputed interest rate of 8%. The note is payable in full September 1995.

3.  12% SUBORDINATED DEBENTURES:

During fiscal 1993, the Company issued 12% Subordinated Debentures in the principal amount of $1,000,000 due in 10 equal semi-annual installments beginning June 30, 1998. Debentures in the principal amount of $580,000 are held by shareholders or their close relatives.

In connection with the issuance of the debentures, warrants to purchase 154,600 shares of common stock at an exercise price of $4.85 per share were issued. These warrants were exercisable beginning in April 1993 and expire at various dates through November 1999. The warrants have been assigned a value of $50,000.

The debentures were issued with an original issue discount of $50,000. The discount is being amortized over the life of the debentures using the effective interest method.

4.  LONG-TERM DEBT:

Long-term debt consists of the following at June 30:

                                                                               1994             1995
                                                                           -------------    -------------
 Bank Loans:
        Revolving line of credit payable to bank, permitted borrowings equal to the lesser of $10,000,000 or 85% of eligible accounts receivable plus accounts receivable and cash balances on
        deposit, bearing interest at the prime rate or LIBOR plus 2.25%,
        (8.3%).                                                            $        -       $   5,300,000

        Note Payable to bank, secured by vehicle, bearing interest at
        11%, payable in monthly installments through August 1995 with a
        $6,500 balloon payment due August 1995.                                     -               7,000

 DBC Purchase Note (Note 14):
        Note payable to a non-affiliated individual, in the face amount of $450,000 discounted to $393,000, at an imputed interest rate of 8%, $225,000 is payable August 1996 and $225,000 is payable
        August 1997.                                                                -             393,000

 Mortgage Payable:
     Mortgage payable to the City of Springfield, South Dakota secured by property in the City of Springfield, South Dakota, bearing interest at 3.5%, principal and interest due in annual installments
     through June, 2002.                                                         135,000          105,000

                                                                               1994             1995
                                                                           -------------    -------------
 Economic Development Loans:
    Note payable to the City of Clarinda, Iowa secured by a second position lien on certain accounts receivable and property and equipment, bearing interest at 4%, principal and interest due in annual installments through October 1997.
                                                                           $     194,000    $     148,000

 Forest Ridge Purchase Note (Note 14):
    Note payable to a non-affiliated individual, in the face amount of
    $150,000 discounted to $117,000, at an imputed interest rate of
    10%, payable in monthly installments beginning March 1993.                    92,000           70,000

 Western Youth Notes (Note 14):
    Notes payable to various individuals, bearing interest at 8%,
    paid in full during fiscal 1995.                                              50,000             -


 Other:
    Note payable to Tarkio Development Group, bearing interest at 3%
    per annum, principal and interest due August 1997.
                                                                                    -              50,000
                                                                           -------------    -------------

                                                                                 471,000        6,073,000

 Less:  Current portion                                                          147,000           95,000
                                                                           -------------    -------------
 Total                                                                     $     324,000    $   5,978,000
                                                                           =============    =============




Borrowings information with respect to the revolving line of credit for the fiscal year ended June 30, 1995, is as follows:


 Balance as of end of year                                                  $   5,300,000
 Maximum amount outstanding during the year                                     5,300,000
 Average outstanding month-end balance during the
    year                                                                        5,300,000
 Weighted average interest rate during the year                                     8.3%



Certain of these agreements require that the Company maintain a minimum current ratio and level of tangible net worth, as well as meet certain other financial standards. As of June 30, 1995, the Company was in compliance with these covenants.

The aggregate maturities of long-term debt at June 30, 1995, are as follows:

 Fiscal Year Ended June 30,
 --------------------------
          1996                                                            $      95,000
          1997                                                                5,645,000
          1998                                                                  273,000
          1999                                                                   15,000
          2000                                                                   15,000
          2001 and thereafter                                                    30,000
                                                                          -------------

          Total                                                           $   6,073,000
                                                                          =============

5.  CAPITAL LEASE OBLIGATIONS:

The Company leases computer and office equipment under capital leases expiring through fiscal 1997. Included in property, equipment and improvements at June 30, 1995, is $44,000 related to these leases, net of accumulated amortization of $109,000.

Future minimum lease payments, by year and in the aggregate, under capital lease obligations are as follows:


   Fiscal Year
 Ended June 30,
 --------------
    1996                                                                          $      41,000
    1997                                                                                  3,000
                                                                                  -------------
                                                                                         44,000
    Less- Amounts representing interest                                                   3,000
                                                                                  -------------
                                                                                         41,000
    Less- Current portion                                                                38,000
                                                                                  -------------
                                                                                  $       3,000
                                                                                  =============

6.  EMPLOYEE RETIREMENT PLAN:

Effective July 1, 1992, the Company established the YSI 401(k) Retirement Plan (the Plan) pursuant to Section 401(k) of the Internal Revenue Code. The Plan covers all full-time employees of the Company who have satisfied eligibility requirements. Contributions are made by the Company at the rate of 25% of employee contributions up to 8% of an employee's salary. The Company may also make additional contributions to the Plan at its discretion. During fiscal years 1994 and 1995, the Company expensed $72,000 and $115,000, respectively, in matching contributions and administrative fees related to the Plan.

7.  COMMITMENTS:

The Company has operating leases for equipment and office space. Future minimum annual rents under noncancelable operating leases are as follows:

   Fiscal Year
 Ended June 30,
 --------------
      1996                                                                $   1,180,000
      1997                                                                      796,000
      1998                                                                      555,000
      1999                                                                      491,000
      2000                                                                      454,000
      2001 and thereafter                                                     1,048,000
                                                                          -------------
               Total                                                      $   4,524,000
                                                                          =============

Rent expense for the fiscal years ended June 30, 1993, 1994 and 1995, was $249,000, $353,000 and $940,000, respectively.

8.  CONTINGENCIES:

The Company has been named as defendant in various legal proceedings arising from the performance of its normal activities. It is the opinion of management, after consultation with legal counsel, that the amount, if any, of the Company's ultimate liability under all current legal proceedings will not have a material adverse effect on the financial position of the Company.

9.  SELF-INSURANCE:

Effective November 1, 1993, the Company implemented a program of providing group health insurance benefits for employees on a self-insured basis. The plan covers all full-time employees of the Company who have satisfied eligibility requirements. Administrative services related to the benefits program are provided by a third-party contract administrator. The Company also entered into a re-insurance agreement which provides specific and aggregate stop loss coverage. Amounts payable for claims incurred on or before June 30, 1994 and 1995, were $209,000 and $275,000, respectively, and are included in other accrued expenses in the accompanying consolidated balance sheets. Self-insurance activity for the years ended June 30, 1994 and 1995, is summarized below:

                                                                                1994             1995
                                                                            -------------    -------------
 Balance, beginning of year                                                 $        -       $     209,000
 Claims expense                                                                   804,000        2,368,000
 Claims payments                                                                 (595,000)      (2,302,000)
                                                                            -------------    -------------
 Balance, end of year                                                       $     209,000    $     275,000
                                                                            =============    =============

10. STUDENT FUNDS:

The Company holds student funds in bank accounts in the Company's name. These funds are not commingled with funds of the Company, and are included in restricted cash and other accrued expenses in the accompanying consolidated balance sheets.

11. EQUITY PARTICIPATION PLANS:

Stock Option Plans

In fiscal 1992, the Board of Directors approved the establishment of the Youth Services International, Inc. 1992 Stock Option Plan (the 1992 Stock Option
Plan), under which the Company may grant to eligible employees nonqualified stock options to purchase up to 750,000 shares of common stock. Options granted under the 1992 Stock Option Plan allow for the purchase of common stock at prices not less than the fair market value of the common stock at the date of grant, for a term of no more than ten years. At the discretion of the Board of Directors, the granted options may also be subject to certain vesting provisions. The majority of the options granted to date contain a three-year vesting period.

In fiscal 1994, the Board of Directors approved the establishment of the Youth Services International, Inc. 1995 Employee Stock Option Plan and the Youth Services International, Inc. 1995 Director Stock Option Plan (the 1995 Stock Option Plan and the 1995 Director Stock Option Plan, respectively). Under the 1995 Stock Option Plan, the Company may grant to eligible employees nonqualified stock options to purchase up to 500,000 shares of common stock beginning July 1, 1994. The 1995 Stock Option Plan provides for the purchase of common stock at the fair market value of the common stock at the date of grant. Under the 1995 Director Stock Option Plan, the Company may grant options to purchase up to 50,000 shares of common stock to nonemployee members of the Board of Directors. The 1995 Director Stock Option Plan provides for the granting of 5,000 shares of the Company's common stock each year coincident with the anniversary date of the appointment of a nonemployee Board of Directors member through September 27, 2004. The 1995 Director Stock Option Plan provides for the purchase of common stock at the fair market value of the common stock at the date of grant.

The following table summarizes the option activity under the Stock Option
Plans.

                                                                                                   1995 Director Stock
                                     1992 Stock Option Plan         1995 Stock Option Plan              Option Plan
                                  ---------------------------    ---------------------------   ----------------------------
                                     1994           1995                            1995                           1995
                                  ------------   ------------                   ------------                   ------------
                   Option Price       Number         Number      Option Price      Number       Option Price      Number
                     Per Share       of Shares      of Shares      Per Share      of Shares      Per Share      of Shares
                   -----------    ------------   ------------    -----------    ------------   ------------    ------------
 Granted and
    outstanding    $    .67            723,599        528,501    $   8.45            84,511       $4.17             15,000
                       1.67             53,250         45,250       11.25           265,425        4.42             22,500
                       2.00            196,500        143,001       15.20           199,500         -                 -
                       5.25             13,500         13,500        -                 -            -                 -
                       5.33             26,500         26,501        -                 -            -                 -
                                  ------------   ------------                   -----------                    -----------
                                     1,013,250        756,753                       549,436                         37,500
                                  ============   ============                   ===========                    ===========

 Cancelled             2.00            (33,750)        (5,001)       -                 -            -                 -
                       5.25              -             (3,000)       -                 -            -                 -
                                  ------------   ------------                   -----------                    -----------

                                       (33,750)        (8,001)                         -                              -
                                  ============   ============                   ===========                    ===========

 Exercised              .67            (91,500)      (182,499)       8.45          (148,476)        -                 -
                       1.33             (7,500)          -           -                 -            -                 -
                       1.67               -            (7,999)       -                 -            -                 -
                       2.00            (11,750)       (38,499)       -                 -            -                 -
                                  ------------   ------------                   -----------                    -----------

                                      (110,250)      (228,997)                     (148,476)                          -
                                  ============   ============                   ===========                    ===========

 Available for
    granting                             1,500         28,999                        52,087                         37,500
                                  ============   ============                   ===========                    ===========
 Exercisable            .67            446,005        523,501        8.45            50,647         4.17            15,000
                       1.67             45,251         41,250       11.25           265,425         4.42            22,500
                       2.00             60,250         48,249        -                 -            -                 -
                       5.33               -             8,832        -                 -            -                 -
                                  ------------   ------------                   -----------                    -----------

                                       551,506        621,832                       316,072                         37,500
                                  ============   ============                   ===========                    ===========

Stock Purchase Plans

In fiscal 1993, the Board of Directors approved the establishment of the Youth Services International, Inc. 1994 Employee Stock Purchase Plan (the 1994 Stock Purchase Plan), under which the Company was authorized to grant to eligible employees opportunities to purchase 300,000 shares of common stock beginning July 1, 1993. The 1994 Stock Purchase Plan allowed for the purchase of common stock at 85% of the fair market value of the common stock at the date of grant.

In fiscal 1994, the Board of Directors approved the establishment of the Youth Services International, Inc. 1995 Employee Stock Purchase Plan (the 1995 Stock Purchase Plan). Under the 1995 Stock Purchase Plan, the Company was authorized to grant to eligible employees opportunities to purchase 225,000 shares of common stock beginning July 1, 1994. The 1995 Stock Purchase Plan allowed for the purchase of common stock at 85% of the fair market value of the common stock at the date of grant.

The following table summarizes the activity under the Stock Purchase Plans:

                                            1994 Stock Purchase Plan          1995 Stock Purchase Plan
                                          ----------------------------      ----------------------------
                                            Share            Number           Share            Number
                                            Price          of Shares          Price          of Shares
                                          ---------      -------------     ----------      -------------
 Granted                                    $1.70              170,412        $3.40                4,600
                                             2.83               29,145         4.18              115,649
                                             4.53                6,906         5.31                5,848
                                                         -------------                     -------------
                                                               206,463                           126,097
                                                         =============                     =============

 Exercised                                   1.70              170,200         3.40                2,797
                                             2.83               29,075         4.18               95,196
                                             4.53                6,885         5.31                3,600
                                                         -------------                     -------------

                                                               206,160                           101,593
                                                         =============                     =============
 Forfeited                                                      93,525                            95,902
                                                         =============                     =============


12.   INCOME TAXES:

The income tax (expense) benefit for the fiscal year ended June 30, 1994 and 1995, included the following components:


                                                                                  1994             1995
                                                                              -------------    -------------
 Federal income tax benefit (expense)                                         $     125,000    $  (1,110,000)
 State income tax benefit (expense)                                                  15,000         (222,000)
                                                                              -------------    -------------
        Total                                                                 $     140,000    $  (1,332,000)
                                                                              =============    =============
 Current income tax expense                                                   $    (241,000)   $  (1,305,000)
 Deferred income tax benefit (expense)                                              381,000          (27,000)
                                                                              -------------    -------------
        Total                                                                 $     140,000    $  (1,332,000)
                                                                              =============    =============

There was no provision for income taxes for the fiscal year ended June 30, 1993.

A reconciliation between the actual income tax provision (benefit) and the amount computed by applying the federal statutory tax rate of 34% to the income
(loss) before income tax expense is as follows:


                                                            1993              1994               1995
                                                       --------------     -------------      -------------
 Income tax provision (benefit) at federal
   statutory rate                                           (34.0)%             34.0%              34.0%
 State income taxes, net of federal income
   tax effect                                                (4.6)               5.0                4.6
 Change in valuation allowance                               38.6              (44.8)                -
 Other                                                        0.0               (1.4)               (.7)
                                                       ----------         ----------         ----------

      Total                                                   0.0%              (7.2)%             37.9%
                                                       ==========         ==========         ==========

Deferred tax assets (liabilities) are comprised of the following as of June 30:

                                                                                  1994             1995
                                                                              -------------    -------------
 Net operating loss carryforwards                                             $     257,000    $     242,000
 Depreciation and amortization                                                       18,000          147,000
 Accounts receivable valuation                                                       39,000           53,000
 Medical self-insurance accrual                                                      65,000           88,000
 Start-up losses                                                                     13,000           89,000
 Prepaid expenses                                                                    (8,000)         (41,000)
 Finders fee                                                                        (23,000)          (2,000)
 Prepaid supplies                                                                      -            (180,000)
 Program contract reserves                                                           20,000            8,000
 Accrued expenses                                                                      -             (50,000)
                                                                              -------------    -------------
 Deferred tax asset                                                           $     381,000    $     354,000
                                                                              =============    =============

At June 30, 1995, the Company had net operating loss carryforwards of approximately $406,000 and $2,084,000 for federal and state income tax purposes, respectively, that expire through 2010.

13.   RELATED PARTY TRANSACTIONS:

Included in selling, general and administrative expenses for fiscal 1993, 1994 and 1995 are $137,000, $-0- and $-0-, respectively, paid to certain of the Company's shareholders in exchange for consulting services.

During fiscal 1994, the Company obtained loans from certain shareholders in the amount of $210,000 to purchase computer and data processing equipment for several facilities. These loans bore interest at the rate of 10% per annum and were paid off during fiscal 1994.

During fiscal 1995, the Company provided aftercare services to troubled youths pursuant to an informal agreement with a not-for-profit entity. The Company's president and majority shareholder is a member of the Board of Trustees of the not-for-profit entity. In connection with this informal agreement, the Company made working capital advances and extended a $100,000 operating line of credit to the not-for-profit entity. The line of credit bears interest at 10% and requires payment in full of all unpaid principal plus accrued interest thereon on or before June 30, 1996. Revenues earned in connection with this informal agreement totaled $57,000 for fiscal 1995. Unpaid working capital and line of credit advances totaled $196,000 as of June 30, 1995 and are included in accounts receivable in the accompanying consolidated balance sheets.

14.   ACQUISITIONS:

Forest Ridge Community Youth Services

Effective February 1, 1993, the Company purchased the assets of a sole proprietorship which operated under the trade name Forest Ridge Community Youth Services (Forest Ridge). Forest Ridge is a provider of juvenile residential and emergency shelter rehabilitative services in Estherville, Iowa. The Company purchased substantially all of the assets of Forest Ridge for $77,500 in cash, 33,334 shares of the Company's common stock and two notes payable with a net present value of $1,590,000 (see Note 4). The purchase method of accounting was used to record the transaction.

The fair market values assigned to the purchased assets are as follows:

 Land                                                                         $     102,000
 Equipment                                                                          134,000
 Buildings                                                                        1,231,000
 Vehicles                                                                            83,000
 Non-compete agreement                                                              100,000
 Goodwill                                                                           117,000
                                                                              -------------

                                                                              $   1,767,000
                                                                              =============

In connection with this purchase, the sellers signed a covenant not to compete for a period of three years from the date of the transaction closing (see Note 1 for amortization policy).

Prestige Developments, Inc.

Effective November 1, 1993, the Company purchased substantially all of the assets of Prestige Developments Inc., (Prestige), a South Dakota company. Prestige manages two juvenile rehabilitative residential treatment facilities pursuant to a management contract with an unaffiliated not-for-profit entity. The Company purchased the assets for $900,000 in cash, a note payable in the amount of $3,825,000, payment of a corporate built-in gains tax of $70,000 and a mortgage assumption in the amount of $135,000. Acquisition costs in the amount of $113,000 were incurred in connection with the purchase. The purchase method of accounting was used to record the transaction.

The fair market values assigned to the purchased assets are as follows:

 Land                                                                         $     189,000
 Building                                                                           851,000
 Equipment                                                                          200,000
 Non-compete agreement                                                              100,000
 Goodwill                                                                         3,703,000
                                                                              -------------
                                                                              $   5,043,000
                                                                              =============

In connection with this purchase, the sellers signed a covenant not to compete in the state of South Dakota for a period of five years from the closing date of the transaction (see Note 1 for amortization policy).

Western Youth, Inc.

Effective January 1, 1994, the Company purchased all of the issued and outstanding stock of Western Youth, Inc. (Western Youth), a Utah company. Western Youth operates foster care and group home treatment programs in the Utah cities of Salt Lake City, Clearfield and Orem. The Company purchased the stock for $50,000 in cash and $300,000 in notes payable to the former stockholders.

Goodwill in the amount of $300,000 arose through this purchase transaction and was based upon the excess of purchase price over the fair market value of assets acquired (see Note 1 for amortization policy).

Parc Place, Limited Partnership

Effective August 1, 1994, the Company purchased certain assets of Parc Place, Limited Partnership (Parc Place), an Arizona limited partnership, for $843,000 in cash and the assumption of liabilities and notes payable in the amount of $80,000. The Company also incurred acquisition related costs of approximately $334,000. Parc Place is a provider of residential and day treatment services for adolescents, with a focus on chemical dependency and dual diagnosis cases.

The fair market values assigned to the purchased assets are as follows:

 Leasehold improvements                                                           $       3,000
 Office furniture and equipment                                                         120,000
 Vehicles                                                                                19,000
 Prepaid expenses and supplies                                                           30,000
 Goodwill                                                                             1,085,000
                                                                                  -------------
                                                                                  $   1,257,000
                                                                                  =============

Promise House, Inc.

Effective October 1, 1994, the Company purchased all of the issued and outstanding stock of Promise House, Inc. (Promise House), an Arizona company. Promise House operates group home treatment programs in Arizona. The Company purchased the stock for $607,000 in cash and the assumption of $79,000 in liabilities.

Goodwill in the amount of $582,000 arose through this purchase transaction and was based upon the excess of purchase price over the fair market value of assets acquired (see Note 1 for amortization policy).

In connection with this purchase, the sellers signed a covenant not to compete in the defined geographical area for a period of three years from the closing date of the transaction (see Note 1 for amortization policy).

Developmental Behavioral Consultants, Inc.

Effective June 1, 1995, the Company purchased all of the issued and outstanding stock of Developmental Behavioral Consultants, Inc. (DBC), an Arizona company. DBC operates residential group home treatment programs in Arizona. The Company purchased the stock for $100,000 in cash, notes payable with a net present value of $833,000 (see Notes 3 and 4) and the assumption of $405,000 in liabilities.

The fair market values assigned to the purchased assets are as follows:

 Cash                                                                             $     233,000
 Accounts receivable                                                                    389,000
 Prepaid expenses and supplies                                                           59,000
 Fixed assets                                                                           123,000
 Goodwill                                                                               534,000
                                                                                  -------------
                                                                                  $   1,338,000
                                                                                  =============

15.   SIGNIFICANT CONTRACT:

In May 1993, the Company was awarded a five-year contract with the State of Maryland to operate the Charles H. Hickey, Jr. School, a 312-bed residential treatment facility located in Baltimore County, Maryland. The terms of the contract call for payments to the Company of $48,675,000 (excluding certain potential incentive and penalty fees) during the first three years of the contract. Payments in the fourth and fifth years will be based upon the previous year adjusted for inflation. The contract commenced July 1, 1993; however, as of June 30, 1993, revenues and expenses of $489,000 related to reimbursable transition costs were recognized.

16.   REVENUES AND EXPENSES:

Approximately 99% of the Company's revenues for each of the three years ended June 30, 1995, relate to amounts earned from state and local governmental agency and local not-for-profit entity contracts the Company has entered into to manage and operate programs that provide rehabilitative services to troubled youths.

The Company earned revenues of 48%, 72% and 76% from state and local governments and 51%, 27% and 23% from local not-for-profit entities for the years ended June 30, 1993, 1994 and 1995, respectively.

Salaries and related benefits represented 67%, 67% and 64% of operating expenses for the years ended June 30, 1993, 1994 and 1995, respectively.

17.   PRO FORMA INFORMATION (UNAUDITED):

Assuming the acquisitions of Prestige, Western Youth, Parc Place and Desert Hills had been consummated at the beginning of fiscal year 1993, the unaudited pro forma consolidated results of operations would have been as follows for the years ended June 30, 1993, 1994 and 1995 (see Notes 14 and 19). Such information reflects adjustments, net of tax effects, to reflect changes in depreciation, lease and interest expense, goodwill amortization, salaries of limited partners (as positions were eliminated subsequent to the acquisition) and the elimination of intercompany fees.

                                                             1993             1994             1995
                                                         -------------    -------------    -------------
 Revenues                                                $  22,692,000    $  46,771,000    $  57,616,000
 Net (loss) income                                          (1,916,000)       2,233,000        1,719,000
 Net (loss) income per share                                      (.23)             .31              .21
 Weighted average common and common
    equivalent shares outstanding                            8,221,203        7,093,510        8,264,320

The pro forma information presented above may not be indicative of the results of operations which actually would have occurred if the transactions had taken place as of the beginning of fiscal year 1993. The weighted average common and common equivalent shares have been adjusted to give effect to the issuance of the common stock offered in the Company's initial public offering (see Note
18).

Assuming the acquisition of Desert Hills had been consummated on June 30, 1995, the unaudited pro forma consolidated financial position would have been as follows. Such information reflects adjustments to record the acquisition of Desert Hills (see Note 19).


 Total current assets                                                           $  14,062,000
                                                                                =============

 Total assets                                                                   $  36,452,000
                                                                                =============

 Total current liabilities                                                      $   8,192,000
                                                                                =============

 Total liabilities                                                              $  18,784,000
                                                                                =============

 Total shareholders' equity                                                     $  17,668,000
                                                                                =============

 Total liabilities and shareholders' equity                                     $  36,452,000
                                                                                =============

18.   INITIAL PUBLIC OFFERING:

On February 3, 1994, the Company sold 1,300,000 shares of common stock at $10.00 per share pursuant to its Registration Statement filed on Form SB-2 with the Securities and Exchange Commission. The net proceeds to the Company from this offering were used to reduce long-term indebtedness, borrowings under the lines of credit and other short-term borrowings, to fund the acquisitions of Prestige and Western Youth, to fund capital expenditures and provide working capital. The costs associated with the registration and sale of the common stock were recorded as a reduction of additional paid-in capital.

19.   SUBSEQUENT EVENTS:

Effective at the close of business on June 30, 1995, the Company purchased certain of the assets of Desert Hills Center for Youth and Families of New Mexico, Inc. (Desert Hills), a New Mexico corporation and a wholly owned subsidiary of Introspect Healthcare Corporation (Introspect), an Arizona corporation. Desert Hills is a provider of services to behaviorally disturbed and at-risk adolescents at two adjacent facilities in Albuquerque, New Mexico. The Company purchased the assets for $2,629,000 in cash and the assumption of $4,515,000 in liabilities. In connection with this acquisition, the Company transferred $2,543,000 into an escrow account as of June 30, 1995. Acquisition costs of $258,000 were incurred in connection with the purchase. The purchase method of accounting was used to record the transaction.

The fair market values assigned to the purchased assets are as follows:

 Cash                                                                             $       1,000
 Property, equipment and improvements                                                 5,314,000
 Prepaid expenses and supplies                                                           10,000
 Goodwill                                                                             2,077,000
                                                                                  -------------

                                                                                  $   7,402,000
                                                                                  =============

Effective at the close of business on June 30, 1995, the Company entered into an Option Agreement whereby the Company has acquired the option to purchase all of the issued and outstanding capital stock of Introspect, a wholly-owned subsidiary of Diversification Association, Inc. (DAI), an Arizona corporation, for a period of five years. The Option Agreement provides for a purchase price of $4,100,000 in cash, $3,825,000 in the Company's common stock and the assumption of up to $1,500,000 in liabilities. The purchase price is subject to reduction based on a number of factors as defined in the Option Agreement. Pursuant to the terms of the Option Agreement, prior to the Company's exercise of the option, DAI will contribute to the capital of Introspect, all of the outstanding capital stock of Desert Hills Center for Youth and Families of Hawaii, Inc. (Desert Hills - HI), a Hawaii corporation and Desert Hills Center for Youth and Families of Nevada, Inc. (Desert Hills - NV), a Nevada corporation. The Company paid $350,000 in cash as consideration for the option. The Company incurred $100,000 in additional costs related to the Option Agreement as of June 30, 1995.

Introspect is a provider of services to behaviorally disturbed and at-risk children and adolescents. Desert Hills - NV operates a community mental health center for behaviorally disturbed and at-risk adolescents. Desert Hills - HI currently is not operational.

Simultaneous with the Option Agreement, the Company entered into a Management Agreement effective at the close of business on June 30, 1995, pursuant to which the Company will manage the business of Introspect, Desert Hills - HI and Desert Hills - NV for a period of five years. The Management Agreement provides that the Company will receive a management fee of $600,000 for management services provided during the period January 1, 1995 through June 30, 1995. This amount is included in consulting services and other in the accompanying consolidated statements of operations. The Company will receive a management fee, as defined in the Management Agreement, for services provided during the term of the Management Agreement. The Option Agreement provides that in the event the Management Agreement is terminated prior to its expiration and the option under the Option Agreement is not exercised within 120 days of the termination of the Management Agreement, the Company is required to pay a penalty which decreases as time passes from $500,000 if the Management Agreement is terminated after June 30,

1995, and prior to December 31, 1995 to $100,000 at the expiration of the Management Agreement if the option is not exercised. The Company has incurred $332,000 in costs related to the Management Agreement as of June 30, 1995.

The Company entered into a $1,000,000 discretionary line of credit agreement with Introspect under which the Company, at its sole discretion, may extend credit to Introspect for a term that corresponds to the Option Agreement. Credit extended under this line of credit will bear interest at prime plus 2%. No advances had been made under this line of credit as of June 30, 1995.

                      YOUTH SERVICES INTERNATIONAL, INC
                               AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
      AS OF AND FOR THE NINE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996

               YOUTH SERVICES INTERNATIONAL, INC AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                        (in 000's except per share data)




                                           Three Months Ended      Nine Months Ended
                                              March 31,                 March 31,
                                         ---------------------    -------------------
                                            1996        1995       1996        1995
                                         ---------     -------    -------     -------
REVENUES                                 $  21,552     $13,818    $61,276     $37,416
                                         ---------     -------    -------     -------

OPERATING EXPENSES
   Program                                  17,809      11,449     51,009      30,987
   Amortization of goodwill                    271         159        749         434
   Program preopening and start-up cost         28           -         58         716
   Selling, general and administrative       1,246       1,036      4,046       2,982
                                         ---------     -------    -------     -------
                                            19,354      12,644     55,862      35,119
                                         ---------     -------    -------     -------
       Income from operations                2,198       1,174      5,414       2,297

OTHER INCOME (EXPENSE)
   Interest expense                           (691)        (72)    (1,335)       (162)
   Other                                       254          18         33         (18)
                                         ---------     -------    -------     -------
                                              (437)        (54)    (1,302)       (180)
                                         ---------     -------    -------     -------

INCOME BEFORE INCOME TAXES                   1,761       1,120      4,112       2,117

PROVISION FOR INCOME TAXES                     657         444      1,603         798
                                         ---------     -------    -------     -------

NET INCOME                               $   1,104     $   676    $ 2,509     $ 1,319
                                         =========     =======    =======     =======

EARNINGS PER COMMON AND
   COMMON EQUIVALENT SHARE               $    0.12     $  0.08    $  0.28     $  0.16
                                         =========     =======    =======     =======

WEIGHTED AVERAGE COMMON AND
   COMMON EQUIVALENT SHARES
   OUTSTANDING                               9,349       8,530      8,950       8,373
                                         =========     =======    =======     =======





  The accompanying notes are an integral part of these consolidated financial statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED BALANCE SHEETS
                                   (in 000's)

                                     ASSETS

                                                                       March 31,         June 30,
                                                                         1996              1995
                                                                       ---------         --------
CURRENT ASSETS:
    Cash & cash equivalents                                            $ 14,970          $    784
    Cash held in escrow                                                       -             2,543
    Restricted cash                                                         517               656
    Investments available for sale                                        9,811                 -
    Accounts receivable, net of allowance for doubtful
      accounts of $703 and $175, respectively                            15,136             8,804
    Tax refund receivable                                                    40                40
    Notes receivable                                                      4,273                 -
    Prepaid expenses, supplies and other                                  2,272             1,224
                                                                       ---------         --------

         Total current assets                                            47,019            14,051
                                                                       ---------         --------

PROPERTY, EQUIPMENT AND IMPROVEMENTS:
    Land                                                                    622               307
    Leasehold improvements                                                4,166             2,280
    Program equipment                                                     3,392             1,135
    Buildings                                                             6,904             2,164
    Office furniture and equipment                                        2,428             1,738
    Vehicles                                                              1,136             1,354
                                                                       ---------         --------
                                                                         18,648             8,978
    Accumulated depreciation                                             (2,713)           (1,726)
                                                                       ---------         --------

                                                                         15,935             7,252
                                                                       ---------         --------

OTHER ASSETS:
    Deposits                                                                248               204
    Other deferred charges                                                3,311               219
    Goodwill, net                                                        10,026             5,874
    Consulting agreement                                                  1,673                 -
    Non-compete agreements, net                                             303               116
    Deferred tax asset                                                      614               392
    Management fee receivable                                               450               510
    Other assets, net                                                       213               432
                                                                       ---------         --------

                                                                         16,838             7,747
                                                                       ---------         --------

         Total assets                                                  $ 79,792          $ 29,050
                                                                       =========         ========


  The accompanying notes are an integral part of these consolidated financial statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED BALANCE SHEETS
                                   (in 000's)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                        March 31,         June 30,
                                                                         1996               1995
                                                                        --------          --------
CURRENT LIABILITIES:
    Accounts payable                                                    $  1,190          $  1,927
    Accrued payroll                                                        2,092               538
    Other accrued expenses                                                 4,109             1,121
    Short-term borrowings                                                  3,250               568
    Current portion of long-term debt and
         capital lease obligations                                           796               133
    Deferred tax liability                                                    60                38
                                                                        --------          --------

         Total current liabilities                                        11,497             4,325

DEFERRED REVENUE                                                              47               102

LONG-TERM DEBT AND CAPITAL LEASE
    OBLIGATIONS, net of current portion                                    8,019             5,981

12% SUBORDINATED DEBENTURES, net of
    unamortized discount                                                     981               974
 7% CONVERTIBLE SUBORDINATED DEBENTURES                                   37,950                 -
                                                                        --------          --------

         Total liabilities                                                58,494            11,382
                                                                        --------          --------

SHAREHOLDERS' EQUITY
    Common stock, $.01 par value, 20,000,000
    authorized shares; issued and outstanding
    8,367,597 at March 31, 1996 and
    8,056,081 at June 30, 1995                                                84                81
    Additional paid-in capital                                            17,636            16,337
    Unrealized loss on investments                                          (181)                -
    Retained earnings                                                      3,759             1,250
                                                                        --------          --------

         Total shareholders' equity                                       21,298            17,668
                                                                        --------          --------

         Total liabilities and shareholders' equity                     $ 79,792          $ 29,050
                                                                        ========          ========





  The accompanying notes are an integral part of these consolidated financial statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES
               UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (in 000's)

                                                                   Nine Months Ended
                                                                         March 31,
                                                                 -----------------------
                                                                   1996            1995
                                                                 -------         -------
OPERATING ACTIVITIES:
    Net income                                                   $ 2,509         $ 1,319
    Adjustments to reconcile net income to net cash
        used in operating activities:
            Depreciation and amortization                          2,255           1,296
            Net change in operating assets and liabilities        (1,574)         (3,093)
            Loss on disposal of assets                                81               -
                                                                 -------         -------

        Net cash provided by (used in) operating activities        3,271            (478)
                                                                 -------         -------

INVESTING ACTIVITIES:
    Purchases of property, equipment and improvements, net        (7,399)         (2,931)
    Purchase of available for sale securities                    (10,112)              -
    Purchase of notes receivable                                  (4,273)              -
    Proceeds from sale of assets                                     378               -
    Other deferred charges                                        (3,269)           (324)
    Non-compete                                                     (250)              -
    Other assets                                                    (250)           (267)
    Purchase of goodwill                                          (2,171)         (1,584)
                                                                 -------         -------

        Net cash used in investing activities                    (27,346)         (5,106)
                                                                 -------         -------

FINANCING ACTIVITIES:
    Proceeds from borrowings                                       8,206           2,050
    Repayments of long-term debt and capital lease obligations    (9,197)           (168)
    Proceeds from the issuance of convertible subordinated
        debentures                                                37,950               -
    Proceeds from the issuance of common stock under
        the Employee Stock Option Plan and the Employee
        Stock Purchase Plan, net                                   1,302             220
    Other                                                              -            (109)
                                                                 -------         -------

        Net cash provided by financing activities                 38,261           1,993
                                                                 -------         -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              14,186          (3,591)

CASH AND CASH EQUIVALENTS, beginning of period                       784           3,816
                                                                 -------         -------

CASH AND CASH EQUIVALENTS, end of period                         $14,970         $   225
                                                                 =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

              YOUTH SERVICES INTERNATIONAL, INC. AND SUBSIDIARIES
               UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (in 000's)


                                                                    Nine Months Ended
                                                                         March 31,
                                                                 -----------------------
                                                                   1996            1995
                                                                 -------         -------
CHANGE IN OPERATING ASSETS AND LIABILITIES:

    Cash held in escrow                                          $ 2,543         $     -
    Restricted cash                                                  139            (125)
    Accounts receivable                                           (6,387)         (3,245)
    Tax refund receivable                                              -             126
    Prepaid expenses, supplies and other                          (1,048)           (772)
    Deferred tax asset                                              (222)            (64)
    Deposits                                                         (44)              -
    Management fee receivable                                         60               -
    Deferred tax liability                                           142               -
    Accounts payable and accrued expenses                          1,800           1,124
    Accrued payroll                                                1,443            (137)
                                                                 -------         -------

        Net change in operating assets and liabilities           $(1,574)        $(3,093)
                                                                 =======         =======


SUPPLEMENTAL DISCLOSURES:

    Noncash reduction of accounts receivable through
        application of advance payments for services             $    55         $    29
                                                                 =======         =======

    Noncash asset acquisition through notes payable,
        bank loan and mortgage assumption                        $ 9,315         $   278
                                                                 =======         =======

    Noncash unrealized loss on investments available for sale    $   302         $     -
                                                                 =======         =======

    Cash paid for interest                                       $   887         $   163
                                                                 =======         =======

    Cash paid for taxes                                          $ 1,589         $   280
                                                                 =======         =======





  The accompanying notes are an integral part of these consolidated financial statements.

                       YOUTH SERVICES INTERNATIONAL, INC.
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1.               FINANCIAL INFORMATION

                 In management's opinion, the accompanying interim unaudited consolidated financial statements include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of Youth Services International, Inc.'s (YSI's) financial position at March 31, 1996 and the results of its operations for the three months and nine months ended March 31, 1996 and 1995 and its cash flows for the nine months ended March 31, 1996 and 1995. The accompanying consolidated balance sheet at June 30, 1995 is presented herein as set forth in YSI's Annual Report on Form 10-KSB/A for the year ended June 30, 1995. These statements are presented in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in YSI's annual consolidated financial statements have been omitted from these statements, as permitted under the applicable rules and regulations. Readers of these statements should refer to the consolidated financial statements and notes thereto as of June 30, 1995 and 1994 and for the years then ended filed with the Securities and Exchange Commission on Form 10-KSB/A.

                 Operating results for the three months and nine months ended March 31, 1996 and 1995 are not necessarily indicative of the results that may be expected for a full fiscal year.

2.               SIGNIFICANT AGREEMENTS

                 In January, 1996, YSI issued 7% Convertible Subordinated Debentures due February 1, 2006, in the principal amount of $37.95 million. Interest is payable semi-annually commencing August 1, 1996. The Debentures, not callable for three years, are convertible into shares of the Company's Common Stock at a conversion price of $18.70 per share.

                 In January, 1996, YSI commenced operation of a 45 bed juvenile boot camp program in Walters, Virginia for youth who have committed crimes or are considered at risk of being adjudicated.

                 Effective March 1, 1996, YSI acquired the business and certain assets of Tampa Bay Academy, L.P. ("Tampa Bay Academy) and a management agreement contract with a related entity for approximated $4,223,000 in cash and the assumption of liabilities in the amount of $325,000. Tampa Bay Academy is primarily a residential treatment center licensed for 104 youth. In connection with this transaction , YSI entered into a lease of certain real property owned by Tampa Bay Academy, Ltd. and acquired a mortgage note on such property from the lender for approximately $3,271,000.

3.               PRO FORMA INFORMATION

                 The unaudited consolidated results of operations for the three months and nine months ended March 31, 1996 include the operating results of Desert Hills of New Mexico which was acquired as of the close of business June 30, 1995. Tampa Bay Academy was acquired effective March 1, 1996; accordingly, the unaudited consolidated results of operations for the three months and nine months ended March 31, 1996 include the operating results of Tampa Bay Academy for the one month period ended March 31, 1996. Assuming the acquisition of Desert Hills of New Mexico and Tampa Bay Academy had been consummated at the beginning of fiscal year 1995, the unaudited pro forma consolidated results of operations would have been as follows:

                                                     Three Months Ended                   Nine Months Ended
                                                   ----------------------            ---------------------------
                                                          March 31,                           March 31,
                                                   ----------------------            ---------------------------
                                                   1996              1995            1996                1995
                                                   ----              ----            ----                ----

Revenues                                           $23,101         $17,441            $67,576          $48,182
Net Income                                           1,116             792              2,593            1,842
Net Income per share                                   .12             .09                .29              .22
Weighted average common and common
equivalent shares outstanding                        9,349           8,530              8,950            8,373

                 The above information reflects adjustments, net of tax effects, to recognize additional goodwill amortization expense, interest expense, lease expense, and depreciation expense on fair market value write-up of fixed assets, as well as reflect reduced amortization expense on deferred assets not acquired.

                 The unaudited pro forma information presented above may not be indicative of the results of operations which actually would have occurred if the transaction had taken place as of the beginning of fiscal year 1995.

4.               SUBSEQUENT EVENTS

                 On April 11, 1996, the Company entered into a binding letter of intent to acquire Three Springs, Inc. Three Springs conducts outdoor adventure programs and residential treatment centers for over 500 youth. The letter of intent contemplates that the parties will enter into a definitive agreement and close the acquisition by June 30, 1996, subject to the Company's due diligence review and the acquisition qualifying as a "pooling of interests" for the Company. The letter of intent provides that YSI will acquire Three Springs, Inc. for 800,000 shares of YSI Common Stock (1,200,000 shares after giving effect to the three-for-two stock split discussed below).

                 On April 30, 1996, the Company's Board of Directors declared a three-for-two split of the Company's outstanding common stock. Shareholders will receive a stock dividend on the outstanding shares of common stock in the amount of one-half of one share of common stock for each share of common stock held by the shareholder on the record date. Cash will be paid in lieu of fractional shares based upon the price of common stock on the record date of the split. The number of shares outstanding after the split will be approximately 8,453,000 based on the number of shares of YSI common stock currently outstanding. All periods presented have been retroactively restated to give effect to this three-for-two stock split.

                        UNAUDITED FINANCIAL STATEMENTS
                          OF TAMPA BAY ACADEMY, LTD.
                                AS OF AND FOR
                   THE TWO MONTHS ENDED FEBRUARY 29, 1996.

                          The Tampa Bay Academy, Ltd.
                            UNAUDITED BALANCE SHEET
                            AS OF FEBRUARY 29, 1996


ASSETS:
Current assets
   Cash                                                                                                $118,911
   Accounts receivable, net of allowance for doubtful
           accounts of $475,000                                                                       1,740,393
   Accounts receivable other                                                                                942
   Prepaid expenses and supplies inventory                                                               95,153
                                                                                                    ------------
           Total current assets                                                                       1,955,399

Property, plant and equipment, net of accumulated depreciation
           of $1,950,280                                                                              3,382,770

Other assets                                                                                            115,553
                                                                                                    ------------

           Total assets                                                                               5,453,722
                                                                                                    ============

LIABILITIES:
Current liabilities
   Current portion of long-term debt and capital lease obligation                                       350,000
   Line of credit note payable                                                                          150,000
   Accounts payable trade                                                                               187,132
   Accounts payable other                                                                                69,027
   Accrued payroll taxes                                                                                 61,485
   Accrued salaries and wages                                                                            52,009
   Accrued employee compensated absences                                                                 86,156
   Accrued property tax                                                                                   2,000
   Accrued management fee                                                                                69,866
                                                                                                    ------------
           Total current liabilities                                                                  1,027,675

Notes payable and capital lease obligation, net of current portion                                    3,603,403
                                                                                                    ------------
           Total liabilities                                                                          4,631,078

Partners' capital                                                                                       822,644
                                                                                                    ------------

           Total liabilities and partners' capital                                                   $5,453,722
                                                                                                    ============






 The accompanying notes to unaudited financial statements are an integral part of this statement.

                          The Tampa Bay Academy, Ltd.
                       UNAUDITED STATEMENTS OF OPERATIONS
        FOR THE TWO MONTHS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



                                                       For the Two Months Ended
                                                     ----------------------------
                                                     February 29,     February 28,
                                                         1996             1995
                                                     ------------     ------------
REVENUES:
   Fees for services, net                             $1,548,882      $1,705,108
   Other income                                            1,347               0
                                                     ------------    ------------
                                                       1,550,229       1,705,108
                                                     ------------    ------------

OPERATING EXPENSES:
   Salaries, wages and benefits                          892,895         862,889
   Contracted services                                   164,068         137,345
   Supplies                                               91,732          78,029
   Utilities and telephone                                35,728          25,645
   Property taxes and insurance                           19,352          30,870
   General and administrative                             75,856          51,214
   Management fees                                       126,833         129,815
   Provision for bad debts                                38,965         155,030
   Depreciation and amortization                          55,714          61,614
                                                     ------------    ------------
                                                       1,501,143       1,532,451
                                                     ------------    ------------

   Income from operations                                 49,086         172,657
                                                     ------------    ------------

OTHER INCOME (EXPENSE):
   Interest income                                         3,404           7,143
   Interest expense                                      (54,900)        (61,938)
                                                     ------------    ------------
                                                         (51,496)        (54,795)
                                                     ------------    ------------


   Net (loss) income                                     ($2,410)       $117,862
                                                     ============    ============





 The accompanying notes to unaudited financial statements are an integral part of these statements.

                          The Tampa Bay Academy, Ltd.
                   UNAUDITED STATEMENTS OF PARTNERS' CAPITAL
 For the Year Ended December 31, 1995 and the Two Months Ended February 29, 1996


                                                       American
                                                      Residential
                                                     Centers, Inc.
                                                       (General               Limited
                                                       Partners)             Partners           Total
                                                    ---------------       -------------      --------------
Capital Account December 31, 1994                      $330,114              $829,784           $1,159,898
   Net income                                           175,586               175,587              351,173
   Distributions to partners                           (274,008)             (274,009)            (548,017)
                                                    ------------          ------------       --------------
Capital Account December 31, 1995                       231,692               731,362              963,054
   Net loss                                              (1,205)               (1,205)              (2,410)
   Distributions to partners                            (69,000)              (69,000)            (138,000)
                                                    ------------          ------------       --------------
Capital Account February 29, 1996                      $161,487              $661,157             $822,644
                                                    ============          ============       ==============



 The accompanying notes to unaudited financial statements are an integral part of these statements.

                          The Tampa Bay Academy, Ltd.
                       UNAUDITED STATEMENTS OF CASH FLOWS
        FOR THE TWO MONTHS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995


                                                       For the Two Months Ended
                                                     -----------------------------
                                                     February 29,     February 28,
                                                         1996             1995
                                                     ------------     ------------
Cash Flows Provided By Operating Activities
   Net (loss) income                                    ($2,410)       $117,862
   Adjustments to reconcile net(loss) income to
      cash provided by operating activities:
           Depreciation and amortization                 55,714          61,614
   Changes in assets and liabilities:
           Accounts receivable                           75,046         161,118
           Prepaid expenses and supplies                (16,598)         10,357
           Accounts payable                             104,872         (66,619)
           Accrued expenses                             (61,071)       (108,537)
                                                     -----------      ----------

      Net Cash Provided By Operating Activities         155,553         175,795
                                                     -----------      ----------

Cash Flows Used In Investing Activities
   Purchase of property, plant and equipment             (4,509)         (9,255)
   Addition to reserve for fixed asset replacement         (487)        (15,360)
                                                     -----------      ----------

      Net Cash Used In Investing Activities              (4,996)        (24,615)
                                                     -----------      ----------


Cash Flows Used In Financing Activities
   Principal payments of long-term debt                 (28,097)        (86,482)
   Repayment of advances from related parties           (35,877)        (32,389)
   Distributions to partners                           (138,000)              0
                                                     -----------      ----------
      Net Cash Used In Financing Activities            (201,974)       (118,871)
                                                     -----------      ----------

   Net (decrease)increase in cash                       (51,417)         32,309
                                                     -----------      ----------
   Cash, beginning of period                            170,327         843,150
                                                     -----------      ----------
   Cash, end of period                                 $118,911        $875,459
                                                     ===========      ==========





The accompanying notes to unaudited financial statements are an integral part of these statements.

                            TAMPA BAY ACADEMY, LTD.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS


1.  ORGANIZATION AND BASIS OF PRESENTATION

The Tampa Bay Academy Ltd. (TBA), located in Riverview, Florida, operates a residential psychiatric treatment facility for children and adolescents. Billings are made primarily to insurance companies, with patient's families responsible for copay and deductible amounts. A substantial amount of TBA's revenues are received from a provider contract with one medical insurance carrier which represents significant concentration of credit risk.

In the opinion of management, the accompanying interim financial statements present fairly TBA's financial position at February 29, 1996 and the results of its operations and cash flows for the two month periods ended February 28, 1995 and February 29, 1996, and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position as of February 29, 1996 and results of operations and cash flows for the two month periods ended February 28, 1995 and February 29, 1996. Theses financial statements are unaudited, and certain information and footnote disclosures normally included in TBA's annual financial statements have been omitted. Readers of these financial statements should refer to the financial statements and notes thereto as of December 31, 1995. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

2.  SUBSEQUENT EVENT

Effective March 1, 1996, TBA sold the business and certain assets of the business to Youth Services International, Inc.

                        UNAUDITED FINANCIAL STATEMENTS
                    OF AMERICAN RESIDENTIAL CENTERS, INC.
                      AS OF AND FOR THE TWO MONTHS ENDED
                              FEBRUARY 29, 1996.

                       American Residential Centers, Inc.
                      UNAUDITED CONSOLIDATED BALANCE SHEET
                            AS OF FEBRUARY 29, 1996


ASSETS:
Current assets
   Cash                                                                                          $177,171
   Accounts receivable, net of allowance for doubtful
           accounts of $475,000                                                                 1,740,393
   Accounts receivable other                                                                          942
   Prepaid expenses and supplies inventory                                                         95,153
                                                                                              ------------
           Total current assets                                                                 2,013,659

Property, plant and equipment, net of accumulated depreciation
           of $1,950,280                                                                        3,382,770

Other assets                                                                                      164,968
                                                                                              ------------

           Total assets                                                                         5,561,397
                                                                                              ============

LIABILITIES:
Current liabilities
   Current portion of long-term debt and capital lease obligation                                 350,000
   Line of credit note payable                                                                    150,000
   Accounts payable trade                                                                         196,132
   Accounts payable other                                                                          69,027
   Accrued payroll taxes                                                                           61,485
   Accrued salaries and wages                                                                      52,009
   Accrued employee compensated absences                                                           86,156
   Accrued property tax                                                                             2,000
                                                                                              ------------
           Total current liabilities                                                              966,809

Notes payable and capital lease obligation, net of current portion                              3,603,403
                                                                                              ------------

           Total liabilities                                                                    4,570,212

Fifty percent (limited partners) interest in subsidiary
   partnership capital                                                                            661,157

Stockholders' equity                                                                              330,028
                                                                                              ------------

           Total liabilities and stockholders' equity                                          $5,561,397
                                                                                              ============





 The accompanying notes to unaudited consolidated financial statements are an integral part of this statement.

                       American Residential Centers, Inc.
                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
        FOR THE TWO MONTHS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995



                                                      For the Two Months Ended
                                                   -------------------------------
                                                    February 29,      February 28,
                                                        1996              1995
                                                   --------------    -------------
REVENUES:
   Fees for services, net                           $1,548,882        $1,705,108
   Other income                                            747                 0
                                                   ------------      ------------
                                                     1,549,629         1,705,108

OPERATING EXPENSES:
   Salaries, wages and benefits                        908,636           876,532
   Contracted services                                 164,068           137,345
   Supplies                                             91,732            78,029
   Utilities and telephone                              35,949            25,841
   Property taxes and insurance                         19,352            30,870
   General and administrative                           84,856            71,082
   Provision for bad debts                              38,965           155,030
   Depreciation and amortization                        55,714            61,614
                                                   ------------      ------------
                                                     1,399,272         1,436,343
                                                   ------------      ------------

   Income from operations                              150,357           268,765
                                                   ------------      ------------

OTHER INCOME (EXPENSE):
   Interest income                                       3,527             7,143
   Interest expense                                    (54,900)          (61,938)
                                                   ------------      ------------
                                                       (51,373)          (54,795)
                                                   ------------      ------------


   Income before fifty percent interest                 98,984           213,970

FIFTY PERCENT (LIMITED PARTNERS) INTEREST IN
   PARTNERSHIP                                           1,205           (58,931)
                                                   ------------      ------------

   Net income                                         $100,189          $155,039
                                                   ============      ============





 The accompanying notes to unaudited consolidated financial statements are an integral part of these statements.

                       American Residential Centers, Inc.
      UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
 For the Year Ended December 31, 1995 and the Two Months Ended February 29, 1996



                                                                                                      Total
                                                       Common               Retained               Stockholder's
                                                        Stock               Earnings                 Equity
                                                    ----------          -------------            ---------------
Balance, December 31, 1994                             $1,000               $537,482                  $538,482
   Net income                                               0                834,367                   834,367
   Distributions to partners                                0             (1,074,010)               (1,074,010)
                                                    ----------          -------------            --------------
Balance, December 31, 1995                              1,000                297,839                   298,839
   Net income                                               0                100,189                   100,189
   Distributions to partners                                0                (69,000)                  (69,000)
                                                    ----------          -------------            --------------
Balance, February 29, 1996                             $1,000               $329,028                  $330,028
                                                    ==========          =============            ==============


 The accompanying notes to unaudited consolidated financial statements are an integral part of these statements.

                       American Residential Centers, Inc.
                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
        FOR THE TWO MONTHS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995


                                                             For the Two Months Ended
                                                          ------------------------------
                                                           February 29,     February 28,
                                                               1996                1995
                                                          -------------     ------------
Cash Flows Provided By Operating Activities
   Net income                                                $100,189          $155,039
   Fifty percent interest in partnership                       (1,205)           58,931
   Adjustments to reconcile net income to
      cash provided by operating activities:
           Depreciation and amortization                       55,714            61,614
   Changes in assets and liabilities:
           Accounts receivable                                 75,256           161,287
           Prepaid expenses                                   (16,598)           10,421
           Accounts payable                                   108,134           (95,464)
           Accrued expenses                                  (126,426)          (99,671)
                                                          ------------      ------------

      Net Cash Provided By Operating Activities               195,064           252,157
                                                          ------------      ------------

Cash Flows Used In Investing Activities
   Purchase of property, plant and equipment                   (4,509)           (9,253)
   Addition to reserve for fixed asset replacement               (487)          (15,360)
                                                          ------------      ------------

      Net Cash Used In Investing Activities                    (4,996)          (24,613)
                                                          ------------      ------------


Cash Flows Used In Financing Activities
   Principal payments of long-term debt                       (28,097)          (55,769)
   Repayment of advances from related parties                 (35,999)                0
   Distributions to stockholders                              (69,000)          (88,000)
   Distributions to limited partners                          (69,000)                0
                                                          ------------      ------------
      Net Cash Used In Financing Activities                  (202,096)         (143,769)
                                                          ------------      ------------

   Net (decrease)increase in cash                             (12,028)           83,775

   Cash, beginning of period                                  189,199           911,822
                                                          ------------      ------------

   Cash, end of period                                       $177,171          $995,597
                                                          ============      ============





 The accompanying notes to unaudited consolidated financial statements are an integral part of these statements.

                       AMERICAN RESIDENTIAL CENTERS, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1.  ORGANIZATION AND BASIS OF PRESENTATION

American Residential Centers, Inc. (ARC) provides management services to Tampa Bay Academy, located in Riverview, Florida, under a contractual arrangement. The Tampa Bay Academy operates a residential psychiatric treatment facility for children and adolescents. The Academy's billings are made primarily to insurance companies with patient's families responsible for copay and deductible amounts. A substantial amount of the Tampa Bay Academy's revenues are received from a provider contract with one medical insurance carrier which presents a significant concentration of credit risk.

In the opinion of management, the accompanying interim consolidated financial statements present fairly ARC's financial position at February 29, 1996 and the results of its operations and cash flows for the two month periods ended February 28, 1995 and February 29, 1996, and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position as of February 29, 1996 and results of operations and cash flows for the two month periods ended February 28, 1995 and February 29, 1996. Theses financial statements are unaudited, and certain information and footnote disclosures normally included in ARC's annual financial statements have been omitted. Readers of these financial statements should refer to the financial statements and notes thereto as of December 31, 1995. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

2. SUBSEQUENT EVENTS

Effective March 1, 1996, TBA sold the business and certain assets of the
business to Youth Services International, Inc.   In addition, the ARC
management agreement was sold to Youth Services International, Inc.

                       YOUTH SERVICES INTERNATIONAL, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


The following pro forma consolidated statements of income include the unaudited pro forma consolidated statements of income for the year ended June 30, 1995 and for the nine months ended March 31, 1996 (the "Pro Forma Consolidated Statements of Income"). The unaudited Pro Forma Consolidated Statements of Income are adjusted to give effect to the consummation of the acquisition of Desert Hills Center for Youth and Families of New Mexico, Inc. ("Desert Hills"), American Residential Centers, Inc. and Tampa Bay Academy, Ltd. as if such transactions had occurred on July 1, 1994.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma consolidated financial statements should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto and the financial statements and related notes of Desert Hills, American Residential
Centers, Inc. and Tampa Bay Academy, Ltd.   The unaudited pro forma
consolidated financial statements do not purport to represent what the Company's results of operations would have been had the acquisitions occurred on July 1, 1994 or to project the Company's results of operations for any future period.

              Youth Services International, Inc. and Subsidiaries
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED JUNE 30, 1995 (9)



                                                     YSI           Desert Hills      Acquisition               Post
                                                  Historical        New Mexico       Adjustments  (8)       Acquisition
                                                --------------    ---------------   ------------------    ----------------
REVENUES:
   Program                                        $52,162,000        $5,383,000               $0             $57,545,000
   Consulting services and other                      925,000             8,000                0                 933,000
                                                 -------------     -------------      -----------          --------------
                                                   53,087,000         5,391,000                0              58,478,000

OPERATING EXPENSES:
   Program                                         44,374,000         5,542,000         (190,000)(1,5)        49,726,000
   Program start-up costs                             280,000                 0                0                 280,000
   Amortization of goodwill                           583,000                 0          206,000 (1)             789,000
   Selling, general and administrative              4,097,000                 0                0               4,097,000
                                                 -------------     -------------      -----------          --------------
                                                   49,334,000         5,542,000           16,000              54,892,000

   Income (loss) from operations                    3,753,000          (151,000)         (16,000)              3,586,000

OTHER INCOME (EXPENSE):
   Interest expense                                  (268,000)         (580,000)         132,000 (4)            (716,000)
   Interest income                                     50,000                 0                0                  50,000
   Other                                              (24,000)                0                0                 (24,000)
                                                 -------------     -------------      -----------          --------------
                                                     (242,000)         (580,000)         132,000                (690,000)

FIFTY PERCENT (LIMITED PARTNERS) INTEREST                   0                 0                0                       0
                                                 -------------     -------------      -----------          --------------

   Income (loss) before income tax (expense)
     benefit                                        3,511,000          (731,000)         116,000               2,896,000

   Income tax (expense) benefit                    (1,332,000)          273,000          (41,000)(7)          (1,100,000)
                                                 -------------     -------------      -----------          --------------

   Net income (loss)                               $2,179,000         ($458,000)         $75,000              $1,796,000
                                                 =============     =============      ===========          ==============

Pro forma earnings per common and
   common equivalent share

Pro forma weighted average common and
   common equivalent shares outstanding



                                                     American
                                                    Residential
                                                   Centers, Inc.      Acquisition                  Post
                                                  (Consolidated)      Adjustments  (8)          Acquisition
                                                 ----------------   --------------            --------------
REVENUES:
   Program                                          $10,453,000                $0               $67,998,000
   Consulting services and other                              0                 0                   933,000
                                                   -------------       -----------            --------------
                                                     10,453,000                 0                68,931,000

OPERATING EXPENSES:
   Program                                            8,425,000           607,000 (1,2)          58,758,000
   Program start-up costs                                     0                 0                   280,000
   Amortization of goodwill                                   0           256,000 (1)             1,045,000
   Selling, general and administrative                        0                 0                 4,097,000
                                                   -------------       -----------            --------------
                                                      8,425,000           863,000                64,180,000

   Income (loss) from operations                      2,028,000          (863,000)                4,751,000

OTHER INCOME (EXPENSE):
   Interest expense                                    (412,000)          407,000 (4)              (721,000)
   Interest income                                       20,000           448,000 (6)               518,000
   Other                                                 18,000                 0                    (6,000)
                                                   -------------       -----------            --------------
                                                       (374,000)          855,000                  (209,000)

FIFTY PERCENT (LIMITED PARTNERS) INTEREST              (519,000)          519,000 (3)                     0
                                                   -------------       -----------            --------------

   Income (loss) before income tax (expense)
     benefit                                          1,135,000           511,000                 4,542,000

   Income tax (expense) benefit                               0          (629,000)(7)            (1,729,000)
                                                   -------------       -----------            --------------

   Net income (loss)                                 $1,135,000         ($118,000)               $2,813,000
                                                   ==============      ===========            ==============

Pro forma earnings per common and
   common equivalent share                                                                (10)        $0.34
                                                                                              ==============
Pro forma weighted average common and
   common equivalent shares outstanding                                                   (10)    8,264,321
                                                                                              ==============




  The accompanying notes to pro forma consolidated statement of income are an integral part of this pro forma statement.

              Youth Services International, Inc. and Subsidiaries
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED MARCH 31, 1996 (9)


                                                                           American
                                                                         Residential
                                                        YSI             Centers, Inc.          Acquisition               Post
                                                    Historical          (Consolidated)         Adjustments (8)        Acquisition
                                                  --------------      ------------------      -------------          --------------
REVENUES:                                           $61,276,000           $6,300,000                    0             $67,576,000
                                                  --------------        -------------          -----------           -------------

OPERATING EXPENSES:
   Program                                           51,009,000            5,525,000              420,000 (1,2)        56,954,000
   Program start-up costs                                58,000                    0                    0                  58,000
   Amortization of goodwill                             749,000                    0              171,000 (1)             920,000
   Selling, general and administrative                4,046,000               85,000                    0               4,131,000
                                                  --------------        -------------          -----------           -------------
                                                     55,862,000            5,610,000              591,000              62,063,000

   Income from operations                             5,414,000              690,000             (591,000)              5,513,000
                                                  --------------        -------------          -----------           -------------

OTHER INCOME (EXPENSE):
   Interest expense                                  (1,335,000)            (239,000)             239,000 (4)          (1,335,000)
   Interest income                                       33,000               38,000                    0                  71,000
                                                  --------------        -------------          -----------           -------------
                                                     (1,302,000)            (201,000)             239,000              (1,264,000)

FIFTY PERCENT (LIMITED PARTNERS) INTEREST                     0              (39,000)              39,000 (3)                   0
                                                  --------------        -------------          -----------           -------------

   Income before income tax expense                   4,112,000              450,000             (313,000)              4,249,000

   Income tax expense                                (1,603,000)                   0              (53,000)(7)          (1,656,000)
                                                  --------------        -------------          -----------           -------------

   Net income                                        $2,509,000             $450,000            ($366,000)             $2,593,000
                                                  ==============        =============          ===========           =============

Pro forma earnings per common and
   common equivalent share                                                                                       (10)       $0.29
                                                                                                                     =============
Pro forma weighted average common and
   common equivalent shares outstanding                                                                          (10)   8,951,346
                                                                                                                     =============

     The accompanying notes to pro forma consolidated statement of income are an integral part of this pro forma statement.

              Youth Services International, Inc. and Subsidiaries
             NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED JUNE 30, 1995 AND
                      THE NINE MONTHS ENDED MARCH 31, 1996


(1) To record depreciation and amortization expense related to the acquisitions of Desert Hills Center for Youth and Families of New Mexico, Inc. (Desert Hills), American Residential Centers, Inc. and Tampa Bay Academy, Ltd.:

                                                       June 30      March 31
                                                         1995         1996
                                                      ---------    -----------
     DESERT HILLS
     Goodwill (10 year life)                           $206,000            $0
     Depreciation expense (reduction in expense)        (58,000)            0
                                                      ----------   -----------
                                                       $148,000            $0
                                                      ==========   ===========

     AMERICAN RESIDENTIAL CENTERS, INC. AND
     TAMPA BAY ACADEMY, LTD.
     Goodwill (10 year life)                           $256,000      $171,000
     Non-compete agreement                               50,000        33,000
     Depreciation and amortization expense (reduction
       in expense)                                      (43,000)      (13,000)
                                                      ----------   -----------
                                                       $263,000      $191,000
                                                      ==========   ===========

(2)  To record lease payments for the Tampa Bay, Ltd. facilities.

(3) To reverse elimination of income allocated to 50% interest of the limited partners of Tampa Bay Academy, Ltd.

(4) To eliminate interest expense related to Desert Hills, American Residential Centers, Inc. and Tampa Bay Academy, Ltd. debt not assumed, and to record interest expense related to debt incurred in connection with the acquisitions as follows:

                                                       June 30      March 31
                                                        1995          1996
                                                     -----------   -----------
     Desert Hills interest related to debt assumed
        with an average balance of
        $1,401,000 @ 12.06%                           ($169,000)           $0
     Actual interest expense recorded                   580,000             0
                                                     -----------   -----------
             Interest on debt not assumed               411,000             0
     Additional 1/2% charged upon assumption of
        $1,401,000                                       (7,000)            0
     Acquisition related debt incurred                 (179,000)            0
     Additional interest expense on capital lease       (93,000)            0
                                                     -----------   -----------
                                                       $132,000            $0
                                                     ===========   ===========

     Tampa Bay Academy, Ltd. interest related to debt
        not assumed                                     418,000       239,000
     Interest from acquisition related debt incurred     11,000
                                                     -----------   -----------
                                                       $407,000      $239,000
                                                     ===========   ===========

(5)  To eliminate intercompany management fees.

(6) To record interest income on the note receivable related to the purchase of Tampa Bay Academy Ltd.'s mortgage note payable.

(7)  To record income tax effect of acquisition adjustments.

(8) The asset purchase agreements provide for the payment of additional consideration contingent upon achieving specified earnings levels in future periods. Given the contingent nature of the earn out, no related adjustments have been included in the accompanying consolidated pro forma financial statements.

(9) The fiscal year ended June 30, 1995 is comprised of the twelve month period July 1, 1994 through June 30, 1995. The nine month period ended March 31, 1996 is comprised of the nine month period July 1, 1995 through March 31, 1996.

(10) Share and per share amounts have been adjusted to reflect a 3-for-2 stock split effected May 24, 1996.

      No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of its agents. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such solicitation.


                               TABLE OF CONTENTS


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .    3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . .    3
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
PRICE RANGE OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . .   12
DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . . .   14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . .   15
THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP . . . . . . . . . . . . .   28
DESCRIPTION OF EXCHANGE OFFER DEBENTURES  . . . . . . . . . . . . . . . .   31
DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . .   41
SELLING SECURITY HOLDERS  . . . . . . . . . . . . . . . . . . . . . . . .   41
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . .   42
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . .  F-1




                       YOUTH SERVICES INTERNATIONAL, INC.

                          7% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2006

                                  COMMON STOCK

                              -------------------


                                   PROSPECTUS

                               ------------------

                           Dated  __________, 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses expected to be incurred in connection with the offering described in this Registration Statement. There are no underwriting discounts or commissions in connection with the offering described in this Registration Statement. All amounts are estimated except the Securities and Exchange Commission registration fee.

         Securities and Exchange Commission registration fee  . . . . . . . . . . . . . . . . . . . . . . . . .  $11,104
         Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
         Accounting fees and expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
         Transfer Agents' fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
         Printing and engraving fees and expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
         Trustee fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   *
                                                                                                                  --------

                                                                                                                 $

- ---------------
* To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Charter and Bylaws of the Company provide that, among other matters, to the fullest extent permitted by the Maryland General Corporation Law as it may be amended from time to time, current and former directors, officers, employees and agents of the Company, and those persons who serve or have served, at the Company's request, as a director, officer, partner, trustee, employee or agent of another entity or enterprise shall be indemnified against any and all liabilities and expenses incurred in connection with their services in such capacities. Other provisions of the Charter and Bylaws provide that the Company shall advance expenses to its officers and directors and other persons to the same extent it shall indemnify such persons.

      Furthermore, the Charter of the Company provides that, to the fullest extent permitted by the Maryland General Corporation Law as it may be amended from time to time, no director or officer of the Company shall be liable to the Company or its stockholders for monetary damages arising out of events occurring at the time such person is serving as a director or officer, regardless of whether such person is a director or officer at the time of a proceeding in which liability is asserted. Under current Maryland law, the effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages from a director or officer except (i) to the extent that it is proved that the director or officer actually received an improper personal benefit in money, property or services, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Charter provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission.

         The Company currently maintains director and officer liability insurance coverage for officers and directors.

ITEM 16.  EXHIBITS.

         4(a)             Articles of Incorporation of the Company, as amended (Incorporated by reference to Exhibit 3.1 to the
                          Company's Registration Statement on Form SB-2 (Reg. No. 33-71958) filed with the Commission on November
                          19, 1993, as amended.)
         4(b)             Bylaws of the Company, as amended and restated.*
         4(c)             Form of Exchange Offer Debentures.*
         4(d)             Indenture, dated ____, 1996, by and between the Company and The Chase Manhattan Bank, N.A., as trustee (the "Trustee").*
         5                Opinion of Miles & Stockbridge, A Professional Corporation.
         12               Computation of Ratio of Earnings to Fixed Charges.
         23(a)            Consents of Arthur Andersen LLP.
         23(b)            Consent of Addison, Roberts & Ludwig, P.C.
         23(c)            Consent of Bair, Rupp, Simpson & Zorger, Inc.*
         23(d)            Consent of Endorf Lurken Olson & Co.*
         23(e)            Consent of Miles & Stockbridge, A Professional Corporation (included in Exhibit 5).

         25               Form T-1, Statement and Qualification Under the Trust Indenture Act of 1939.*

- ---------------
      *   To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)     To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                          (ii)    To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii)   To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i)     The undersigned registrant hereby undertakes:

                 (1) For determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Indenture Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Indenture Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, the 26th day of July, 1996.


                                        YOUTH SERVICES INTERNATIONAL, INC.



                                        By:   /s/ W. JAMES HINDMAN
                                           ---------------------------------
                                                 W. James Hindman
                                                 Chairman of the Board and
                                                    Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




/s/ W. JAMES HINDMAN                           Chairman and Chief                    July 29, 1996
- ---------------------------                    Executive Officer
W. James Hindman                               (Principal Executive
                                               Officer)



/s/ WILLIAM P. MOONEY                          Chief Financial                       July 29, 1996
- ---------------------------                    Officer & Treasurer
William P. Mooney                              (Principal Financial
                                               Officer and Principal
                                               Accounting Officer)



/s/ HENRY D. FELTON                            Vice Chairman of the                  July 29, 1996
- ---------------------------                    Board and President,
Henry D. Felton                                Business Development
                                               Group



                                               Director                              July 29, 1996
- ---------------------------
J. Donald Black

/s/ JEFFREY D. DAVIS                           Director                              July 29, 1996
- ---------------------------
Jeffrey D. Davis


/s/ MAYER KANTER                               Director                              July 29, 1996
- ---------------------------
Mayer Kanter


                                               Director                              July 29, 1996
- ---------------------------
George M. Ferris, Jr.


                                               Director                              July 29, 1996
- ---------------------------
Cynthia K. Hindman, M.D.


                                               Director                              July 29, 1996
- ---------------------------
Miles G. Harrison, Jr., M.D.


                                               Director                              July 29, 1996
- ---------------------------
Martin V. Marshall


/s/ JACQUES T. SCHLENGER                       Director                              July 29, 1996
- ---------------------------
Jacques T. Schlenger